UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LATTICE SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement — Subject to Completion, Dated November 30, 2016

Lattice Semiconductor Corporation

[●]

To the Stockholders of Lattice Semiconductor Corporation:

You are cordially invited to attend a special meeting of stockholders, which we refer to in this proxy statement as the “Special Meeting”, of Lattice Semiconductor Corporation, a Delaware corporation, which we refer to in this proxy statement as “Lattice”, the “Company”, “we”, “us”, or “our”, to be held on [●], 2017 at 8:00 am, Pacific time, at our principal executive offices, located on the 8th floor of the US Bancorp Tower, 111 SW 5th Ave., Portland, Oregon 97204.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, as it may be amended from time to time, which we refer to in this proxy statement as the “Merger Agreement”, dated November 3, 2016, among Lattice, Canyon Bridge Acquisition Company, Inc., a Delaware corporation, which we refer to in this proxy statement as “Parent”, and Canyon Bridge Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to in this proxy statement as “Merger Sub.” Upon the satisfaction or waiver of the conditions to the closing set forth in the Merger Agreement, Merger Sub will, at the closing, merge with and into Lattice, which we refer to in this proxy statement as the “Merger”, and Lattice will become a direct, wholly owned subsidiary of Parent. You will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $8.30 in cash, without interest, for each share of Lattice common stock that you own (unless you have properly exercised your appraisal rights), which represents a premium of approximately 30% to the closing price of Lattice’s common stock on November 2, 2016, the last trading day prior to the date on which Lattice entered into the Merger Agreement and the proposed Merger was publicly announced.

The Board of Directors of Lattice, which we refer to in this proxy statement as the “Board”, after considering the factors more fully described in the enclosed proxy statement, has unanimously determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Lattice and its stockholders, and adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, and “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you may have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Lattice common stock.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Stockholders Call Toll Free: (888) 750-5834

International Callers: +1 (412) 232-3651

Banks and Brokers Call Collect: (212) 750-5833

On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Darin G. Billerbeck

President and Chief Executive Officer

The accompanying proxy statement is dated [●] and, together with the enclosed form of proxy card, is first being mailed on or about [●].

Lattice Semiconductor Corporation

111 SW Fifth Ave., Ste 700

Portland, Oregon 97204

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2017

Notice is hereby given that a special meeting of stockholders, which we refer to in this proxy statement as the “Special Meeting”, of Lattice Semiconductor Corporation, a Delaware corporation, which we refer to in this proxy statement as “Lattice”, the “Company”, “we”, “us”, or “our”, will be held on [●], 2017 at 8:00 a.m., Pacific time, at our principal executive offices, located on the 8th floor of the US Bancorp Tower, 111 SW 5th Ave., Portland, Oregon 97204, for the following purposes:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), which we refer to in this proxy statement as the “Merger Agreement”, dated November 3, 2016, among Lattice, Canyon Bridge Acquisition Company, Inc., a Delaware corporation, which we refer to in this proxy statement as “Parent”, and Canyon Bridge Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to in this proxy statement as “Merger Sub.” Upon the satisfaction or waiver of the conditions to the closing set forth in the Merger Agreement, Merger Sub will, at the closing, merge with and into Lattice, which we refer to in this proxy statement as the “Merger”, and Lattice will become a direct, wholly owned subsidiary of Parent;

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

Only stockholders of record as of the close of business on January 4, 2017 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, and “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you may have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By the Order of the Board of Directors,

Darin G. Billerbeck

President and Chief Executive Officer

Dated [●]

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY TELEPHONE, ELECTRONICALLY, THROUGH THE INTERNET, OR BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone; or attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. A failure to submit a proxy or vote in person will have no effect on either (1) the proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting, or (2) the proposal to consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Stockholders Call Toll Free: (888) 750-5834

International Callers: +1 (412) 232-3651

Banks and Brokers Call Collect: (212) 750-5833

Annexes:

Annex A — Agreement and Plan of Merger

Annex B — Morgan Stanley’s Fairness Opinion

Annex C — Appraisal Rights of Stockholders

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Canyon Bridge Merger Sub, Inc. with and into Lattice Semiconductor Corporation, which we refer to in this proxy statement as the “Merger”, and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Lattice”, the “Company”, “we”, “our”, “us” and similar words refer to Lattice Semiconductor Corporation, including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Canyon Bridge Acquisition Company, Inc. as “Parent” and Canyon Bridge Merger Sub, Inc., a wholly owned subsidiary of Parent, as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated November 3, 2016, among Lattice, Parent, and Merger Sub, and as it may be amended from time to time, as the “Merger Agreement.”

Parties Involved in the Merger

Lattice Semiconductor Corporation

Lattice provides smart connectivity solutions powered by low power field-programmable gate arrays, which we refer to in this proxy statement as “FPGA”, video application-specific standard products, 60 GHz millimeter wave devices, and intellectual property products to the consumer, communications, industrial, computing, and automotive markets worldwide. Lattice’s common stock is listed on The Nasdaq Global Select Market, which we refer to in this proxy statement as “Nasdaq” under the symbol “LSCC.”

Canyon Bridge Acquisition Company, Inc.

Canyon Bridge Acquisition Company, Inc. was formed on October 24, 2016 as a general acquisition vehicle and currently operates solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the arranging of equity financing in connection with the Merger. Parent is a wholly owned subsidiary of Canyon Bridge Fund I, LP, which we refer to in this proxy statement as “Canyon Bridge”, an investment fund affiliated with Canyon Bridge Capital Partners, LLC, which we refer to in this proxy statement as “CBC Partners.” CBC Partners is a private equity firm based in Palo Alto, California that is focused on providing equity and strategic capital to enable technology companies to reach their full growth potential. CBC Partners combines a deep knowledge of the global technology industry with experience in financial markets to provide world-class investment expertise in creating and maximizing value for its investors.

Canyon Bridge Merger Sub, Inc.

Canyon Bridge Merger Sub, Inc. is a wholly owned subsidiary of Parent and was formed on October 24, 2016, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement.

Sponsor: Canyon Bridge Fund I, LP

Canyon Bridge, an affiliate of CBC Partners, is a recently established private equity buyout fund focused on technology companies. Canyon Bridge has one limited partner, a wholly owned subsidiary of China Venture Capital Fund Corporation Limited, a large Chinese investment fund, which we refer to in this proxy statement as “CVC.” Canyon Bridge has entered into an equity commitment letter, dated as of November 3, 2016, which we refer to in this proxy statement as the “Equity Commitment Letter”, with Parent, pursuant to which, subject to certain conditions, Canyon Bridge has agreed to provide or cause to be provided the equity financing necessary for Parent and Merger Sub to consummate the Merger.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will be merged with and into Lattice, and Lattice will continue as the surviving corporation as a direct, wholly owned subsidiary of Parent, which we refer to in this proxy statement as the “Surviving Corporation.” As a result of the Merger, Lattice will cease to be a publicly traded company, and each outstanding share of Lattice common stock will be canceled and converted into the right to receive $8.30 per share in cash, without interest and less any applicable withholding taxes, which we refer to in this proxy statement as the “Per Share Merger Consideration”, other than (1) any shares owned by stockholders who are entitled to and who properly exercise appraisal rights under the Delaware General Corporation Law, which we refer to in this proxy statement as the “DGCL”, and (2) shares held by Lattice as treasury stock or owned by Parent, Merger Sub or a subsidiary of Lattice, which will be canceled for no consideration.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer own any shares of the common stock of the Surviving Corporation and you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “The Merger — Appraisal Rights”).

Treatment of Stock Options and Restricted Stock Units

Stock Options

At the effective time of the Merger, which will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in that certificate of merger, which we refer to in this proxy statement as the “Effective Time”, each option to purchase shares of Lattice common stock, each of which we refer to in this proxy statement as a “Company Stock Option”, granted under any of the Company’s equity incentive plans, each of which we refer to in this proxy statement as a “Company Stock Plan”, with an exercise price per share less than $8.30, which we refer to in this proxy statement as an “In-the-Money Company Option”, that is vested (after taking into account the measurement of any corporate performance goals that are required to be measured under the terms of such Company Stock Option and any accelerated vesting that is required to occur at or prior to the Effective Time) and outstanding as of immediately prior to the Effective Time, which we refer to in this proxy statement as a “Vested Company Option”, will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (1) the number of shares of Lattice common stock subject to such Vested Company Option by (2) the amount by which $8.30 exceeds the per share exercise price of such

Vested Company Option, which cash amount will be paid as soon as administratively practicable, but not later than 10 business days following the Effective Time.

At the Effective Time, each outstanding In-the-Money Company Option that is not a Vested Company Option, which we refer to in this proxy statement as an “Unvested Company Option”, will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (1) the number of shares of Lattice common stock subject to such Unvested Company Option by (2) the amount by which $8.30 exceeds the per share exercise price of such Unvested Company Option, which cash amount will be payable in accordance with the vesting schedule applicable to such Unvested Company Option as in effect immediately prior to the Effective Time, subject to the Unvested Company Option holder’s continued service on each applicable vesting date. As such, if the holder of an Unvested Company Option experiences a termination of employment with Parent, the Surviving Corporation or a subsidiary of Parent, as applicable, after the Effective Time but prior to the date on which that Unvested Company Option becomes fully vested, the holder will forfeit his or her right to receive any unpaid cash amount in respect of that Unvested Company Option to the extent that the Unvested Company Option is forfeited upon such termination pursuant to the terms of the Unvested Company Option, unless such he or she is entitled to acceleration pursuant to terms of an agreement with Lattice.

All Company Options which are not In-the-Money Company Options and any other Company Options that are not granted under any Company Stock Plan will be canceled as of immediately prior to the Effective Time without payment of any consideration.

Restricted Stock Units

At the Effective Time, each award of restricted stock units granted under a Company Stock Plan, each of which we refer to in this proxy statement as a “Company RSU”, that is outstanding and vested (after taking into account any accelerated vesting that is required to occur at or prior to the Effective Time under the terms of such Company RSU) as of immediately prior to the Effective Time, which such vested Company RSU we refer to in this proxy statement as a “Vested RSU”, will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (1) $8.30 by (2) the number of shares that are subject to such Vested RSU, which cash amount will become payable in accordance with the delivery schedule applicable to such Vested RSU as in effect immediately prior to the Effective Time.

At the Effective Time, each Company RSU that is outstanding and unvested (after taking into account any accelerated vesting that is required to occur at or prior to the Effective Time under the terms of such Company RSUs) as of immediately prior to the Effective Time, which such unvested Company RSU we refer to in this proxy statement as an “Unvested RSU”, will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (1) $8.30 by (2) the number of shares that remain subject to such Unvested RSU, which cash amount will vest and become payable in accordance with the vesting and delivery schedule applicable to such Unvested RSU as in effect immediately prior to the Effective Time, subject to the Unvested RSU holder’s continued service on each applicable vesting date. As such, if the holder of an Unvested RSU experiences a termination of employment with Parent, the Surviving Corporation or a subsidiary of Parent, as applicable, after the Effective Time but prior to the date on which that Unvested RSU becomes fully vested, the holder will forfeit his or her right to receive any unpaid cash amount in respect of that Unvested RSU to the extent that the Unvested RSU is forfeited upon such termination pursuant to the terms of the Unvested RSU, unless such he or she is entitled to acceleration pursuant to terms of an agreement with Lattice.

Treatment of Employee Stock Purchase Plan

With respect to Lattice’s 2012 Employee Stock Purchase Plan, which we refer to in this proxy statement as the “Company ESPP”, no new offering period will commence, no Lattice employee or other person will be permitted to begin participating in the Company ESPP and no current participants will be permitted to increase elective deferrals in respect of the current offering period. The offering period in effect on November 3, 2016 will terminate no later than five days prior to the Effective Time, and amounts credited to the accounts of participants will be used to purchase shares in accordance with the terms of the Company ESPP, and such shares will be canceled and converted into the right to receive the Per Share Merger Consideration.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $1.3 billion. In connection with the Merger, Parent entered into the Equity Commitment Letter with Canyon Bridge pursuant to which Canyon Bridge has committed, subject to the satisfaction of the conditions set forth in the Equity Commitment Letter, to purchase or cause to be purchased, immediately prior to the completion of the Merger, equity interests of Parent for an aggregate purchase price equal to $1.3 billion, which will be used solely for the purpose of allowing Parent or Merger Sub to pay the aggregate Per Share Merger Consideration, satisfy all of the outstanding indebtedness of the Company or any of its subsidiaries to the extent required to be repaid in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and pay any and all fees and expenses required to be paid by Parent or Merger Sub at the completion of the Merger in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement. For more information, see the section of this proxy statement captioned “The Merger — Financing of the Merger.”

Conditions to the Closing of the Merger

The obligations of Lattice, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including (among other conditions), the following:

•	the adoption of the Merger Agreement by the requisite affirmative vote of Lattice stockholders;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this proxy statement as the “HSR Act”;

•	the expiration or termination of the applicable waiting period under the Austrian Competition Act (Wettbewerbsgesetz) and/or the Austrian Cartel Act (Kartellgesetz);

•	the clearance of the Merger by the Committee on Foreign Investment in the United States, which we refer to in this proxy statement as “CFIUS”;

•	the absence of any applicable law or order, whether preliminary, temporary or permanent, that prevents, makes illegal or prohibits the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•	the absence of any legal action brought by a governmental entity challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the ability of Parent to (1) acquire, hold or exercise full right of ownership of Lattice or its subsidiaries or (2) control the business or operations of Lattice or its subsidiaries (however, Parent has agreed to accept certain conditions that may be imposed by CFIUS as a prerequisite for its clearance of the Merger, as described in the section captioned “The Merger — Regulatory Approvals Required for the Merger — CFIUS”).

The obligation of Parent and Merger Sub to consummate the Merger is subject to the following additional conditions:

•	the accuracy of the representations and warranties of Lattice, subject to certain materiality or material adverse effect standards or certain dollar thresholds as described under the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”;

•	performance by Lattice in all material respects of its obligations under the Merger Agreement;

•	the absence of a Company Material Adverse Effect; and

•	the receipt of an officer’s certificate certifying that the foregoing conditions have been satisfied.

The obligation of Lattice to consummate the Merger is subject to the following additional conditions:

•	the accuracy of the representations and warranties of Parent and Merger Sub, subject to certain materiality standards as described under the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”;

•	performance by Parent and Merger Sub in all material respects of their respective obligations under the Merger Agreement; and

•	the receipt of an officer’s certificate certifying that the foregoing conditions have been satisfied.

Regulatory Approvals Required for the Merger

Lattice and Parent have agreed to cooperate and use reasonable best efforts to obtain all regulatory approvals required or deemed necessary to consummate the transactions contemplated by the Merger Agreement. Under the HSR Act, the Merger may not be consummated until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the earlier termination of that waiting period. If the Antitrust Division of the United States Department of Justice, which we refer to in this proxy statement as the “DOJ”, or the Federal Trade Commission, which we refer to in this proxy statement as the “FTC”, issues a Request for Additional Information and Documentary Material, which we refer to as a second request, prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless the waiting period is terminated earlier.

Further, Lattice and Parent have submitted a joint voluntary notice under the Defense Production Act of 1950, as amended, pursuant to their obligations under the Merger Agreement to seek a written notice from CFIUS clearing the Merger (which written notice is described in greater detail in the definition of “CFIUS Approval” set forth in the Merger Agreement included herein as Annex A and is referred to in this proxy statement as the “CFIUS Approval”).

The completion of the Merger is subject to the expiration or termination of the waiting period under the Austrian Competition Act (Wettbewerbsgesetz) and/or the Austrian Cartel Act (Kartellgesetz). Accordingly, Parent will notify the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde) of the proposed Merger. Unless extended or earlier terminated, the applicable waiting period will expire four weeks after the date of filing of a notification of the proposed Merger to the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde).

Recommendation of the Board of Directors

Lattice’s Board of Directors, which we refer to in this proxy statement as the “Board”, after considering various factors described under the caption “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Lattice and its stockholders, and adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board unanimously recommends that you vote “FOR” the adoption of the Merger Agreement; “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

Fairness Opinion of Morgan Stanley & Co. LLC

Lattice retained Morgan Stanley & Co. LLC, which we refer to in this proxy statement as “Morgan Stanley,” to act as its financial advisor in connection with the proposed Merger. On November 2, 2016, Morgan Stanley rendered to the Board its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the Per Share Merger Consideration to be received by the holders of Lattice shares of common stock pursuant to the Merger Agreement was fair from a financial point of view to the holders of Lattice shares of common stock. The full text of Morgan Stanley’s written opinion to the Board, dated as of November 2, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B to this proxy statement. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. We encourage you to read Morgan Stanley’s opinion and the summary of Morgan Stanley’s opinion below (in the section of this proxy statement captioned “The Merger — Fairness Opinion of Morgan Stanley & Co. LLC”) carefully and in their entirety.

Morgan Stanley’s opinion was rendered for the benefit of the Board, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of Lattice shares of common stock pursuant to the Merger Agreement as of the date of the opinion. It does not address any other aspect or implications of the Merger. The opinion was addressed to, and rendered for the benefit of, the Board and was not intended to, and does not, constitute advice or a recommendation to any holder of Lattice common shares as to how to vote at any stockholders’ meetings to be held in connection with the Merger or take any other action with respect to the Merger.

Interests of Lattice’s Directors and Executive Officers in the Merger

If the proposal to adopt the Merger Agreement is approved, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders; however, when considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger, and (3) recommending that the Merger Agreement be adopted by stockholders, the Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests generally include, among others, the rights to accelerated vesting of equity awards and potential payments and benefits in connection with a qualifying termination of employment on or following the closing date of the Merger, as described in more detail under the section of this proxy statement captioned “The Merger — Interests of Lattice’s Directors and Executive Officers in the Merger” and “Proposal 3 — Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.”

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that stockholders are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the Per Share Merger Consideration.

To exercise your appraisal rights, you must (1) deliver a written demand for appraisal to Lattice before the vote is taken on the proposal to adopt the Merger Agreement, (2) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement, and (3) continue to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

For more information, see the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Legal Proceedings Regarding the Merger

Lattice has amended its bylaws to provide that, unless Lattice consents in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty, any action arising under the DGCL or the Company’s corporate governance documents, or any action asserting a claim that is governed by the internal affairs doctrine of the State of Delaware. In the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in each case unless such court has dismissed a prior action by the same plaintiff asserting the same claims due to lack of personal jurisdiction over an indispensable party named as a defendant therein.

Alternative Acquisition Proposals

Under the Merger Agreement, from the date of the Merger Agreement until the Effective Time, Lattice has agreed not to, and to cause its affiliates and its and their respective directors, officers or other employees, or any investment banker, accountant, attorney or other advisor, agent or representative retained by any of them, whom we collectively refer to as “representatives”, not to, among other things: (1) solicit, initiate or knowingly encourage, induce or facilitate any Takeover Proposal (as defined under “The Merger Agreement — Alternative Acquisition Proposals”) or any inquiry, proposal or request for information that may reasonably be expected to lead to a Takeover Proposal; (2) participate in discussions or negotiations with, furnish to any information to, or cooperate in any way with, any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with respect to any Takeover Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to a Takeover Proposal; (3) agree to, approve, endorse, recommend or consummate any Takeover Proposal or enter into any letter of intent, memorandum of understanding, agreement in principle or similar document contemplating any Takeover Proposal; (4) take any action to make the provisions of any state takeover statute or similar law, or any anti-takeover provision in the Lattice charter, inapplicable to any transactions contemplated by any Takeover Proposal; (5) grant any waiver, amendment or release under any standstill or similar agreement; (6) enter into any contract that would restrict Lattice’s ability to comply with the foregoing obligations, which are more fully described in the section of this proxy statement captioned “The Merger Agreement — Alternative Acquisition Proposals”; or (7) resolve or agree to do any of the foregoing.

Notwithstanding these restrictions, under certain circumstances following our receipt of a bona fide, written and unsolicited Takeover Proposal, and prior to the adoption of the Merger Agreement by Lattice’s stockholders, Lattice may provide confidential information to, and engage or participate in discussions or negotiations with, a third party regarding a Takeover Proposal if the Board determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a Superior Proposal (as defined under “The Merger Agreement — Alternative Acquisition Proposals”) or is reasonably likely to lead to a Superior Proposal and the failure to take such action would be inconsistent with the Board of Director’s fiduciary duties under applicable law. For more information, please see the section of this proxy statement captioned “The Merger Agreement — Alternative Acquisition Proposals.”

Lattice is not entitled to terminate the Merger Agreement to enter into an agreement for a Takeover Proposal that the Board has determined is a Superior Proposal unless Lattice complies with certain procedures in the Merger Agreement, including (1) negotiating with Parent in good faith over a four business day period to make such adjustments to the terms and conditions of the Merger Agreement so that the Takeover Proposal ceases to constitute a Superior Proposal and (2) in the event such re-negotiation results in Parent’s proposal being amended such that the Takeover Proposal is no longer superior, and following such re-negotiation the Takeover Proposal is amended to once again become a Superior Proposal, negotiating with Parent in good faith over a subsequent two business day period following each subsequent amendment to the Takeover Proposal so that such Takeover Proposal, as amended, ceases to constitute a Superior Proposal. The termination of the Merger Agreement by Lattice to accept a Superior Proposal will result in the payment by Lattice of a $34,180,000 termination fee to Parent. For more information, see the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Adverse Recommendation Change.”

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of Lattice and Parent;

•	by either Lattice or Parent if:

•	the Effective Time shall not have occurred on or before August 1, 2017, which we refer to as the “outside date”, provided that in case the last to be satisfied or waived (where permissible) of the closing conditions (other than those conditions that are only capable of being satisfied at the closing) occurs within five business days of August 1, 2017, then the outside date will be extended to no later than 12:00 p.m. Pacific time on August 8, 2017 to the extent required to allow the closing to occur as described under the caption “The Merger Agreement — Closing and Effective Time”, and further provided that the right to terminate the Merger Agreement in this manner is not available to any party if the failure of the Merger to occur on or before the outside date is a result of a breach of the Merger Agreement by such party;

•	any governmental entity having competent jurisdiction, other than a governmental entity in China, shall have (1) enacted, issued, promulgated or enforced any law that makes consummation of the Merger illegal or otherwise prohibited or (2) enacted, issued, promulgated, enforced or entered any final and nonappealable order which has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

•	Lattice’s stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof;

•	by Lattice if:

•	Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not cured or reasonably capable to be cured by the outside date, provided that Lattice may not terminate the Merger Agreement in this manner if it has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied;

•	prior to the adoption of the Merger Agreement by stockholders and so long as Lattice did not breach or fail to perform in any material respect any of its obligations related to Takeover Proposals and Superior Proposals, in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement, subject to Lattice paying to Parent a termination fee of $34,180,000 substantially concurrently with the termination of the Merger Agreement; or

•	(1) the Merger was not completed when it was required to have been under the terms of the Merger Agreement even though all of the mutual conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing, and other than conditions that have not been satisfied due to an action by a governmental entity in China) and all of the conditions to Parent and Merger Sub’s obligations to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), (2) Lattice has provided Parent with an irrevocable written notice to this effect and stands ready, willing and able to consummate the Merger, and (3) Parent and Merger Sub fail to consummate the Merger within five business days of such written notice; and

•	by Parent if:

•	Lattice has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not cured or reasonably capable to be cured by the outside date, provided that Parent may not terminate the Merger Agreement in this manner if it has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied; or

•	prior to the adoption of the Merger Agreement by the stockholders, if: (1) the Board shall have effected a company board recommendation change, (2) Lattice shall have failed to include the Board’s recommendation that Lattice stockholders adopt the Merger Agreement in this proxy statement, (3) a tender or exchange offer relating to Lattice’s common stock shall have commenced and Lattice shall not have publicly recommended against such tender or exchange offer within ten business days, (4) the Board fails to publicly reconfirm its recommendation that Lattice stockholders adopt the Merger Agreement within the ten business day period following the date on which Lattice receives written request from Parent to do so following public announcement or disclosure of a Takeover Proposal, or (5) there is a willful breach of its non-solicitation obligations by Lattice or its representatives.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to the escrow arrangement. Subject to the limits specified in the Merger Agreement, termination of the Merger Agreement shall not relieve any party from any liability for fraud or willful breach, except that in no event will Parent, Merger Sub, Canyon Bridge, CVC or any of their respective affiliates and representatives have any liability for, or be required to pay, damages relating to or arising out of the Merger Agreement, the Equity Commitment Letter, any financing related to the Merger or any of the other transactions contemplated by the Merger Agreement (including for fraud or willful breach, including with respect to obtaining CFIUS Approval or otherwise), for an aggregate amount in excess of any amount then held in the escrow account established by Parent and Lattice at signing (which escrow account was funded at signing by Parent with an amount in cash equal to the $58,750,000 reverse termination fee). In addition, in no event is Lattice entitled to payment of both the reverse termination fee of $58,750,000 and specific performance. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between CBC Partners and Lattice, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Except in specified circumstances, whether or not the Merger is completed, Lattice, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Lattice will be required to pay to Parent a termination fee of $34,180,000 if the Merger Agreement is terminated under specified circumstances, and Parent will be required to pay to Lattice a reverse termination fee of $58,750,000 if the Merger Agreement is terminated under different specified circumstances. The reverse termination fee may be paid directly by Parent or out of funds which were placed into an escrow account located in the United States and held by Citibank, National Association. The escrow funds will be held and released by Citibank, National Association, as escrow agent pursuant to that certain escrow agreement, dated November 3, 2016, among Lattice, Parent and Citibank, National Association, as escrow agent.

For more information on these termination fees, see the section of this proxy statement captioned “The Merger Agreement — Termination Fees.”

Effect on Lattice if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Lattice will remain an independent public company, Lattice common stock will continue to be listed and traded on Nasdaq and registered under the Securities Exchange Act of 1934, as amended, which we refer to in this proxy statement as the “Exchange Act”, and Lattice will continue to file periodic reports with the Securities and Exchange Commission, which we refer to in this proxy statement as the “SEC.” Under specified circumstances, Lattice will be required to pay Parent a termination fee upon the termination of the Merger Agreement; and under different specified circumstances, Parent will be required to pay Lattice a reverse termination fee upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned “The Merger Agreement — Termination Fees.”

The Special Meeting

Date, Time and Place

A special meeting of stockholders of Lattice, which we refer to in this proxy statement as the “Special Meeting”, will be held on [●], 2017, at 8:00 a.m., Pacific time, at our principal executive offices, located on the 8th floor of the US Bancorp Tower, 111 SW 5th Ave., Portland, Oregon 97204.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of Lattice common stock at the close of business on January 4, 2017, which we refer to in this proxy statement as the “Record Date.” You will have one vote at the Special Meeting for each share of common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement; (2) adjourn the Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

Quorum

As of the Record Date, there were [●] shares of common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to adopt the Merger Agreement. Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Lattice’s executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting entitled to vote on the subject matter.

Share Ownership of Our Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of common stock, representing approximately [●]% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have informed us that they currently intend to vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing another proxy card with a later date and returning it prior to the Special Meeting, (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, (3) delivering a written notice of revocation to our Corporate Secretary, or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting only if you obtain a “legal proxy” from your bank, broker or other nominee.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:	The Board is furnishing this proxy statement and form of proxy card to the holders of shares of common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1.	To adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Lattice, and Lattice will become a direct, wholly owned subsidiary of Parent;

2.	To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and

3.	To approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on [●], 2017, at 8:00 a.m., Pacific time, at our principal executive offices, located on the 8th floor of the US Bancorp Tower, 111 SW 5th Ave., Portland, Oregon 97204.

Q:	Who is entitled to vote at the Special Meeting?

A:	Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:	Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on Lattice?

A:	The proposed Merger is the acquisition of Lattice by Parent. If the proposal to adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Lattice, with Lattice continuing as the Surviving Corporation. As a result of the Merger, Lattice will become a direct, wholly owned subsidiary of Parent, and Lattice common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, Lattice common stock will be deregistered under the Exchange Act, and Lattice will no longer file periodic reports with the SEC.

Q:	What will I receive if the Merger is completed?

A:	Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of Lattice common stock, you will receive $830.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:	How does the Per Share Merger Consideration compare to the unaffected market price of the common stock?

A:	The relationship of the $8.30 Per Share Merger Consideration to the trading price of Lattice common stock constituted a premium of approximately 30% to the closing price of Lattice’s common stock on November 2, 2016, the last trading day prior to the date on which Lattice entered into the Merger Agreement and publicly announced the proposed Merger.

Q:	What do I need to do now?

A:	We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the postage-paid envelope provided, or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the Special Meeting, unless you plan to seek appraisal rights. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my shares of common stock after the Record Date but before the Special Meeting?

A:	The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Lattice in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board, after considering the various factors described under the caption “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Lattice and its stockholders, and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

The Board recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?

A:	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Lattice will remain an independent public company, Lattice common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and Lattice will continue to file periodic reports with the SEC.

Under specified circumstances, Lattice will be required to pay Parent a termination fee upon the termination of the Merger Agreement; and under different specified circumstances, Parent will be required to pay Lattice a reverse termination fee upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned “The Merger Agreement — Termination Fees.”

Q:	What vote is required to adopt the Merger Agreement?

A:	The affirmative vote of the holders of a majority of the issued and outstanding shares of Lattice common stock is required to adopt the Merger Agreement.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) attend the Special Meeting and vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting and to approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger?

A:	Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

The failure of any stockholder of record to (1) submit a signed proxy card, (2) grant a proxy over the Internet or by telephone, or (3) attend the Special Meeting and vote in person by ballot at the Special Meeting will not have any effect on the adjournment proposal or the compensation proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal and the compensation proposal. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal and the compensation proposal.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger?

A:	SEC rules require Lattice to seek a non-binding, advisory vote regarding compensation that will or may become payable by Lattice to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger for purposes of this advisory vote?

A:	The compensation that will or may become payable by Lattice to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of Lattice’s named executive officers. For further detail, see the section captioned “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.”

Q:	What will happen if stockholders do not approve the compensation that will or may become payable by Lattice to its named executive officers in connection with the Merger at the Special Meeting?

A:	Approval of the compensation proposal is not a condition to completion of the Merger. The vote with respect to the compensation proposal is an advisory vote and will not be binding on Lattice or Parent. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the compensation that will or may become payable by Lattice to its named executive officers in connection with the Merger may be paid to Lattice’s named executive officers even if stockholders fail to approve the compensation proposal.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Lattice.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with Computershare Trust Company N.A., our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by accessing the Internet address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	No. Your bank, broker or other nominee is only permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement, but will have no effect on the adjournment proposal or the compensation proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting only if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Darin G. Billerbeck, our President and Chief Executive Officer, and Byron W. Milstead, our Corporate Vice President, General Counsel and Secretary, with full power of substitution, are the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q: Where can I find the voting results of the Special Meeting?

A:	If available, Lattice may announce preliminary voting results at the conclusion of the Special Meeting. Lattice intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Lattice files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:	If you are a U.S. Holder (as defined under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger”), the exchange of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. A more complete description of U.S. federal income tax consequences of the Merger is provided under the caption “The Merger — U.S. Federal Income Tax Consequences of the Merger.”

Q:	What will the holders of Company Stock Options receive in the Merger?

A:	At the Effective Time, each Vested Company Option (after taking into account the measurement of any corporate performance goals that are required to be measured under the terms thereof and any accelerated vesting that is required to occur at or prior to the Effective Time) outstanding as of immediately prior to the Effective Time will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (1) the number of shares subject to such Vested Company Option by (2) the amount by which $8.30 exceeds the per share exercise price of such Vested Company Option, which cash amount will be paid as soon as administratively practicable, but not later than ten business days, following the Effective Time.

At the Effective Time, each Unvested Company Option outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (1) the number of shares subject to such Unvested Company Option by (2) the amount by which $8.30 exceeds the per share exercise price of such Unvested Company Option, which cash amount will be payable in accordance with the vesting schedule applicable to such Unvested Company Option as in effect immediately prior to the Effective Time, subject to the Unvested Company Option holder’s continued service on each applicable vesting date.

All Company Stock Options which are not In-the-Money Company Options and any other Company Stock Options that are not granted under any Company Stock Plan shall be canceled as of immediately prior to the Effective Time without the payment of any consideration.

For further detail on the treatment of Company Stock Options, see the section captioned “The Merger Agreement — Treatment of Equity-Based Awards.”

Q:	What will the holders of Company RSUs receive in the Merger?

A:	At the Effective Time, each Vested RSU (after taking into account any accelerated vesting that is required to occur at or prior to the Effective Time under the terms thereof) outstanding as of immediately prior to the Effective Time will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (1) $8.30 by (2) the number of outstanding shares of Lattice common stock that are subject to such Vested RSU, which cash amount will become payable in accordance with the delivery schedule applicable to such Vested RSU as in effect immediately prior to the Effective Time.

At the Effective Time, each Unvested RSU (after taking into account any accelerated vesting that is required to occur at or prior to the Effective Time under the terms thereof) outstanding as of immediately prior to the Effective Time will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (1) $8.30 by (2) the number of outstanding shares of Lattice common stock that remain subject to such Unvested RSU, which cash amount will vest and become payable in accordance with the vesting and delivery schedule applicable to such Unvested RSU as in effect immediately prior to the Effective Time, subject to the Unvested RSU holder’s continued service on each applicable vesting date.

For further detail on the treatment of Company RSUs, see the section captioned “The Merger Agreement — Treatment of Equity-Based Awards.”

Q:	What will happen to the Company ESPP in the Merger?

A:	With respect to the Company ESPP, no new offering period will commence, no Lattice employee or other person will be permitted to begin participating in the Company ESPP, and no current participants will be permitted to increase elective deferrals in respect of the current offering period. The offering period in effect on November 3, 2016 will terminate no later than five days prior to the Effective Time, and amounts credited to the accounts of participants will be used to purchase shares in accordance with the terms of the Company ESPP, and such shares will be canceled and converted into the right to receive the Per Share Merger Consideration.

Q:	When do you expect the Merger to be completed?

A:	We are working toward completing the Merger as quickly as practicable and currently expect to complete the Merger in early 2017. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Am I entitled to appraisal rights under the DGCL?

A:	If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement.

Q:	Do any of Lattice’s directors or officers have interests in the Merger that may differ from those of Lattice stockholders generally?

A:

Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. In (1) evaluating and negotiating the Merger Agreement, (2) approving the Merger Agreement and the Merger, and (3) recommending that the Merger Agreement be adopted by stockholders, the Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of Lattice’s Directors and Executive Officers in the Merger.”

Our directors and executive officers have informed us that they currently intend to vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

Q:	Who can help answer my questions?

A:	If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Stockholders Call Toll Free: (888) 750-5834

International Callers: +1 (412) 232-3651

Banks and Brokers Call Collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS

Certain statements made herein, including, for example, the expected date of closing of the Merger and the potential benefits of the Merger, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. In addition, any statement that refers to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements reflect the current analysis of the management of the Company of existing information as of the date of these forward-looking statements and are subject to various risks and uncertainties, many of which are beyond our control, and are not guarantees of future results or achievements. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward-looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its businesses or operations. As a result, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the delay or termination of the Merger Agreement; the outcome or length of any legal proceedings that may be instituted related to the Merger Agreement; the inability to complete the Merger due to the failure to timely or at all obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including the receipt on a timely basis or at all of any required regulatory clearances related to the Merger, including the expiration or termination of the applicable waiting period under the HSR Act, the expiration or termination of the applicable waiting period under the Austrian Competition Act (Wettbewerbsgesetz) and/or the Austrian Cartel Act (Kartellgesetz) and the clearance of the Merger by CFIUS; the failure of Parent to obtain or provide on a timely basis or at all the necessary financing as set forth in the Equity Commitment Letter delivered pursuant to the Merger Agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; the effects of local and national economic, credit and capital market conditions on the economy in general; and the other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the SEC, as described below. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive.

Additional information concerning these and other factors that may affect our expectations and projections can be found in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and our Quarterly Reports on Form 10-Q for the quarters ended April 2, 2016, July 2, 2016 and October 1, 2016. Our SEC filings are available publicly on the SEC’s website at www.sec.gov, on the Company’s website at ir.latticesemi.com or upon request from the Company’s Investor Relations Department at lscc@globalirpartners.com. The Company can give no assurance that the conditions to the Merger will be satisfied. Except to the extent required by applicable law, we disclaim any obligation to revise or update any forward-looking statement, whether as a result of new information, future events or otherwise.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on [●], 2017, at 8:00 a.m., Pacific time, at our principal executive offices, located on the 8th floor of the US Bancorp Tower, 111 SW 5th Ave., Portland, Oregon 97204.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement; (2) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available at our principal executive offices, located at 111 SW Fifth Ave., Ste 700, Portland, Oregon 97204, during regular business hours for a period of no less than ten days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date, there were [●] shares of common stock outstanding and entitled to vote at the Special Meeting.

The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of common stock on the Record Date is required to adopt the Merger Agreement. Adoption of the Merger Agreement by Lattice stockholders is a condition to the closing of the Merger.

Approval of the proposal to adjourn the Special Meeting, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the

Special Meeting and “AGAINST” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger. However, the failure of any stockholder of record to (1) submit a signed proxy card, (2) grant a proxy over the Internet or by telephone, or (3) vote in person by ballot at the Special Meeting will not have any effect on the adjournment proposal or the compensation proposal.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on (1) the proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting or (2) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. Under applicable stock exchange rules, as each of the proposals to be voted on at the Special Meeting is considered “non-routine,” brokers do not have discretion to vote on such proposals and as such, broker non-votes will not be included in the calculation of the number of shares of the Company’s common stock represented at the Special Meeting for purposes of determining a majority.

Shares Held by Lattice’s Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] shares of common stock, representing approximately [●]% of the shares of common stock outstanding on the Record Date. Our directors and executive officers have informed us that they currently intend to vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

Voting of Proxies

If your shares are registered in your name with our transfer agent, Computershare Trust Company N.A., you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the adjournment proposal or the compensation proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting only if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board, after considering various factors described under the caption “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Lattice and its stockholders and (2) adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

Solicitation of Proxies

The expense of soliciting proxies will be borne by Lattice. Lattice has retained Innisfree M&A Incorporated , a proxy solicitation firm, which we refer to in this proxy statement as the “Proxy Solicitor”, to solicit proxies in connection with the Special Meeting at a fee of approximately $17,500 plus expenses. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by stockholders of the proposal to adopt the Merger Agreement, expiration or termination of the applicable waiting period under the HSR Act and CFIUS Approval, we anticipate that the Merger will be consummated in early 2017.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply with the procedures established by Section 262 of the DGCL. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Per Share Merger Consideration.

To exercise your appraisal rights, you must (1) deliver a written demand for appraisal to Lattice before the vote is taken on the adoption of the Merger Agreement, (2) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement, and (3) continue to hold your shares of common stock of record through the Effective Time. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. A recent amendment to Section 262 of the DGCL allows the surviving corporation to make a cash payment prior to the entry of a judgment by the Delaware Court of Chancery to holders of shares of common stock exercising appraisal rights so no interest will accrue on the prepaid amount. Interest will still accrue on the difference, if any, between the paid amount and the fair value of the shares, as determined by the Delaware Court of Chancery, and on any interest accrued before the payment, unless it was included in the payment.

Other Matters

At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of common stock will be voted in accordance with the discretion of the appointed proxy holders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [●], 2017

The proxy statement is available on the website of our transfer agent, Computershare Trust Company N.A., at www.envisionreports.com/lscc.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by writing to Lattice Semiconductor Corporation, 111 SW Fifth Ave., Ste 700, Portland, Oregon 97204, Attention: Corporate Secretary or calling our Proxy Solicitor at the number provided below. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Stockholders Call Toll Free: (888) 750-5834

International Callers: +1 (412) 232-3651

Banks and Brokers Call Collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to adopt the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page [●] of this proxy statement and “The Merger Agreement” beginning on page [●] of this proxy statement. A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of Lattice common stock voting in favor of the proposal to adopt the Merger Agreement. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement.

The affirmative vote of the holders of a majority of the issued and outstanding shares of Lattice common stock is required to approve this proposal.

The Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The affirmative vote of the holders of a majority of the shares of Lattice stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required to approve this proposal.

The Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger. For a summary of the terms and conditions of the payments described below, see the section of this proxy statement captioned “The Merger — Interests of Lattice’s Directors and Executive Officers in the Merger.”

The information set forth in the table below titled “Quantification of Potential Payments and Benefits to Named Executive Officers in Connection with the Merger,” is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the Merger. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain actions that may occur before completion of the Merger (such as the exercise of outstanding Company Stock Options and the vesting and settlement of Company RSUs after the assumed completion date of the Merger). As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. In particular, for purposes of calculating the amounts set forth in the table below, we have assumed that (1) the Merger was completed on November 25, 2016 (the latest practicable date prior to filing this proxy statement) and each named executive officer’s outstanding equity awards, base salary and target bonus amounts are calculated as of such date, (2) the employment of each of the named executive officers was terminated either by Lattice without cause or by the named executive officer for good reason immediately thereafter, and (3) each named executive officer would receive approximately the amounts set forth in the table below, based on a $8.30 per share price for each share of Lattice common stock (which is the Per Share Merger Consideration).

Quantification of Potential Payments and Benefits to

Named Executive Officers in Connection with the Merger

Name(1)	Cash(2)	Equity(3)	Perquisites/ Benefits(4)	Total
Darin G. Billerbeck	$2,000,000	$3,854,932	$25,241	$5,880,173
Max Downing	$412,500	$460,882	$25,241	$898,624
Glen Hawk	$630,000	$1,212,217	$17,956	$1,860,173
Byron W. Milstead	$524,700	$816,869	$17,956	$1,359,525

(1)	On April 1, 2016, Joseph G. Bedewi, the Company’s former Chief Financial Officer, resigned from the position of Chief Financial Officer and terminated employment with the Company. Mr. Bedewi will not receive any compensation that will or may become payable in connection with the Merger.
(2)	The amount shown represents the double-trigger cash severance payable pursuant to the terms of each named executive officer’s employment agreement with Lattice, consisting of a lump-sum cash payment equal to 2.0 (in the case of Mr. Billerbeck) or 1.0 (in the case of each named executive officer other than Mr. Billerbeck) multiplied by the sum of each named executive officer’s annual base salary and his target annual bonus amount (with no proration).
(3)	The amount shown includes the value of single-trigger accelerated vesting of Company RSUs granted under Lattice’s 2013 Incentive Plan (as amended) or Lattice’s 1996 Stock Incentive Plan (as amended) that are held by each named executive officer as of November 25, 2016 and which will be converted into the right to receive the Per Share Merger Consideration for each Company RSU upon consummation of the Merger. This amount is computed as the product obtained by multiplying (a) $8.30 by (b) the number of shares subject to such Vested RSUs.

In addition, the amount shown includes the value of performance-based In-the-Money Company Options held by the executive as of November 25, 2016 that will be converted into the right to receive the difference between Per Share Merger Consideration and the per share exercise price of each performance-based Company Stock Option upon consummation of the Merger, assuming that the target level of performance is achieved, with the resulting number of In-the-Money Company Options (as prorated based on the number of days that have elapsed from the date of grant through the Effective Time) becoming Vested Company Options as of the Effective Time. This amount is computed as the product obtained by multiplying (1) the total number of shares subject to each Vested Company Option by (2) the amount by which $8.30 exceeds the per share exercise price of such Vested Company Option. Assuming that the maximum level of performance is achieved (instead of target) and prorated based on the number of days that have elapsed from the date of grant through the Effective Time, the payout for the Performance-Based Company Options held by executive officers would increase by $385,458 for Mr. Billerbeck, $0 for Mr. Downing, $31,786 for Mr. Hawk and $79,378 for Mr. Milstead.

The amount shown includes the value of single-trigger or double-trigger accelerated vesting of Unvested Company Options held by each named executive officer as of November 25, 2016 pursuant to the terms of each named executive officer’s employment agreement with Lattice and Mr. Hawk’s letter agreement, dated November 3, 2016, with Parent and Lattice. This amount is computed as the product obtained by multiplying (1) the total number of shares subject to each Unvested Company Option by (2) the amount by which $8.30 exceeds the per share exercise price of such Unvested Company Option.

The values for Company RSUs and Company Options included in this column for each executive are as follows:

Name	Company RSUs	Company Options	Total Equity
Darin G. Billerbeck	$2,407,191	$1,447,741	$3,854,932
Max Downing	$277,494	$183,389	$460,882
Glen Hawk	$388,440	$823,777	$1,212,217
Byron W. Milstead	$542,546	$274,323	$816,869

(4)	This amount represents double-trigger benefits pursuant to the terms of each named executive officer’s employment agreement, consisting of the estimated costs of employer-paid premiums of $25,241 for Messrs. Billerbeck and Downing and $17,956 for Messrs. Hawk and Milstead to continue health benefits coverage, based on their current benefits elections, for 12 months following the termination date under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, which we refer to in this proxy statement as “COBRA.”

We are asking stockholders to indicate their approval of the various compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger. These payments are set forth in the section captioned “The Merger — Interests of Lattice’s Directors and Executive Officers in the Merger — Payments Upon Termination Following Change-in-Control” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Lattice’s overall compensation program for our named executive officers and previously have been disclosed to stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of the Board, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

Accordingly, we are seeking approval of the following resolution at the Special Meeting: “RESOLVED, that the stockholders of Lattice Semiconductor Corporation approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Lattice’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K above.

Stockholders should note that this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Lattice, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

The affirmative vote of the holders of a majority of the shares of Lattice stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required to approve this proposal.

The Board unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Lattice Semiconductor Corporation

111 SW Fifth Ave., Ste 700

Portland, Oregon 97204

Telephone: (503) 268-8000

Lattice provides smart connectivity solutions powered by low power FPGA, video ASSP, 60 GHz millimeter wave devices, and intellectual property products to the consumer, communications, industrial, computing, and automotive markets worldwide. Lattice’s common stock is listed on The Nasdaq Global Select Market, which we refer to in this proxy statement as “Nasdaq” under the symbol “LSCC.”

Canyon Bridge Acquisition Company, Inc.

Canyon Bridge Acquisition Company, Inc.

c/o Canyon Bridge Management Corp.

228 Hamilton Avenue, 3rd Floor

Palo Alto, California 94301

Telephone: (408) 456-1999

Canyon Bridge Acquisition Company, Inc. was formed on October 24, 2016 as a general acquisition vehicle and currently operates solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the arranging of equity financing in connection with the Merger. Parent is a wholly owned subsidiary of Canyon Bridge, an investment fund affiliated with CBC Partners. CBC Partners is a private equity firm based in Palo Alto, California that is focused on providing equity and strategic capital to enable technology companies to reach their full growth potential. CBC Partners combines a deep knowledge of the global technology industry with experience in financial markets to provide world-class investment expertise in creating and maximizing value for its investors.

Canyon Bridge Merger Sub, Inc.

Canyon Bridge Acquisition Company, Inc.

c/o Canyon Bridge Management Corp.

228 Hamilton Avenue, 3rd Floor

Palo Alto, California 94301

Telephone: (408) 456-1999

Canyon Bridge Merger Sub, Inc. is a wholly owned subsidiary of Parent and was formed on October 24, 2016, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the arranging of the equity financing in connection with the Merger.

Canyon Bridge Fund I, LP

Canyon Bridge Fund I, LP

c/o Canyon Bridge Management Corp.

228 Hamilton Avenue, 3rd Floor

Palo Alto, California 94301

Telephone: (408) 456-1999

Canyon Bridge, an affiliate of CBC Partners, is a recently established private equity buyout fund focused on technology companies. Canyon Bridge has one limited partner, a wholly owned subsidiary of CVC, a large Chinese investment fund. Canyon Bridge has entered into the Equity Commitment Letter with Parent, pursuant to which, subject to certain conditions, Canyon Bridge has agreed to provide or cause to be provided the equity financing necessary for Parent and Merger Sub to consummate the Merger.

The proceeds from the equity financing will be available to fund the payments contemplated by the Merger Agreement (pursuant to the terms and conditions as described further under the caption “The Merger — Financing of the Merger”).

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into Lattice, and Lattice will continue as the Surviving Corporation and as a direct, wholly owned subsidiary of Parent. As a result of the Merger, Lattice will become a direct, wholly owned subsidiary of Parent, and Lattice common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, Lattice common stock will be deregistered under the Exchange Act, and Lattice will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

Effect on Lattice if the Merger is Not Completed

If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of common stock. Instead, Lattice will remain an independent public company, Lattice common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and Lattice will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Lattice operates and risks related to adverse economic or industry conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of Lattice common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of Lattice common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the Merger is not completed, the Board will continue to evaluate and review Lattice’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that Lattice’s business, prospects or results of operation will not be adversely impacted.

In addition, Lattice will be required to pay to Parent a termination fee of $34,180,000 if the Merger Agreement is terminated under specified circumstances. For more information please see the section captioned “The Merger Agreement — Termination Fees.”

Merger Consideration

At the Effective Time, each share of Lattice’s common stock, par value $0.01 per share, that is outstanding immediately prior to such time (other than (1) shares owned by Parent, Merger Sub, the Company (including any shares held in the treasury of the Company) or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, or (2) shares held by stockholders of the Company who not have voted in favor of the Merger and who are entitled to demand and properly demand their statutory rights of appraisal in accordance with the DGCL) will be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $8.30 per share (without interest and subject to deduction for any required withholding tax).

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “The Merger — Appraisal Rights”).

Background of the Merger

The Board and senior management team regularly review Lattice’s performance, future growth prospects and overall strategic direction, and consider potential opportunities to strengthen Lattice’s businesses and enhance stockholder value. These reviews have included consideration of a variety of strategic alternatives, including continuing to pursue Lattice’s current strategy and investments, potential changes to Lattice’s current strategy and investments, and potential strategic or financing transactions with third parties. The Board and senior management team evaluate these strategic alternatives based upon what they believe will create stockholder value, further Lattice’s strategic objectives, and enhance Lattice’s ability to serve customers, and based upon consideration of the potential benefits and risks of each of these alternatives in light of, among other things, the business environment, recent semiconductor industry consolidation trends and Lattice’s performance and competitive position.

On June 15, 2015, representatives of a financial advisor to Party A, a China-based financial sponsor, contacted Abid Ahmad, a senior advisor to Lattice in connection with strategic transactions, and informed him that Party A was interested in meeting with Lattice to discuss a potential strategic transaction involving Lattice and Party A. The representatives of Party A’s financial advisor indicated that they believed Party A was a highly motivated buyer and would be prepared to offer a price that represented a very meaningful premium to Lattice’s then-current valuation. Mr. Ahmad promptly notified Darin G. Billerbeck, Lattice’s Chief Executive Officer.

On June 17, 2015, Mr. Billerbeck advised John Bourgoin, Lattice’s Chairman of the Board of Directors, of Party A’s interest, and Mr. Bourgoin agreed that Mr. Billerbeck should have an introductory meeting with Party A. Later that day, Lattice sent a proposed form of nondisclosure agreement to Party A, and Mr. Ahmad subsequently scheduled a meeting with the representatives of Party A for July 15, 2015.

On June 22, 2015, Robin Abrams, a member of Lattice’s Board, was contacted by a business acquaintance, who introduced her to a representative of Party B, another China-based financial sponsor.

On July 6, 2015, Ms. Abrams met with a representative of Party B. During the meeting, the representative of Party B indicated that Party B was very interested in pursuing a strategic transaction with Lattice, and asked to be introduced to Mr. Bourgoin. Ms. Abrams contacted Mr. Bourgoin and they scheduled a meeting with representatives of Party B for August 11, 2015.

On July 14, 2015, Lattice and Party A entered into a nondisclosure agreement. Among other things, the nondisclosure agreement imposed a nine-month standstill on Party A’s ability to acquire any Lattice common stock. However, the standstill automatically terminated upon (1) the acquisition by any person or group of, or Lattice’s entry into an agreement for any person or group to acquire, 50% or more of Lattice’s common shares, or (2) the commencement by a third party of a tender or exchange offer for 50% or more of Lattice’s common shares that the Lattice Board does not recommend that Lattice stockholders reject. We refer to this form of nondisclosure agreement as “Lattice’s Standard Form NDA.”

On July 15 and 16, 2015, Mr. Billerbeck and Mr. Ahmad had meetings with representatives of Party A and Party A’s financial advisor in Beijing, China to discuss Lattice’s business and a possible strategic transaction involving Lattice and Party A. The representatives of Party A provided Mr. Billerbeck and Mr. Ahmad with additional information regarding Party A and why they believed that a transaction with Lattice would be a good strategic fit for Party A, and indicated that Party A was highly motivated and had been willing to pay a relatively high premium in another recent transaction. Mr. Billerbeck provided the representatives of Party A with an overview of Lattice’s current business and future plans. Mr. Billerbeck later reported to Mr. Bourgoin on the discussions with Party A.

On each of July 21 and July 28, 2015, a representative of Party A’s financial advisor contacted Mr. Ahmad to reiterate Party A’s interest in continuing to discuss a potential strategic transaction with Lattice, but noted that given the recent declines in Lattice’s stock price (the closing trading price for Lattice common shares was $4.92 on July 27, 2015, while it was $6.39 on June 12, 2015, the last trading day prior to the date Party A’s financial advisor first contacted Lattice), the timing might not be appropriate to make an offer.

On August 6, 2015, the Board held a meeting and discussed Lattice’s financial performance and prospects, including recent revenue shortfalls as compared to internal forecasts, and potential cost saving measures. Mr. Billerbeck reported on the discussions with Party A and the Board discussed Party A and the potential benefits of exploring a strategic transaction with Party A. The Board instructed Mr. Billerbeck to set up a meeting with representatives of Party A to discuss further Party A’s interest in a potential strategic transaction with Lattice, which was later set for September 1, 2015.

On August 11, 2015, Ms. Abrams and Mr. Bourgoin met with the representative of Party B, and discussed Party B’s interest in pursuing a potential strategic transaction with Lattice.

On August 23, 2015, representatives of Party B contacted Mr. Bourgoin to request a follow-up meeting, and the next day, Mr. Bourgoin discussed the meeting with Party B with the other members of the Board, and the Board determined that Lattice management should be instructed to meet with Party B and explore its interest in pursuing a potential strategic transaction with Lattice.

On August 31, 2015, the Board held a meeting, with members of Lattice’s senior management in attendance. Mr. Bourgoin reported on the discussions with Party B, and the Board instructed Mr. Billerbeck to set up a meeting with representatives of Party B to discuss further Party B’s interest in a potential strategic transaction with Lattice.

During September and October 2015, representatives of Lattice senior management met separately on several occasions with representatives of Party A and Party B, including in-person meetings in Beijing, China, regarding a potential strategic transaction involving Lattice.

In furtherance of discussions with Party B, on October 23, 2015, Lattice and Party B entered into Lattice’s Standard Form NDA.

On November 4, 2015, Mr. Ahmad met with representatives of Party A and discussed Lattice’s business, growth strategies and forecasts for 2015 and 2016. Party A’s representatives indicated that Party A was now preparing to submit a non-binding indication of interest proposing a strategic transaction involving Lattice and Party A, and that Party A was seeking investors who would be willing to provide the necessary financing.

On November 5, 2015, the Board held a meeting. At this meeting, Mr. Billerbeck led a discussion of Lattice’s financial performance and prospects, including expectations for the fourth quarter of 2015 and projections for 2016 and subsequent years, product road map and key customer opportunities, potential cost cutting measures, and Lattice’s strategic position and strategic options, including the possibility of a strategic transaction. Also at this meeting, a prospective financial advisor made a presentation to the Board regarding the strategic landscape of the semiconductor industry and potential interest from buyers in China in acquiring semiconductor companies, and Mr. Billerbeck updated the Board on the discussions with Party A and Party B. Mr. Billerbeck discussed the possibility that a transaction with a China-based buyer may require approval from CFIUS and indicated that Lattice would seek a meaningful reverse termination fee payable in the event CFIUS approval was not obtained. The Board authorized Mr. Billerbeck to continue discussions with Party A and Party B.

On November 18, 2015, Mr. Ahmad met with representatives of Party B, and discussed Lattice’s business, growth strategies and views as to Lattice’s business prospects for 2015 and 2016. Party B indicated that they were seeking to put together a financing consortium and might seek to partner with another investor to submit a proposal for a potential strategic transaction involving Lattice.

On November 27, 2015, representatives of Party A contacted Mr. Ahmad to convey that Party A was continuing to seek to put together a financing consortium and that Party A might seek to partner with one or more investors to submit a proposal for a potential strategic transaction involving Lattice.

On December 2, 2015, Mr. Ahmad met with representatives of Party B to discuss Party B’s plans to submit a proposal for a potential strategic transaction involving Lattice. Party B indicated that it planned to partner with Party A to submit a proposal for a potential strategic transaction involving Lattice. While Lattice was aware that Party A and Party B had a number of significant investors in common, Lattice had not previously discussed the possibility of a joint bid with either Party A or Party B.

On December 3, 2015, the Board held a meeting, at which Mr. Billerbeck provided the Board with an update as to the status of the discussions with Party A and Party B, including the fact that Party A and Party B were now contemplating a joint bid. The Board discussed the financial resources and reputation of Party A and Party B, and encouraged management to continue discussion to see what kind of premium Party A and Party B would be prepared to offer.

On December 4, 2015, a representative of Party B contacted Mr. Ahmad to inform him that Party A and Party B were finalizing a non-binding indication of interest proposing a strategic transaction involving Lattice, Party A and Party B.

Subsequently, on each of December 5 and December 8, 2015, representatives of Party A contacted Mr. Ahmad to confirm that Party A intended to submit a proposal jointly with Party B, and that the proposal would be coming soon.

On December 8, 2015, Lattice engaged Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to in this proxy statement as “Skadden”, to serve as Lattice’s legal advisor in connection with its discussions with respect to a potential strategic transaction with Party A and Party B. Lattice later also engaged Skadden in connection with its discussions with the other parties that approached or were approached by Lattice in the period leading up to when Lattice entered into the Merger Agreement.

On December 11, 2015, Party A and Party B jointly submitted a non-binding indication of interest proposing to purchase all of Lattice’s outstanding common shares for a price between $8.00 and $8.50 per share in cash. The proposal was subject to customary due diligence review and Lattice’s agreement to negotiate with Party A and Party B on an exclusive basis until February 10, 2016 (which exclusivity period would be automatically extended by one week in the event the parties were still in active negotiations as of February 10, 2016). The Board was promptly notified of the non-binding indication of interest. Based on the closing trading price of $6.26 for Lattice common shares on the previous trading day (December 10, 2015), the proposal’s range of $8.00 to $8.50 per share implied a premium of between 28% and 36%. The proposal was set to expire at 11:59 p.m. Pacific time on December 16, 2015. Party A and Party B also provided a list of requested diligence materials.

On December 14, 2015 the Board held a meeting at which representatives of Skadden advised the Board of their fiduciary duties in connection with the offer by Party A and Party B, and the Board discussed Lattice’s financial performance, prospects, and strategy. The Board also discussed engaging a financial advisor to help the Board evaluate whether the offer by Party A and Party B merited consideration at this time.

On December 17, 2015, Mr. Ahmad communicated to representatives of Party A, Party B and Party A’s financial advisor that Lattice’s Board was still considering the proposal from Party A and Party B. The parties also discussed the proposed scope of diligence that Party A and Party B were seeking to conduct.

On December 21, 2015, the Board held a meeting, with members of Lattice senior management, representatives of Skadden, and representatives of certain potential financial advisors in attendance. At this meeting, the Board approved the creation of a Strategic Alternatives Committee, which we refer to in this proxy statement as the “SAC”, which was tasked with meeting regularly, including between regularly scheduled meetings of the Board, and evaluating strategic options for Lattice to maximize stockholder value, including evaluating the proposal from Party A and Party B and any other proposals that other parties may submit with respect to potential strategic transactions with Lattice. The SAC consisted of Robert Herb (chairman), Mark Jensen and Jeff Richardson. Also at this meeting, the Board interviewed a number of potential financial advisors and selected Morgan Stanley to serve as its financial advisor, after considering Morgan Stanley’s presentation of its qualifications, related experience, reputation and prior representations, including the existence of any potential or actual conflicts of interest. The Board directed members of Lattice senior management to continue discussions with Party A and Party B to see if they could be convinced to increase their offer.

On December 23, 2015, Lattice entered into an engagement letter with Morgan Stanley to serve as its financial advisor.

Also on December 23, 2015, members of Lattice senior management, and representatives of Morgan Stanley met with representatives of Party A, Party B and Party A’s financial advisor to discuss Lattice’s business and strategy for growth, and informed them that the Board was still considering the proposal from Party A and Party B.

On December 28, 2015, representatives of Morgan Stanley and representatives of Party A’s financial advisor discussed valuation issues and Party A’s and Party B’s offer price of $8.00 to $8.50 per share.

On December 30, 2015, the Board held a meeting, with members of Lattice senior management and representatives of Morgan Stanley in attendance. At this meeting, the Board discussed Lattice’s financial performance and prospects, including the potential upside from a recent design win with a key customer, and strategic alternatives available to Lattice to maximize stockholder value, including remaining a stand-alone company, potential third party interest in investing in or acquiring a Lattice business unit, further cost reductions, a share buyback, the status of negotiations with Party A and Party B, and how to respond to the proposal from Party A and Party B. Also, the representatives of Morgan Stanley discussed their preliminary views on valuation with the Board. The Board determined that Lattice should decline to grant Party A and Party B exclusivity, but should continue to engage with Party A and Party B and allow them to conduct due diligence to determine if a higher price was attainable. The Board also discussed with representatives of Morgan Stanley other potentially interested parties, including Party C and Party D, each of which is a U.S.-based strategic entity.

Also on December 30, 2015, representatives of Morgan Stanley and representatives of Party B discussed the non-binding indication of interest by Party A and Party B and the Board’s concerns with respect to exclusivity and valuation.

On January 4, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley in attendance. At this meeting, the SAC discussed the status of negotiations with Party A and Party B, and Party A’s and Party B’s requests for additional information regarding Lattice. In addition, the SAC met in executive session (without Mr. Billerbeck in attendance) with representatives of Skadden to further discuss the progress of negotiations with Party A and Party B.

On January 8, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley in attendance, and discussed the status of the negotiations with Party A and Party B. The SAC also met in executive session, also attended by representatives of Skadden, and discussed the negotiations with Party A and Party B.

Also on January 8, 2016, a member of Lattice senior management was introduced to a representative of the management of Party E, a China-based strategic entity. The member of Lattice senior management in turn introduced the Party E representative to Mr. Ahmad, and the parties agreed to have an initial discussion regarding a potential strategic transaction or other business relationship on January 20, 2016.

On January 11, 2016, Mr. Billerbeck, Mr. Ahmad, and representatives of Morgan Stanley met with representatives of Party A, Party B and Party A’s financial advisor. The Lattice representatives urged Party A and Party B to increase their offer based on the Board’s expectations with respect to valuation expressed in response to the prior offer from Party A and Party B, and reiterated that the Board was not willing to grant exclusivity at that time. The Lattice representatives also indicated that if an acceptable price could be negotiated, Lattice would expect a significant termination fee to be payable by Party A and Party B in the event the transaction was not completed, including if the transaction was not completed due to a failure to obtain CFIUS approval. The parties also discussed expectations with respect to timing of the transaction.

On January 12, 2016, the SAC held a meeting, also attended by Mr. Billerbeck, Mr. Ahmad and representatives of Skadden and Morgan Stanley. At this meeting, Mr. Billerbeck reported to the SAC on the results of the negotiations with Party A and Party B, including that he expected Party A and Party B would shortly be making a revised offer at a higher valuation. The SAC also discussed other parties that may be interested in pursuing a potential strategic transaction with Lattice and authorized representatives of Morgan Stanley to contact Party C and Party D to explore with each of them a potential strategic transaction with Lattice. The SAC also discussed the inquiry from Party E, and authorized management to meet with Party E and explore the nature of its interest. In addition, the SAC met in executive session to further discuss the process of negotiations with Party A and Party B, including a discussion of the timeline, risks (including with respect to deal certainty and the regulatory approval process), issues around confidentiality and the diligence process, and the identification of additional strategic and financial parties that may be interested in a strategic transaction with Lattice.

On January 13, 2016, Lattice received a revised non-binding indication of interest from Party A and Party B, which now contemplated a purchase price of $9.00 per share. In addition, the revised proposal no longer called for exclusivity. The Board was promptly notified of the revised proposal. Based on the closing trading price of $5.135 for Lattice common shares on the previous trading day (January 12, 2016), the revised proposal implied a premium of 75%.

Also on January 13, 2016, representatives of Morgan Stanley separately contacted representatives of each of Party C and Party D to inquire as to whether such parties would be interested in pursuing a potential strategic transaction involving Lattice.

On January 14, 2016, the Board held a meeting, with members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance, and discussed the status of negotiations with Party A and Party B, as well as the meeting scheduled with Party E. At this meeting, representatives of Morgan Stanley provided an update on its preliminary analysis on valuation. The Board and representatives of Morgan Stanley also discussed other parties that may be interested in pursuing a potential strategic transaction with Lattice. The Board instructed Morgan Stanley to reach out at this time to Party F, a Europe-based strategic entity, and Party G, a U.S.-based strategic entity, and to continue to engage with Party C and Party D, to determine if any of these parties would be interested in a strategic transaction involving Lattice. On the same date, Lattice provided access to the diligence materials gathered in the online data room to the representatives of Party A and Party B.

On January 15, 2016, a representative of Morgan Stanley contacted representatives of Party F to inquire as to whether Party F would be interested in pursuing a potential transaction with Lattice.

On January 16, 2016, representatives of Party A’s financial advisor contacted representatives of Morgan Stanley to discuss the revised non-binding indication of interest with Party A and Party B and a projected timeline for a transaction, and to introduce Party A’s and Party B’s legal advisors. Morgan Stanley communicated that the Board had indicated the proposed price would be acceptable, subject to agreement on the amount of the reverse termination fee that would be payable in the event the transaction were not completed due to failure to obtain CFIUS approval, and the other terms of a definitive agreement, as well as Party A and Party B’s ability to demonstrate that financing was available.

On January 18, 2016, members of Lattice senior management and representatives of Morgan Stanley met with representatives of Party A, Party B and Party A’s financial advisor in San Jose, California to discuss the diligence information requested by Party A and Party B.

On January 19, 2016, Lattice and Party C entered into Lattice’s Standard Form NDA, except that in this case the nondisclosure agreement had a 12-month standstill period.

Also on January 19, 2016, a representative of Morgan Stanley contacted a representative of Party G, to inquire as to whether Party G would be interested in pursuing a potential strategic transaction involving Lattice.

On January 20, 2016, Mr. Billerbeck and other members of Lattice senior management met with representatives of Party E and discussed Lattice’s business and whether Party E was interested in pursuing a potential strategic transaction with Lattice. Party E indicated that while it may have some interest in a joint venture or other commercial relationship, it was not sure whether a strategic transaction involving Lattice and Party E would be of interest to Party E at this time, but that it would consider that possibility.

Later that day, Mr. Billerbeck and other members of Lattice senior management and representatives of Morgan Stanley met with representatives of Party A, Party B and Party A’s financial advisor for further due diligence. At this meeting, representatives of Party A and Party B indicated that they were no longer prepared to offer $9.00 per share in connection with the proposed transaction, and that the price they would be prepared to offer was much closer to $8.00. The representatives of Party A and Party B also stated that they would need more time to secure the necessary financing for the proposed transaction and that they were not willing to pay a significant reverse termination fee in connection with a failure to obtain approval from CFIUS with respect to any potential transaction.

On January 21, 2016, a representative of Party A’s financial advisor contacted representatives of Morgan Stanley to convey that Party A and Party B did not expect to be able to meet Lattice’s price expectations, and accordingly Party A and Party B would suspend their discussions regarding a potential transaction with Lattice.

Also on January 21, 2016, representatives of Party G informed representatives of Morgan Stanley that Party G was not interested in pursuing a transaction involving Lattice due to alternate corporate priorities.

On January 22, 2016, Mr. Billerbeck and representatives of Morgan Stanley discussed with representatives of Party C and its financial advisor Lattice’s business and a potential strategic transaction involving Lattice and Party C.

Also on January 22, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance, and discussed the status of negotiations with Party A and Party B, as well as the recent meeting with Party E and the fact that Party E was unlikely to make a proposal with respect to a strategic transaction with Lattice at this time. The SAC was informed that Party G had declined to pursue a transaction with Lattice and that Party F had yet to definitively respond to Lattice’s outreach. The SAC was also informed of Party A’s and Party B’s view that their price would be closer to $8.00 per share and their rejection of a significant reverse termination fee payable in connection with a failure to obtain CFIUS approval. The SAC discussed the fact that Party A and Party B had also not been able to demonstrate that financing was available. Mr. Billerbeck and representatives of Morgan Stanley advised the SAC on discussions with other potential bidders, following which the SAC directed that Morgan Stanley cease any additional outreach to potential acquirers. Lattice subsequently terminated access by representatives of Party A and Party B to the online data room. In addition, the SAC met in executive session with representatives of Skadden in order to further discuss the exploration of other strategic alternatives, including potential divestitures or further cost reductions.

On January 23, 2016, Mr. Billerbeck informed the full Board that negotiations with Party A and Party B had been terminated by Party A and Party B.

On January 29, 2016, a representative of the financial advisor to Party H, a China-based strategic entity, contacted Mr. Ahmad and informed him that Party H was interested in discussing a potential strategic transaction involving Lattice.

On February 2, 2016, a representative of Party C informed a representative of Morgan Stanley that Party C was not interested in pursuing a transaction with Lattice.

On February 5, 2016, Party H submitted a non-binding indication of interest to purchase all of the outstanding stock of Lattice for $9.00 per share in cash, contingent upon Party H’s ability to find financing sources to help finance the proposed transaction and satisfactory completion of customary due diligence. The Board was promptly notified of the non-binding indication of interest. Based on the closing trading price of $4.72 for Lattice common shares on the previous trading day (February 4, 2016), the proposal implied a premium of 91%.

On February 6, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Morgan Stanley in attendance, and discussed Party H’s non-binding indication of interest, including a discussion of timeline, required regulatory approvals (including the fact that CFIUS approval would be required in connection with a transaction with Party H), deal certainty and whether Party H would be able to raise enough additional equity and debt financing to pursue a transaction with a company of Lattice’s size. After discussing Lattice’s stand-alone plan and strategic alternatives, the Board instructed Mr. Billerbeck and representatives of Morgan Stanley to pursue further discussions with each of Party D and Party H regarding a potential strategic transaction.

Also on February 6, 2016, Lattice and Party H entered into Lattice’s Standard Form NDA, except that in this case the nondisclosure agreement had a 12-month standstill period.

On February 9, 2016, Lattice and Party D agreed upon the terms of a nondisclosure agreement, but Party D did not return a signed nondisclosure agreement at that time.

On February 10, 2016, Mr. Billerbeck, Mr. Ahmad and representatives of Morgan Stanley met with representatives of Party H for due diligence on Lattice’s business, and discussed expectations regarding timing and Party H’s ability to obtain the equity and debt financing that would be required.

On February 11, 2016, the Board held a meeting, with members of Lattice senior management and representatives of Skadden also in attendance, and discussed the status of negotiations with Party H and Party H’s ability to obtain financing, as well as Lattice’s stand-alone prospects and its forecast for fiscal year 2017, potential divestitures or further cost reductions, and the status of Lattice’s discussions with parties that might be interested in a strategic transaction.

On February 12, 2016, representatives of Party H’s financial advisor and representatives of Morgan Stanley discussed the status of Party H’s efforts to obtain financing. Later that day, Party H submitted a revised non-binding indication of interest to purchase all of the outstanding stock of Lattice for $9.00 per share in cash. The revised proposal now contemplated a three week deadline for demonstrating progress towards obtaining committed financing and the completion of diligence. The Board was promptly notified of the revised non-binding indication of interest. Based on the closing trading price of $4.32 for Lattice common shares on the previous trading day (February 11, 2016), the proposal implied a premium of 108%. Later that day, Lattice provided access to the diligence materials gathered in the online data room to the representatives of Party H, and continued to provide additional diligence materials through the online data room to Party H and a number of proposed lenders to Party H over the following weeks.

After being contacted by a representative of Party A, on February 18, 2016, Mr. Bourgoin met with representatives of Party A, who informed him that Party A remained interested in the possibility of a transaction. However, Party A did not make any specific proposal at that time.

On February 25, 2016, representatives of Morgan Stanley discussed with representatives of Party H’s financial advisor the status of Party H’s proposal and efforts to obtain committed financing since the February 10, 2016 management meeting.

On February 26, 2016, during an unrelated meeting with a representative of Party I, a U.S.-based strategic entity, a representative of Morgan Stanley discussed Party I’s strategic plans, including companies that Party I was considering for strategic transactions. During this conversation, Party I indicated that it believed there would be limited synergy potential in a transaction with Lattice and that a potential transaction with Lattice was not likely to be a good strategic fit for Party I.

On February 29, 2016, a representative of Party D informed representatives of Morgan Stanley that Party D did not intend to proceed with discussions with Lattice.

On March 3, 2016, representatives of Morgan Stanley had a discussion with representatives of Party H’s financial advisor, in which the financial advisor informed Morgan Stanley it was no longer serving as financial advisor to Party H. Subsequently, a member of Party H’s management confirmed that it was no longer working with its previous financial advisor and that it was in the process of retaining a new financial advisor.

On March 11, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley in attendance, and discussed the status of negotiations with Party H, the communication from Party H’s former financial advisor, and the SAC’s concerns about Party H’s ability to obtain financing for a potential strategic transaction with Lattice. The SAC then discussed outreach with other potential bidders and the lack of interest from the other parties contacted.

On March 16, 2016, representatives of Morgan Stanley and representatives of Party H discussed Party H’s efforts to secure financing and how much additional time Party H would need to secure financing commitments for a transaction.

After being contacted again by a representative of Party A, on March 23, 2016, Mr. Bourgoin met a second time with a representative of Party A, who again indicated that Party A remained potentially interested in the possibility of a transaction with Lattice. Mr. Bourgoin encouraged them to submit an updated proposal if they remained interested, however Party A did not subsequently submit a further proposal.

On each of March 28 and 29, 2016, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley met with representatives of Party H for due diligence sessions to discuss Lattice’s business and technology, and to discuss Party H’s efforts to secure financing for the transaction and set deadlines for Party H to obtain financing.

On April 4, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance, and discussed the status of negotiations with Party H, including Party H’s prospects of obtaining the necessary financing, and the non-binding indications of interest from certain China-based lenders provided by Party H, and representatives of Morgan Stanley summarized the results of its outreach with other potential bidders.

On April 5, 2016, representatives of Skadden and Morgan Stanley discussed with representatives of Party H and its legal advisor potential issues with respect to a transaction with Party H, including Party H’s ability to obtain financing commitments for the funds necessary to complete a transaction, the size and triggers of termination and reverse termination fees, as well as potential alternatives to a reverse termination fee in the event of failure to obtain CFIUS approval, and a letter of credit to be established to secure Party H’s obligations.

On April 8, 2016, a representative of Lazard Frères & Co. LLC, which we refer to in this proxy statement as “Lazard”, financial advisor to China Reform Fund Management Co., Ltd., a China-based financial sponsor and affiliate of CVC, which we refer to in this proxy statement as Party J, contacted a representative of Morgan Stanley to inform them that Party J would be interested in discussing a potential strategic transaction involving Lattice.

On April 9, 2016, representatives of Skadden delivered a proposed merger agreement for the transaction with Party H to representatives of Party H’s legal advisor. Throughout April, Lattice’s and Party H’s senior management and legal advisors negotiated the terms of a proposed merger agreement.

On April 11, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance, and discussed the status of the ongoing negotiations with Party H, the status of the outreach to Party F, and the inquiry from Party J. The SAC instructed Lattice management to engage in discussions with Party J and instructed Morgan Stanley to continue its outreach to Party F.

On April 13, 2016, Tsinghua Unigroup International Co., Ltd., which we refer to in this proxy statement as “Tsinghua”, filed a Schedule 13-D disclosing that it had acquired ownership of approximately 6% of Lattice’s outstanding common stock. Lattice’s stock price increased by 18% in response to this announcement.

On April 14, 2016, representatives of Morgan Stanley discussed with representatives of Party H and a new financial advisor to Party H the status of the potential transaction, Party H’s efforts to date to secure committed financing, and Party H’s financial due diligence.

On April 15, 2016, a representative of Morgan Stanley again contacted representatives of Party F to discuss a potential transaction with Lattice.

On April 18, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance, and discussed the status of the negotiations with Party H, as well as the Schedule 13-D filed by Tsinghua. Representatives of Morgan Stanley also discussed with the SAC other potential strategic buyers.

On April 25 and 26, 2016, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley met with representatives of Party H to discuss issues relating to the merger agreement and Party H’s efforts to secure financing.

On April 26, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance, and discussed the status of key open items in the negotiations, including a discussion of reverse termination fees and regulatory approvals, the need to obtain a letter of credit, establish an escrow or otherwise secure Party H’s obligations, and the status of Party H’s diligence. The SAC discussed with Lattice management and Morgan Stanley the need for Party H to demonstrate that it can obtain the required financing for a transaction if Lattice was going to continue to engage in negotiations with Party H. Also at this meeting, representatives of Morgan Stanley provided the SAC with a summary of discussions with previously engaged potential strategic parties.

On April 27, 2016, Lattice and Party J entered into Lattice’s Standard Form NDA, except that in this case the nondisclosure agreement had a 12-month standstill period.

On April 28, 2016, the new financial advisor to Party H sent representatives of Morgan Stanley a presentation regarding potential financing sources for the transaction with Party H.

On May 2, 2016, representatives of Morgan Stanley and another new financial advisor to Party H discussed the status of ongoing negotiations. Also on May 2, 2016, based on a lack of progress on obtaining financing commitments, and in the negotiations over other key terms, including security for Party H’s obligations, representatives of Lattice informed representatives of Party H that Lattice would discontinue negotiations and the provision of additional due diligence materials to Party H, but that Morgan Stanley would continue to be available to discuss Party H’s efforts to obtain financing.

On May 3, 2016, a representative of Morgan Stanley met with a representative of Party E on an unrelated matter, and in the course of a discussion of Party E’s strategy, the representative of Party E indicated that it would now be interested in discussing a potential strategic transaction with Lattice, but that it had concerns about the need for potential CFIUS approval for such a transaction. A representative of Party E subsequently reached out to a representative of Morgan Stanley and a meeting between representatives of Lattice senior management and representatives of Party E management was set for May 18, 2016.

On May 5, 2016, Mr. Billerbeck, Mr. Ahmad, and representatives of Morgan Stanley discussed with Benjamin Chow, a representative of Party J, Lattice’s business and the possibility of a strategic transaction involving Lattice. Mr. Chow noted that, given that Party J was a private equity fund, rather than a strategic buyer, he would be seeking assurances that senior management planned to remain employed with Lattice post-transaction. Mr. Billerbeck stated that he understood Party J’s position and would discuss it with the Board and was willing to have such a discussion, but not until he and the other members of Lattice senior management were authorized to do so by the Board at the appropriate time.

On May 10, 2016, representatives of Morgan Stanley had a discussion with representatives of another new financial advisor to Party H, during which the representatives of Morgan Stanley reiterated the need for Party H to secure financing before Lattice would provide additional diligence information to Party H.

On May 12, 2016, the Board held a meeting, and Mr. Billerbeck discussed Lattice’s financial performance, strategic initiatives, and key risks and opportunities as a stand-alone company, including Lattice’s prospects for future design wins to offset declines in certain areas of its business, as well as the upcoming meetings in China with Party E, Party K and Party J.

On May 17, 2016, Lattice and Party E entered into Lattice’s Standard Form NDA, except that in this case the nondisclosure agreement had a 12-month standstill period.

On May 18, Mr. Billerbeck and another member of Lattice senior management had a meeting in Beijing, China with representatives of Party E. The representatives of Party E indicated that, while Party E was interested in pursuing a transaction with Lattice, they were not sure that Party E could offer a satisfactory price and were unwilling to entertain any form of reverse termination fee payable in the event CFIUS approval were not obtained for the transaction.

Also on May 18, 2016, Mr. Billerbeck and other members of Lattice senior management had a meeting in Beijing, China with representatives of Party K, during which the representative of Party K indicated that they were not prepared to discuss a potential transaction with Lattice.

Later on May 18, 2016, Mr. Billerbeck had a meeting in Shanghai, China with Mr. Chow to discuss Lattice’s business prospects and a potential transaction with Lattice, including any potential regulatory approvals that would be required in connection with such a transaction. Mr. Chow stated that Party J and its affiliates would not be willing to pay any reverse termination fee if any required regulatory approval for such a transaction were not obtained.

On May 20, 2016, members of Lattice senior management and representatives of Skadden had a meeting with representatives of CFIUS in Washington, D.C. to discuss the potential acquisition interest received by Lattice from parties based in China, to provide an overview of Lattice’s business, technology and operations, and to better understand potential impediments or concerns that CFIUS may raise to any potential transaction.

Also on May 20, 2016, representatives of Lazard contacted representatives of Morgan Stanley to indicate that Party J was preparing a non-binding indication of interest for a potential transaction with Lattice.

On May 23, 2016, Mr. Chow contacted Mr. Billerbeck to inform him directly that Party J was preparing a non-binding indication of interest for a potential transaction involving Lattice and Party J.

On May 26, 2016, a representative of Party F informed a representative of Morgan Stanley that Party F was not interested in pursuing a potential transaction with Lattice.

On May 27, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management, and representatives of Skadden and Morgan Stanley in attendance, and discussed the fact that representatives of Morgan Stanley had continued to work with Party H, but that Party H had not been able to demonstrate progress in obtaining financing commitments. The SAC also discussed the Schedule 13-D filed by Tsinghua, and Lattice management reported that based on their meetings in China with an affiliate of Tsinghua, they believed Tsinghua’s investment in Lattice was not based on interest in pursuing a potential strategic transaction with Lattice.

On July 7, 2016, Party J and its affiliates submitted a non-binding indication of interest, proposing to acquire all the outstanding shares of Lattice for $8.00 per share in cash, which non-binding indication of interest contemplated that Lattice and Party J would jointly approach CFIUS as part of the diligence process to better assess any potential regulatory risk. The non-binding indication of interest also stated that Party J and its affiliates had the financial resources to finance the transaction with equity without any need for third party financing. The Board was promptly notified of the non-binding indication of interest. Based on the closing trading price of $5.32 for Lattice common shares on the previous trading day (July 6, 2016), the proposal implied a premium of 50%.

On July 8, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley in attendance, and discussed the offer from Party J. Representatives of Morgan Stanley provided Morgan Stanley’s updated analysis on valuation, and the SAC discussed the absence of a termination fee payable if CFIUS approval was not obtained and the risk that CFIUS approval would not be obtained, the size of the proposed termination fee and reverse termination fee, and the fact that Party J had equity funding available to pay the entire purchase price. The SAC instructed Lattice management to permit Party J to conduct limited diligence and to negotiate with Party J to determine if Party J would offer a higher price.

On July 14, 2016, Lattice provided Party J and its affiliates and advisors with limited access to the online data room.

On each of July 19 and 20, 2016, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley met with representatives of Party J and Jones Day, legal advisor to Party J, at which meeting members of Lattice senior management provided a presentation on Lattice and the parties discussed other details of a potential strategic transaction, including the possibility of arranging a meeting among representatives of Lattice, Party J and CFIUS in order to better assess the prospects for obtaining CFIUS approval.

On July 26, 2016, Mr. Billerbeck, other members of Lattice senior management and representatives of Morgan Stanley had a meeting with Mr. Chow and representatives of Lazard. The members of Lattice senior management provided additional information on Lattice’s business and strategy. The parties also discussed Lattice’s expectations regarding valuation, with Lattice management pushing for a higher price.

On July 28, 2016, Party J and its affiliates submitted a revised non-binding indication of interest, indicating that Party J and its affiliates were interested in pursuing an all-cash transaction to acquire all the outstanding shares of Lattice for a price between $8.75 and $9.00 per share, and proposing that Lattice and Party J enter into an agreement providing for exclusivity until September 15, 2016 to incentivize Party J and its affiliates to dedicate the necessary resources to complete a transaction within a short timeframe. The Board was promptly notified of the non-binding indication of interest. Based on the closing trading price of $6.14 for Lattice common shares on the previous trading day (July 28, 2016), the proposal’s range of $8.75 to $9.00 per share implied a premium of between 43% and 47%. Over the following weeks, Lattice provided updated and further diligence material in the online data room in response to requests from Party J.

On August 1, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley in attendance, and reviewed and discussed Party J’s and its affiliates’ revised non-binding indication of interest and proposed exclusivity agreement. Following that discussion, the SAC determined to present the revised proposal to the Board at its next meeting later in the week, directed Lattice management to continue to pursue an increase in price, and authorized Lattice management to make available further due diligence materials to Party J to permit it to refine its view of price.

Also on August 1, 2016 and again on August 5, 2016, Mr. Ahmad, Mr. Chow and representatives of Lattice’s and Party J’s legal advisors discussed the CFIUS approval process, including further discussion of the possibility of jointly engaging in discussions with representatives of CFIUS with respect to a potential transaction in order to better understand CFIUS’ position with respect to a potential transaction so as to, from Lattice’s perspective, mitigate the absence of any reverse termination fee being payable if CFIUS approval was not obtained.

On August 5, 2016, the Board held a meeting. Members of Lattice senior management and representatives of Skadden and Morgan Stanley also participated in this meeting. At this meeting, the Board discussed Lattice’s stand-alone business, including Lattice’s updated internal management forecasts, and the risks associated with achieving management’s forecasts. These forecasts were the “Upside Case” that was subsequently provided to Morgan Stanley (for purposes of its valuation analysis), and a subset of which was also provided to Canyon Bridge, as described under “The Merger – Certain Prospective Financial Data.” Morgan Stanley discussed its analysis on valuation and outreach efforts to date, and Skadden discussed the negotiations to date with respect to key issues in the transaction, including the risks related to obtaining CFIUS approval. Following discussion, the Board resolved to enter into an exclusivity arrangement with Party J to pursue active negotiations.

On August 8, 2016, Lattice and Party J entered into an exclusivity agreement pursuant to which Lattice agreed not to initiate or facilitate discussions regarding a potential strategic transaction with any third party through August 21, 2016, such exclusivity date to be automatically extended to September 21, 2016 should, on or prior to 11:59 p.m. on August 21, 2016, Party J confirm its continued willingness to negotiate a transaction with Lattice that involved a per share price of at least $8.75 to $9.00 per share of Lattice’s common stock.

Also on August 8, 2016, Mr. Ahmad, other members of Lattice senior management and representatives of Morgan Stanley met with Mr. Chow and representatives of Lazard to provide Party J with additional diligence information regarding Lattice’s business.

On each of August 10, 2016 and August 11, 2016, members of Lattice senior management provided Mr. Chow and representatives of Lazard with additional information on Lattice’s financials and products.

On August 12, 2016, the members of the Board other than Mr. Billerbeck, whom we refer to collectively in this proxy statement as the “Non-Management Lattice Directors”, held a meeting. Representatives of Skadden and Morgan Stanley also participated in this meeting. At this meeting, representatives of Morgan Stanley discussed their current view on valuation, and the Board discussed the proposed terms of the exclusivity agreement, the status of negotiations with respect to key issues related to a transaction with Party J and its affiliates (including the appropriate size of the termination fee and reverse termination fee and the establishment of an escrow at signing in support of the reverse termination fee), and the proposed timeline for further negotiations, as well as the status of discussions with respect to a potential transaction involving one of Lattice’s business units. The Non-Management Lattice Directors noted that Party J was required to confirm its preliminary valuation range for Lattice in order to maintain exclusivity by August 21, 2016.

Also on August 12, 2016, Mr. Billerbeck, Mr. Ahmad, Mr. Chow and representatives of Morgan Stanley and Lazard discussed Lattice’s business and managements forecasts for 2017 and 2018, including the assumptions and risks in connection with the updated Lattice management forecasts for 2017 and 2018, which had been furnished to Party J the day prior to the meeting. For further information regarding these management forecasts, please see the discussion of the “Upside Case” under “The Merger – Certain Prospective Financial Data.”

On August 17, 2016, Lattice notified Party J that it received an inbound, unsolicited expression of interest to engage in an acquisition transaction from a representative of Party E, but that it had declined to meet with Party E pursuant to Lattice’s obligations under the exclusivity agreement with Party J.

Also on August 17, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley in attendance, and discussed the status of the diligence process and negotiations with Party J. The SAC was also informed of Party E’s recent expression of interest in engaging in a potential transaction with Lattice.

On August 21, 2016, Party J submitted to Lattice a revised non-binding indication of interest which provided for a purchase price of $8.30 in cash per share of Lattice common stock and was contingent on an extension to the exclusivity period to September 12, 2016 (which exclusivity period would be automatically extended to September 30, 2016 should Lattice determine that Party J was negotiating in good faith and making satisfactory progress towards a mutually agreed upon transaction). The Board was promptly notified of the non-binding indication of interest. Based on the closing trading price of $6.10 for Lattice common shares on the previous trading day (August 19, 2016), the revised proposal implied a premium of 36%.

On August 22, 2016, representatives of Lattice, Party J and Morgan Stanley discussed Party J’s revised proposal. During such discussion, Mr. Chow stated that, after discussions with Party J, he was considering leaving Party J to form a new private equity fund, which CVC had agreed to invest in (which fund eventually became Canyon Bridge).

Also on August 22, 2016, the SAC held a meeting to review Party J’s revised proposal, with Mr. Bourgoin, Mr. Billerbeck and representatives of Skadden and Morgan Stanley also in attendance. Representatives of Morgan Stanley discussed certain financial analyses, and the SAC discussed Party J’s questions with respect to the updated management projections for 2017 and 2018 and the prospects of Lattice in case Lattice did or did not obtain a certain design win from a key customer. Based upon uncertainty regarding the proposed new fund and its ability to finance a transaction, and concern that the new lower price could be matched by other bidders, the SAC determined not to extend exclusivity. As Party J’s exclusivity had lapsed when it failed to reaffirm its prior valuation by August 21, 2016, the SAC discussed potential outreach to other bidders.

On August 23, 2016, representatives of Party E and a financial advisor informed Mr. Billerbeck that Party E wanted to continue discussions with Lattice regarding a potential transaction. Mr. Billerbeck encouraged Party E to reach out to Morgan Stanley, and inquired whether Party E was serious in its interest and had formally engaged financial and legal advisors.

On August 24, 2016, the SAC held a meeting, with Mr. Billerbeck and representatives of Skadden and Morgan Stanley in attendance. At this meeting, representatives of Morgan Stanley informed the SAC of the status of negotiations with Party J and Mr. Chow. At this meeting, representatives of Morgan Stanley provided an updated valuation analysis. Mr. Billerbeck also updated the SAC on his discussions with representatives of Party E. The SAC instructed Lattice management and Morgan Stanley to request further information regarding the plans for a new private equity fund and to inquire as to when financing commitments would be secured, and also instructed Morgan Stanley to engage with Party E and to prepare a list of other potential suitors for outreach.

On August 26, 2016, the Board held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley in attendance. At this meeting, representatives of Morgan Stanley advised the Board of developments related to the discussions with Party J, Party E and other potential strategic partners. Following the meeting, the Non-Management

Lattice Directors met in executive session, also attended by representatives of Skadden, during which representatives of Skadden provided an overview of the Board members’ fiduciary duties in considering Party J’s proposal and the Non-Management Lattice Directors authorized outreach to various potential strategic acquirers, including Party C, Party D, Party E and Party L, a U.S.-based strategic entity. The Non-Management Lattice Directors also tasked Mr. Jensen, as chairman of the Audit Committee of the Board, to have the Audit Committee work with management to review the updated management forecasts.

Also on August 26, 2016, representatives of Morgan Stanley had a discussion with representatives of Party E’s financial advisor regarding Party E’s interest in pursuing a potential strategic transaction with Lattice, including a list of diligence information requested by Party E, and requested confirmation that Party E had formally engaged a financial advisor and legal advisor.

On August 29, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley in attendance. At this meeting, representatives of Morgan Stanley reported that Party E had confirmed that it had engaged a financial advisor for a potential strategic transaction with Lattice. The SAC proceeded to discuss an appropriate outreach strategy with regards to Party C, Party D, Party E and Party L with Morgan Stanley.

On August 30, 2016, representatives of Morgan Stanley contacted representatives of Party C to discuss a potential strategic transaction with Lattice.

Also on August 30, 2016, representatives of Morgan Stanley contacted representatives of Party E to discuss the list of requested diligence information and the need to enter into a new nondisclosure agreement that would also be binding on Party E’s affiliates.

On August 31, 2016, members of Lattice senior management met with Party L to engage in a general discussion with representatives of Party L regarding Lattice’s business and Party L’s potential interest in a strategic transaction involving Lattice.

Also on August 31, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, representatives of Morgan Stanley provided an update on discussions with Party J and reported on outreach efforts to Party C, Party D, Party E, Party L, and the SAC authorized Morgan Stanley to reach out to Party M, Party N, Party O and Party P, each of which is a U.S.-based strategic entity. The SAC again determined that Mr. Chow must provide additional details and documentation relating to the structure and financing of the new private equity fund as a precursor to consideration of a transaction with such private equity fund. Mr. Ahmad provided an update on his discussions with third parties with respect to a potential divestiture of a Lattice business unit.

Subsequently on August 31, 2016, representatives of Morgan Stanley separately contacted representatives of Party M, Party N, Party O and Party P to discuss each party’s level of interest regarding a potential strategic transaction with Lattice.

On September 1, 2016, a representative of Morgan Stanley again contacted a representative of Party C to discuss a potential strategic transaction with Lattice.

Also on September 1, 2016, Lattice and Party P entered into Lattice’s Standard Form NDA, except that in this case the nondisclosure agreement had a six-month standstill period.

On September 2, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management, and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, representatives of Morgan Stanley confirmed that Mr. Chow had formed CBC Partners and was now in the process of forming a new private equity fund (the fund which would become Canyon Bridge) in which CVC would be an investor, and that the newly formed private equity fund would seek to effect a transaction with Lattice. The representatives of Morgan Stanley also confirmed that they had informed representatives of Lazard that Lattice would not consider exclusivity with Canyon Bridge until additional clarity had been provided with regards to Canyon Bridge’s structure and financing. The SAC also discussed updates on discussions with Party L, and updates on outreach efforts with Party C, Party D Party M, Party N, Party O and Party P. Members of Lattice senior management also provided an update on discussions with respect to a possible divestiture of a Lattice business unit.

Later on September 2, 2016, representatives of Party D informed representatives of Morgan Stanley that it was unlikely to move forward with an offer.

Also on September 2, 2016, representatives of Party N informed representatives of Morgan Stanley that they were not interested in pursuing a transaction with Lattice.

On September 3, 2016, representatives of Party M contacted representatives of Morgan Stanley to inform them that Party M was not interested in pursuing a transaction with Lattice because such a transaction did not fit Party M’s long term operating model.

On September 6, 2016, Mr. Billerbeck and Mr. Ahmad met with representatives of Party L and its financial advisor during which discussions both parties exchanged information regarding their strategy and business and discussed potential synergies in a transaction with Lattice.

Also on September 6, 2016, Lattice and Party L entered into Lattice’s Standard Form NDA, except that in this case the nondisclosure agreement had a six-month standstill period.

Additionally on September 6, 2016, a representative of Party E’s financial advisor communicated with a representative of Morgan Stanley and sent comments on the proposed form of nondisclosure agreement. The representative of Morgan Stanley indicated that the proposed comments were acceptable, but asked for confirmation that based on the proposed Party E signatory, the nondisclosure agreement would cover Party E’s affiliates.

On September 6, 2016, and again on September 7, 2016, Mr. Ahmad and representatives of Morgan Stanley met with Mr. Chow and discussed the proposed structure of Canyon Bridge and its funding commitments from investors, including CVC.

On September 7, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, representatives of Morgan Stanley provided an update on discussions with Canyon Bridge, as well as summarizing outreach efforts with Party C, Party D, Party E, Party M, Party N, Party O and Party P, including that Party D, Party M and Party N indicated that they had no interest in pursuing a potential strategic transaction with Lattice. Morgan Stanley reported that Canyon Bridge had committed to providing further information regarding the structure of Canyon Bridge and financing commitments by the end of the week. Mr. Billerbeck also summarized the September 6, 2016 meeting with Party L. Mr. Ahmad reported on the status of his discussions regarding a possible divestiture of a Lattice business unit.

Also on September 7, 2016, Mr. Ahmad and representatives of Morgan Stanley engaged in a general discussion with representatives of Party O, provided an overview of Lattice’s business based on publicly available information, and discussed the possibility of a potential strategic transaction involving Lattice and Party O.

Additionally on September 7, 2016, a representative of Morgan Stanley communicated with a representative of Party E’s financial advisor and reiterated the need for Party E to confirm that it had formally engaged a financial advisor and legal advisor.

On September 8, 2016, Mr. Billerbeck and Mr. Ahmad met with representatives of Party P and discussed Lattice’s business and the possibility of a potential strategic transaction involving Lattice and Party P.

Also on September 8, 2016, the Audit Committee of the Board held a meeting, with Mr. Billerbeck and other members of Lattice senior management in attendance, and reviewed and asked questions regarding management’s forecasts for 2017 and 2018, including regarding the forecasting process, the revenue forecasts for key new products, and the assumptions, risks and opportunities reflected in such forecasts. Based on feedback from the Audit Committee, Lattice management developed a downside scenario showing the impact if Lattice failed to achieve an anticipated design win with a key customer, which we refer to in this proxy statement as the “Downside Case.” These management forecasts, including both the Upside Case and the Downside Case, were subsequently provided to Morgan Stanley for purposes of its valuation analysis, and subsets of which were also provided to Canyon Bridge. For further information regarding these management forecasts, please see “The Merger – Certain Prospective Financial Data.”

On September 9, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, representatives of Morgan Stanley provided an update on the discussions of a potential CFIUS filing with Canyon Bridge, as well as remaining outreach efforts with other parties, including that Party P had still not made an offer, and that Party L had indicated that the timing was not good given recent pressure on their stock price and the likelihood that any offer would need to include a stock component. The SAC also discussed the updated projections prepared by management, and discussed analyses with respect to valuation, the prospect for a design win with a key customer, and the operational risks inherent in the projections. Later on September 9, 2016, Lattice and Canyon Bridge entered into a nondisclosure agreement on the same terms as were agreed with Party J.

On September 10, 2016, Canyon Bridge submitted a non-binding indication of interest to acquire all of the equity interests of Lattice for $8.30 per share in an all-cash transaction, contingent upon receipt of final approval from Canyon Bridge’s investment committee and Lattice’s entry into an exclusivity agreement with Canyon Bridge by September 13, 2016, and which contemplated Canyon Bridge and Lattice jointly determining whether CFIUS clearance would be required for the transaction and, if so, that the parties would jointly approach CFIUS as part of the diligence process. The Board was promptly notified of the non-binding indication of interest. Based on the closing trading price of $5.98 for Lattice common shares on the previous trading day (September 9, 2016), the proposal implied a premium of 39%.

On September 11, 2016, a representative of Party P informed representatives of Morgan Stanley that Party P was no longer interested in pursuing a potential transaction with Lattice because such a transaction would not fit with Party P’s long-term business plans.

Later on September 11, 2016, a representative of Party C also informed a representative of Morgan Stanley that Party C was no longer interested in further pursuing a potential transaction with Lattice.

On September 12, 2016, a representative of Party O’s financial advisor informed a representative of Morgan Stanley that Party O was not interested in pursuing a potential transaction with Lattice.

On the morning of September 12, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, representatives of Morgan Stanley confirmed that the outreach conducted had not resulted in any additional offers for a transaction with Lattice, and the SAC discussed the status of discussions regarding a potential divestiture of one of Lattice’s business units.

Also on September 12, 2016, Party L submitted a proposal to acquire Lattice at a significantly lower price than the offer from Canyon Bridge.

Later that day, the Board held a meeting, with representatives of Skadden and Morgan Stanley also in attendance. At this meeting, following discussion, the Board determined not to engage in negotiations with Party L based on the significantly lower price than the offer by Canyon Bridge. The Board also discussed that no follow up offer or response had been received from Party C. As no definitive proposal had been received from any of the parties that Morgan Stanley had engaged with, and after discussion with Morgan Stanley regarding their analysis on valuation, and after further discussion of the strategic alternatives available to Lattice, including continuing to pursue Lattice’s stand-alone plan, a potential divestiture of a Lattice business unit, and further cost reduction measures, and the risks associated with design wins with customers, the Board authorized entry into a new exclusivity agreement with Canyon Bridge, to prevent the offer from Canyon Bridge from lapsing, and instructed the SAC to supervise the negotiation of the definitive agreement with Canyon Bridge. At this meeting, Mr. Jensen also discussed the updated management projections developed by Lattice management previously discussed with the SAC, including the Upside Case and Downside Case. The Non-Management Lattice Directors then went into executive session and further discussed the strategic alternatives available to Lattice and the process for negotiations with Canyon Bridge.

On September 13, 2016, Lattice and Canyon Bridge entered into an exclusivity agreement, providing among other things that Lattice would not initiate discussions regarding a potential strategic transaction with any third party through October 4, 2016, which date would be automatically extended to October 18, 2016 absent affirmative action to the contrary. Also on September 13, 2016, Jones Day delivered to Skadden an initial draft of the merger agreement, which provided that an equity commitment letter would be executed simultaneously with the proposed merger agreement, but that no reverse termination fees would be payable to Lattice in the event of a failure to receive CFIUS approval. The initial draft merger agreement also provided that at signing an escrow account would be established and funded with an amount equal to the reverse termination fee, which escrow account would provide Lattice with certainty as to the availability of funds in the event the reverse termination fee were payable.

Between September 13, 2016 and November 2, 2016, representatives of Lattice management, Morgan Stanley, Skadden, Canyon Bridge, Lazard and Jones Day held various meetings and calls to negotiate the terms of the proposed merger agreement, and exchanged drafts of the merger agreement, and Canyon Bridge and its advisors continued to perform their due diligence on Lattice.

On September 14, 2016, Mr. Ahmad and representatives of Skadden and Jones Day discussed the CFIUS approval process in connection with a Canyon Bridge transaction.

On September 16, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance, and discussed the status of negotiations and diligence with Canyon Bridge, and the possibility of scheduling an in-person informational session with members of CFIUS in two to three weeks.

On September 19, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, the SAC discussed issues in the initial draft of the merger agreement received from Canyon Bridge (including the identity of the parties to the agreement and recourse in case of a breach of the agreement, the level of efforts required to obtain CFIUS approval, termination fees and reverse termination fees and triggers and the mechanisms for obtaining any payment from the escrow account in the event the reverse termination fee were payable) and updates on the CFIUS review process with representatives of Skadden, and received an update from Mr. Billerbeck on the status of negotiations regarding a potential divestiture of one of Lattice’s business units. In response to Canyon Bridge’s indication in the merger agreement that, given that it intended to retain Lattice senior management post-transaction, it would seek to discuss post-transaction employment arrangements with certain senior executives in connection with a transaction, the SAC further resolved that any such discussions should take place only after all of the material issues in the transaction negotiations had been resolved. Later that day, Skadden delivered to Jones Day a revised merger agreement draft.

On September 21, 2016, Party E sent a representative of Morgan Stanley an executed copy of Lattice’s Standard Form NDA, except that in this case the nondisclosure agreement had a 12-month standstill period, and requested a call to discuss Lattice’s questions regarding whether Party E had engaged a financial and legal advisor. Morgan Stanley did not respond to Party E’s financial advisors pursuant to Lattice’s obligations under the exclusivity agreement with Canyon Bridge.

On September 22, 2016, members of Lattice senior management and representatives of Skadden and Morgan Stanley participated in meetings with representatives of Canyon Bridge management, Jones Day and Lazard to negotiate the merger agreement and conduct due diligence.

Also on September 22, 2016, a representative of Party E’s financial advisor reached out to Morgan Stanley to discuss Party E’s potential interest in a transaction with Lattice, but Morgan Stanley declined to meet with Party E’s financial advisors pursuant to Lattice’s obligations under the exclusivity agreement with Canyon Bridge.

On September 23, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, the SAC discussed the results of the prior day’s negotiations with Canyon Bridge, updates on Canyon Bridge’s financing commitments and the status of negotiations regarding the potential divestiture of one of Lattice’s business units. In particular, Mr. Billerbeck reported that the parties had discussed the potential range of termination fees and reverse termination fees, and had engaged in extensive discussions regarding the level of efforts required to obtain CFIUS approval, but that these issues would not be resolved prior to the parties’ meeting with members of CFIUS to better understand whether CFIUS would have any concerns in connection with this transaction. Mr. Billerbeck also reported that Canyon Bridge had engaged an accounting firm to conduct additional financial diligence over the coming week.

On September 28, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, the SAC discussed the status of negotiations with Canyon Bridge, efforts to set up a meeting with representatives of CFIUS for the following week, and the status of Canyon Bridge’s financing commitments, and recommended that the Board allow the exclusivity period under the exclusivity agreement with Canyon Bridge to automatically extend until October 18, 2016.

On September 29, 2016, the Board held a meeting, with members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance, and discussed the status of negotiations with Canyon Bridge, including progress in obtaining financing commitments, and resolved to allow the exclusivity period under the exclusivity agreement with Canyon Bridge to automatically extend until October 18, 2016.

On October 3, 2016, the SAC held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting,

the SAC discussed the latest draft merger agreement received on September 29, 2016 and updates on Canyon Bridge’s financing commitments, which were anticipated to be received on or about October 9, 2016. Mr. Billerbeck also reported that a meeting had been scheduled with representatives of CFIUS on October 6, 2016, and Mr. Ahmad reported on the status of discussions regarding a potential divestiture of one of Lattice’s business units, noting that based on discussions with potential interested parties, the proceeds of such a divestiture were not expected to be a significant.

On October 6, 2016, Mr. Billerbeck, Mr. Ahmad and representatives of Skadden, Canyon Bridge and Jones Day participated in a meeting in Washington, D.C. with representatives of CFIUS to preview with CFIUS the potential transaction, including the parties involved.

On October 10, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, the SAC discussed unresolved issues reflected in the updated merger agreement delivered by Lattice to Canyon Bridge on October 7, 2016, including the size and triggers for termination fees, available remedies (including the mechanisms related to when any escrowed funds could be released to Lattice in the event the reverse termination fee were payable), and required efforts by the parties to obtain CFIUS approval, as well as the risks associated with obtaining CFIUS approval generally, and the results of the meeting with representatives of CFIUS on October 6, 2016. Following discussion in executive session, in which only Non-Management Lattice Directors and representatives of Skadden were present, the SAC provided guidance on its positions on the unresolved items in the merger agreement, and also discussed the status of discussions regarding the possible divestiture of one of Lattice’s business units.

On October 12, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, in addition to discussing an overview of recent negotiations with Canyon Bridge, representatives of Skadden provided an overview of the CFIUS review process and outlined potential mitigation measures that may be sought by CFIUS in connection with a transaction. The SAC also discussed the appropriate size for the reverse termination fee.

On October 14, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, the SAC was provided with updates on the status of negotiations with Canyon Bridge and the potential divestiture of one of Lattice’s business units. The SAC also discussed the most recent draft of the merger agreement received from Canyon Bridge on October 11, 2016, including the interim operating covenants in the agreement in light of Lattice’s prospective expenditures and plans over the upcoming year, and the treatment of outstanding equity awards. In executive session, attended by only Non-Management Lattice Directors and representatives of Skadden, the SAC discussed alternatives in case agreement could not be reached with Canyon Bridge, including discussing Lattice’s stand-alone plan.

On October 18, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, the SAC discussed key remaining issues in the merger agreement negotiation, in light of additional drafts which had been exchanged over the course of the preceding week, including efforts required to obtain CFIUS approval, and termination fees and reverse termination fees, updates on the potential divestiture of one of Lattice’s business units. In addition, Morgan Stanley provided an update on Canyon Bridge’s financing, noting that Canyon Bridge had provided evidence that it had $1.4 billion in financing commitments from a wholly owned subsidiary of CVC. The SAC also discussed the management forecasts and approved use of the management forecasts discussed on August 31, 2016 by Morgan Stanley for its valuation analysis and providing these forecasts to Canyon Bridge. For further information regarding these management forecasts, please see “The Merger – Certain Prospective Financial Data.” At this meeting, the SAC also gave Mr. Billerbeck the authority to extend Canyon Bridge’s exclusivity period through October 26, 2016. In executive session, attended by only Non-Management Lattice Directors and representatives of Skadden, the SAC further discussed the appropriate negotiation stance regarding key remaining issues in the merger agreement, including the obligations and potential mitigation measures that Canyon Bridge should be required to accept in order to obtain CFIUS approval, and the availability of recourse above and beyond the reverse termination fee. The SAC also again discussed alternatives in the event Lattice and Canyon Bridge were unable to come to terms on a transaction, including Lattice’s stand-alone plan.

Also on October 18, 2016, Lattice and Canyon Bridge amended their exclusivity agreement to extend exclusivity through October 26, 2016.

On October 19, 2016, Lattice furnished a subset of the Downside Case projections to Canyon Bridge. For further information on these projections, please see “The Merger – Certain Prospective Financial Data.”

On October 21, 2016, Mr. Ahmad and representatives of Morgan Stanley, Lazard and Jones Day discussed Lattice’s preliminary results for the third quarter of 2016 and the Downside Case projections for calendar years 2017, 2018 and 2019. Mr. Billerbeck and Mr. Chow discussed the fact that Canyon Bridge intended to retain Lattice’s management post-closing and Mr. Billerbeck and Mr. Chow also discussed plans to implement a retention plan for employees post-transaction, although no specifics were discussed at this time.

On October 24, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, the SAC discussed the CFIUS approval process in the context of a transaction with Canyon Bridge. In executive session with representatives of Skadden, the SAC further discussed outstanding issues reflected in the latest draft merger agreement (including the availability of recourse above and beyond the reverse termination fee, each party’s obligations in connection with seeking CFIUS approval and other regulatory approvals, and the circumstances under which Lattice would be entitled to receive the reverse termination fee) and again discussed Lattice’s available strategic alternatives, including its stand-alone prospects.

On October 26, 2016, the SAC held a meeting, with Mr. Bourgoin, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. At this meeting, the SAC discussed key open business points in the merger agreement negotiation and Canyon Bridge’s financing documentation, and authorized an amendment extending Canyon Bridge’s exclusivity period through October 28, 2016. The SAC also met in executive session, attended by only Non-Management Lattice Directors.

Between October 26, 2016 and October 28, 2016, Mr. Billerbeck and other members of Lattice senior management had meetings with representatives of Canyon Bridge and Jones Day in Beijing, China, with representatives of Skadden attending the meetings by phone, to negotiate open issues with respect to the proposed merger agreement, including each party’s obligations in connection with seeking CFIUS approval and other regulatory approvals, and the circumstances under which Lattice would be entitled to receive the reverse termination fee.

Also on October 26, 2016, Lattice and Canyon Bridge amended their exclusivity agreement to extend exclusivity through October 28, 2016.

On October 27, 2016, the Board held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. During this meeting, representatives of Skadden summarized and engaged the Board in a lengthy discussion regarding the terms of the proposed merger agreement, and Morgan Stanley reviewed its analysis on valuation. Mr. Billerbeck also discussed Lattice’s stand-alone prospects with the Board, noting potential sources of execution risk. The Board also discussed amending Lattice’s bylaws to provide for Delaware as the exclusive forum for certain suits. Subsequently, the Non-Management Lattice Directors met with representatives of Skadden, and determined to extend exclusivity with Canyon Bridge until November 2, 2016 to facilitate on-going negotiations. Following this discussion, the Board authorized management to start discussing their individual employment arrangements with Canyon Bridge.

On October 28, 2016, Lattice and Canyon Bridge amended their exclusivity agreement to extend exclusivity through November 2, 2016.

On October 31, 2016, a revised draft of the merger agreement was circulated to the Board for review.

Also on October 31, 2016, a representative of Party Q, a U.S.-based strategic entity, contacted Mr. Billerbeck to inform him of Party Q’s interest in a potential strategic transaction with Lattice. Mr. Billerbeck informed Party Q that the timing would not be appropriate, pursuant to Lattice’s obligations under its exclusivity agreement with Canyon Bridge.

On November 1, 2016 and November 2, 2016, Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden met with representatives of Canyon Bridge’s management, Jones Day and Lazard and finalized the merger agreement. During this period, Mr. Billerbeck and other members of Lattice senior management also negotiated amendments to existing employment arrangements with Lattice and Canyon Bridge that contemplated the waiver by such employees of acceleration of equity awards that would otherwise have occurred in connection with the proposed transaction. These employment agreements, including the letter agreements entered into among Parent, Lattice and Mr. Billerbeck and other members of Lattice senior management in connection with the Merger, are described in more detail under “The Merger – Interests of Lattice’s Directors and Executive Officers in the Merger” and in that section “– Arrangements with Parent.” Mr. Billerbeck and Mr. Chow also further discussed plans to implement a retention plan post-transaction.

On November 2, 2016, the Board held a meeting, with Mr. Billerbeck, other members of Lattice senior management and representatives of Skadden and Morgan Stanley also in attendance. During this meeting, representatives of Skadden provided an overview of several minor changes to the terms of the proposed merger agreement since the October 31, 2016 draft and the exclusive forum bylaw amendment that was proposed to be adopted in connection therewith. The Board discussed the proposed merger agreement at length, including the experience and reputations of Canyon Bridge’s co-founders, Raymond Bingham and Benjamin Chow, and the other factors considered by the Board as described under the caption “The Merger — Recommendation of the Board of Directors and Reasons for the Merger.’’ Representatives of Morgan Stanley discussed certain financial analyses with the Board, as well as the assumptions and matters considered in rendering its fairness opinion. Representatives of Morgan Stanley rendered to the Board its oral opinion (later confirmed in writing) that the $8.30 per share of Lattice common stock offered by Canyon Bridge was fair, from a financial point of view, to the holders of Lattice common stock. The Board discussed these matters with representatives of Morgan Stanley and the other participants in the meeting, including the intrinsic value and premium of Canyon Bridge’s offer and other inputs and assumptions in Morgan Stanley’s valuation analysis.

The meeting then adjourned, members of Lattice senior management and representatives of Morgan Stanley left the meeting, and a meeting of the SAC commenced, also attended by the Non-Management Lattice Directors and representatives of Skadden. Members of the SAC discussed the key terms of the merger agreement and thereupon unanimously resolved to recommend that the Board approve the merger agreement and the transactions contemplated thereby.

Following the meeting of the SAC, the full Board reconvened. Following the recommendation of the SAC, the members of the Board unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were fair to, advisable and in the best interests of Lattice and its stockholders, (2) approved the form, terms, provisions and conditions of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement, (3) resolved to recommend that Lattice’s stockholders vote for the adoption of the merger agreement, and (4) approved the exclusive forum bylaw amendment.

During the early morning of November 3, 2016, the merger agreement and related documents were executed and delivered by Lattice, Canyon Bridge, Parent and Merger Sub.

Lattice and Canyon Bridge issued a joint press release announcing the execution of the Merger Agreement prior to the open of trading in Lattice’s common stock on Nasdaq on November 3, 2016.

Recommendation of the Board of Directors and Reasons for the Merger

At a meeting held on November 2, 2016, after carefully reviewing various factors and with the unanimous recommendation of the Strategic Alternatives Committee of the Board, consisting solely of independent and disinterested directors, the Board unanimously determined that the proposed Merger was advisable and in the best interests of, the stockholders of Lattice, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, directed that the Merger Agreement be submitted to the Company’s stockholders for adoption, and unanimously recommend that Lattice’s stockholders vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board consulted with the Company’s senior management team, as well as its outside legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):

Merger Consideration. With respect to the Merger Consideration to be received by the Company’s stockholders, the Board considered:

•	that the Company’s stockholders will be entitled to receive offer consideration of $8.30 per share in cash upon the closing of the Merger, providing liquidity and certainty of value as compared to the uncertain future long-term value that the Company’s stockholders might or might not realize if it remained an independent public company;

•	the fact that the $8.30 per share value of the cash Merger Consideration represented an approximately 30% premium over the last trading price of the Company’s common stock on The Nasdaq Global Select Market on November 2, 2016;

•	the recent and historical market prices of the Company’s common stock over the last 12 months and the last five and 10 years;

•

the financial presentation and opinion of Morgan Stanley delivered to the Board, that, based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the $8.30 per share Merger Consideration to be offered in cash to the stockholders of the Company was fair, from a financial point of view, to such stockholders, as more fully described under the heading “Opinion of the Company’s Financial Advisor.” The Board was aware that Morgan Stanley became entitled to certain fees upon delivery of its fairness opinion and will become entitled to additional fees upon consummation of the proposed transaction, as more fully described below under the heading “Opinion of the Company’s Financial Advisor”;

•	its belief, based on the discussions and extensive negotiations with Parent, that $8.30 per share of the Company’s common stock was the highest price Parent would be willing to pay; and

•	its belief, based on the discussions with several parties other than Parent, that it was unlikely that any other party would be willing to pay more than $8.30 per share in cash to acquire the Company.

Solicitation of Interest. The Board considered the fact that, prior to entry into an exclusivity agreement with Canyon Bridge, and at various times during which the exclusivity period had lapsed, the Board, with the assistance of Morgan Stanley, considered other potential acquirers and solicited interest from other parties that the Board determined would likely have the financial ability and strategic interest to be potentially interested in a business combination with Lattice, and that none of the other parties contacted made any superior proposals with respect to an acquisition of the Company.

Cash Consideration. The Board considered the form of consideration to be paid to the stockholders pursuant to the Merger and the liquidity and certainty of the value of an all-cash consideration compared to stock or other forms of consideration.

Availability of Funding. The Board reviewed and considered the terms, parties to and structure of the Equity Commitment Letter provided by Parent, including (1) the reputation of Raymond Bingham and Benjamin Chow, the co-founders of Canyon Bridge and CBC Partners, (2) that Canyon Bridge has received a capital commitment from a wholly owned subsidiary of CVC, a large Chinese investment fund, in an amount sufficient to fund its obligations under the Equity Commitment Letter, (3) the reputation of Canyon Bridge’s investors, (4) the fact that the equity financing provided pursuant to the Equity Commitment Letter will be sufficient to provide Parent with cash sufficient to pay the aggregate Per Share Merger Consideration and any and all fees and expenses required to be paid by Parent or Merger Sub in connection with the Merger, (5) that the Equity Commitment Letter was executed substantially concurrently with the Merger Agreement, and (6) that Parent agreed to deposit $58,750,000 into an escrow account located in the United States and held by Citibank, N.A. prior to the signing of the Merger Agreement to fund the payment of the reverse termination fee. The Board also considered the risk that Canyon Bridge was a newly formed private equity fund, that it may not be able to enforce its capital commitments and that the Company would not be able to force Parent to sue to enforce the Equity Commitment Letter.

Unanimity. The Board considered that the members of the Board were unanimous in their determination to recommend the Merger Agreement for adoption by the Company’s stockholders.

Prospects in Remaining Independent. The Board considered the possibility of the Company continuing to operate as an independent public company, and the risks and uncertainties of achieving the Company’s operating plan and projected results, including the risks and uncertainties of product development and market acceptance, as well as market and general economic risks. In considering this alternative, the Board considered the following factors:

•	the inherent uncertainty of attaining the internal financial projections prepared by the Company’s management and summarized below under the heading “Certain Unaudited Prospective Financial Information of the Company”, including the fact that the Company’s actual results could differ materially from the projected results;

•	the fact that, even if the Company were to achieve its operating plan and projected results, there would be no assurance that the implied present value of the Company’s future stock price would exceed the $8.30 per share cash Merger Consideration;

•	the risks involved in the Company’s execution on its strategic plan as an independent company, including:

•	achieving the Company’s growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the semiconductor industry specifically;

•	the Company’s dependence on sales to a concentrated group of customers for a significant part of its revenues, the fact that the selection process for the Company’s products to be included in its customers’ new products is highly competitive, and the potential significant impact on revenue if any of these customers reduce their use of the Company’s products;

•	the Company’s dependence upon distributors to generate a significant portion of its revenue and complete order fulfillment;

•	that the Company’s outstanding indebtedness could reduce its strategic flexibility and liquidity and may have other adverse effects on the results of its operations;

•	the risk that the Company may be unable to innovate, develop and introduce new products that achieve customer and market acceptance;

•	the dependency of the Company on the efforts and abilities of key members of management and other technical personnel, and the risk that the Company may be unable to retain such personnel and attract and retain other highly qualified personnel, particularly product engineers who can respond to market demands and required product innovation;

•	that consolidation in the industry has resulted in the Company being much smaller in scale than some of its competitors, making it harder to fund research and development needed to stay competitive; and

•	the “risk factors” set forth in the Company’s Form 10-K for the fiscal year ended January 2, 2016 and subsequent reports filed with the SEC.

Opinion of Morgan Stanley. Representatives of Morgan Stanley presented its financial analysis of Parent’s proposed purchase price of $8.30 per share and then rendered its oral opinion (which was subsequently confirmed in writing) to the Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the stockholders of the Company in the proposed Merger is fair, from a financial point of view, to such stockholders. The full text of Morgan Stanley’s written opinion, which sets forth, among other things, the qualifications and assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex B and is incorporated by reference herein in its entirety.

Terms of the Merger Agreement. The Board considered the terms and conditions of the Merger Agreement and the course of negotiations thereof, including:

•	the conditions to the parties’ obligations to complete the Merger, including the commitment by Parent to seek to obtain CFIUS, HSR and other applicable regulatory approvals and assume the risks related to certain conditions and requirements that may be imposed by regulators in connection with securing such approvals, the absence of a financing condition and Parent’s representations, warranties and covenants related to obtaining financing for the transaction;

•	the requirement that the Merger will only be effective if approved by the holders of a majority of the outstanding shares of Company common stock;

•	the Company’s ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the Board determines in good faith that the third party has made a Takeover Proposal (as defined in the Merger Agreement) that is, or may reasonably be expected to lead to, a Superior Proposal (as defined in the Merger Agreement);

•	the ability of the Board, subject to compliance with the terms and conditions of the Merger Agreement, to consider and to accept an unsolicited Takeover Proposal that the Board has determined is a Superior Proposal and terminate the Merger Agreement, upon the payment to Parent of a termination fee of $34,180,000, in order to enter into a definitive agreement providing for a Superior Proposal, as long as the Company has complied with the notice and other requirements set forth in the Merger Agreement;

•	the Board’s belief that the termination fee of $34,180,000 was customary for a transaction of this size and type and would not preclude or substantially impede a possible Superior Proposal;

•	the Company’s entitlement to a reverse termination fee of $58,750,000 if the Merger Agreement is terminated under certain circumstances;

•	an amount equal to the reverse termination fee has been deposited in an escrow fund as collateral and security for the payment of the reverse termination fee;

•	the Board’s belief that the Company will retain sufficient operating flexibility to conduct its business in the ordinary course between the execution of the Merger Agreement and consummation of the Merger;

•	the limited conditions to Parent’s obligation to complete the Merger, including the absence of a financing condition or a need for a vote of Parent’s stockholders; and

•	that the Company’s stockholders who do not vote in favor of adoption of the Merger Agreement and comply with all the required procedures under DGCL will be entitled to appraisal rights, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement.

In the course of its deliberations, the Board also considered a variety of negative factors weighing against the Merger, including:

Cash Transaction. The Board considered that the Per Share Merger Consideration is payable solely in cash and, as a result, the Company’s stockholders will forego any potential future increase in the Company’s value that might result from the Company’s possible growth, and that gains realized as a result of the Merger generally will be taxable to the Company’s stockholders.

Risks of Announcement; Risks of Closing. The Board considered:

•	the risks and contingencies related to the announcement and pendency of the Merger, including the potential impact on the Company’s employees and its relationships with existing and prospective customers and business partners, as well as other third parties;

•	the conditions of Parent’s obligation to complete the Merger and the right of Parent to terminate the Merger Agreement under certain specified circumstances;

•	the risks of a delay in receiving, or a failure to receive, the necessary CFIUS Approval and antitrust clearances to complete the Merger and the extent of Parent’s obligations to expend efforts in seeking such clearances, and that no reverse termination fee will be payable in connection with failure to receive such approval;

•	the risk that the equity financing contemplated by the Equity Commitment Letter will not be obtained, resulting in Parent not having sufficient funds to complete the Merger, that Parent and Merger Sub will have no assets if the Equity Commitment Letter is not funded, other than the funds held in escrow, and that the Company has no direct recourse against Canyon Bridge, CBC Partners or Canyon Bridge’s investors;

•	the Company’s limited recourse in case of a breach by Parent or Merger Sub to the amount of the reverse termination fee, even in case of fraud or willful breach;

•	the Company’s risks and costs if the Merger is not completed, including the diversion of management and employee attention, potential employee attrition, the potential impact on the Company’s stock price and the effect on its business relationships;

•	the fact that the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the Merger is consummated; and

•	the Company’s obligations not to solicit proposals or offers that constitute, or would reasonably be expected to lead to, Acquisition Proposals that may be superior to the Merger; the limited circumstances in which we may enter into, continue, or otherwise participate in any discussions regarding acquisition proposals, or agree to, accept, or recommend any Acquisition Proposals other than as described above with respect to Superior Proposals; the ability of Parent to match a Superior Proposal; and the requirement that the Company pay a $34,180,000 termination fee to Parent related to a termination of the Merger Agreement in connection with a Superior Proposal in the circumstances specified in the Merger Agreement, all of which could dissuade another party from making an acquisition proposal for the Company.

Limitations on the Company’s Business. The Board considered the potential limitations on the Company’s pursuit of business opportunities due to pre-closing covenants in the Merger Agreement whereby the Company agreed that it will carry on the Company’s business in the ordinary course of business consistent with past practice and, subject to specified exceptions, not to take certain actions related to the conduct of the Company’s business without the prior written consent of Parent.

Interests of Directors and Officers. The Board was aware of, and considered, the interests that the Company’s directors and executive officers may have with respect to the Merger in addition to their interests as the Company’s stockholders generally, as described under the heading “Agreements or Arrangements with Executive Officers and Directors of the Company.”

The Board concluded that the risks and other potentially negative factors associated with the Merger Agreement were outweighed by the potential benefits of the Merger Agreement.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the Merger Agreement, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

For the reasons described above, the Board unanimously approved the Merger Agreement and unanimously recommends that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

In considering the recommendation of the Board that the Company’s stockholders vote in favor of the adoption of the Merger Agreement, the Company’s stockholders should be aware that the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the other stockholders of the Company. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

Certain Prospective Financial Data

Lattice does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the Board’s consideration of the proposed Merger, Lattice management prepared two sets of unaudited financial projections regarding Lattice’s future performance for calendar years 2016 through 2018, which we refer to in this proxy statement as the “Management Projections.” The first set of unaudited financial projections assumed a certain amount of revenue from product sales resulting from a business arrangement with a key customer, which we refer to in this proxy statement as the “Upside Case.” The second set of unaudited financial projections assumed that Lattice would not obtain this design win and thus forecasted lower sales revenue, which we refer to in this proxy statement as the “Downside Case.” These projections were not prepared with a view to public disclosure. Rather, these projections were prepared for internal use and provided to the Board for the purposes of considering, analyzing and evaluating Lattice’s strategic and financial alternatives, including the Merger. At the direction of the Board, these projections were provided to Morgan Stanley in connection with its financial analyses during the strategic and financial review process, and in rendering its fairness opinion to the Board described below under the heading “Fairness Opinion of Morgan Stanley & Co. LLC,” and a subset of these projections (including the revenue, operating margin, projected EBIT and projected EBITDA line items) were also provided to Canyon Bridge and Parent in connection with its due diligence. In addition, at the direction of management and as described below, based on these projections and in connection with its financial analyses, Morgan Stanley extrapolated the financial projections for certain financial measures for calendar years 2017 through 2018, and for all financial measures for calendar years 2019 through the terminal year 2024, which extrapolations were discussed with, and approved by, Lattice management for Morgan Stanley’s use in connection with its financial analyses and provided to the Board. These extrapolations were not provided to Canyon Bridge or Parent. In addition, at the direction of management, Morgan Stanley calculated Lattice’s unlevered free cash flows for each period, including the Management Projections period, which calculations were discussed with, and approved for use by, Lattice management. We refer to these projections and extrapolations in this proxy statement collectively as the “Forecasts.”

The Forecasts do not, and were not intended to, act as public guidance regarding our financial performance, and the inclusion of the Forecasts in this proxy statement should not be regarded as an indication that the Board, Lattice management, Morgan Stanley or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Forecasts to be predictive of future results. Furthermore, the Forecasts were not prepared with a view to compliance with (1) GAAP, (2) the published guidelines of the SEC regarding projections and forward-looking statements, or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. KPMG LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Forecasts and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Forecasts included in this proxy statement have been prepared by, and are the responsibility of, Lattice management.

Although a summary of the Forecasts is presented with numerical specificity, the Forecasts reflect numerous estimates, assumptions and judgments (in addition to those described below) as to future events made by Lattice management that they believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to Lattice management at the time. In developing the Forecasts, Lattice management made assumptions with respect to Lattice’s performance, general business, economic, regulatory, litigation, geopolitical, market and financial conditions, as well as industry and Lattice specific factors such as supply and demand trends and the status of, and estimated revenues from, new products, all of which involve a high degree of uncertainty and are difficult to predict, and many of which are beyond Lattice’s control. Important factors that may affect actual results and cause the Forecasts not to be achieved include general economic or industry conditions, Lattice’s ability to achieve forecasted sales, gross margins or operating expenses, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. There can be no assurance that the Forecasts will be realized and actual results may be materially better or worse than those contained in the Forecasts. The Forecasts cover multiple years, and such information by its nature becomes less reliable with each successive year.

The summary of the Forecasts is not included in this proxy statement to induce any stockholder to vote in favor of the proposal to adopt the Merger Agreement or any of the other proposals to be voted on at the Special Meeting. We do not intend to update or otherwise revise the Forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Forecasts are shown to be in error or no longer appropriate. In light of the foregoing factors and the uncertainties inherent in the Forecasts, stockholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

Additionally, the Forecasts are forward-looking statements. For information on factors that may cause Lattice’s future results to materially vary, see the information under the section captioned “Forward-Looking Statements.”

The following table presents unaudited prospective financial data for the Upside Case and Downside Case, respectively (in millions, except percentages and per share data):

Upside Case

	Base Case			Extrapolation
	CY2016E	CY2017E	CY2018E	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E	Terminal
Revenue(1)	$439	$501	$550	$591	$627	$658	$684	$712	$726
% Growth	7%	14%	10%	8%	6%	5%	4%	4%	2%
Projected Gross Margin(2)	54%	55%	55%	—	—	—	—	—	—
Projected Operating Expenses(3)	183	168	186	—	—	—	—	—	—
Operating Margin	13%	21%	22%	22%	22%	22%	22%	22%	22%
Projected EBITDA(4)	80	130	141	154	161	168	173	178	181
% Margin	18%	26%	26%	26%	26%	26%	25%	25%	25%
Projected EBIT(5)	55	107	119	130	138	145	151	157	160
% Margin	13%	21%	22%	22%	22%	22%	22%	22%	22%
Earnings per Share	0.25	0.66	0.68	—	—	—	—	—	—
Less: Projected Taxes(6)	(6.0)	(3.0)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)	(55.9)
Projected NOPAT(7)	49	104	111	122	130	137	143	149	104
Plus: Projected Depreciation & Amortization(8)	25	23	22	24	23	23	22	21	22
% of Revenue	6%	5%	4%	4%	4%	4%	3%	3%	3%
Less: Projected Stock-Based Compensation(9)	(17)	(17)	(17)	(18)	(20)	(20)	(21)	(22)	(23)
% of Revenue	4%	3%	3%	3%	3%	3%	3%	3%	3%
Less: Change in Net Working Capital(10)	(18)	10	8	(4)	(4)	(3)	(3)	(3)	(1)
% Change in Revenue	(66%)	15%	15%	(10%)	(10%)	(10%)	(10%)	(10%)	(10%)
Less: Projected Capital Expenditures(11)	(17)	(14)	(14)	(15)	(19)	(20)	(21)	(21)	(22)
% of Revenue	4%	3%	3%	3%	3%	3%	3%	3%	3%
Unlevered Free Cash Flow(12)	$22	$105	$109	$108	$112	$116	$120	$124	$80
Unlevered Free Cash Flow Margin	5%	21%	20%	18%	18%	18%	18%	17%	11%

Downside Case

	Base Case			Extrapolation
	CY2016E	CY2017E	CY2018E	CY2019E	CY2020E	CY2021E	CY2022E	CY2023E	Terminal
Revenue(1)	$439	$458	$499	$536	$569	$597	$621	$646	$659
% Growth	7%	4%	9%	8%	6%	5%	4%	4%	2%
Projected Gross Margin(2)	54%	55%	55%	—	—	—	—	—	—
Projected Operating Expenses(3)	183	168	176	—	—	—	—	—	—
Operating Margin	13%	19%	20%	22%	22%	22%	22%	22%	22%
Projected EBITDA(4)	80	108	123	139	146	152	157	161	165
% Margin	18%	24%	25%	26%	26%	26%	25%	25%	25%
Projected EBIT(5)	55	86	101	118	125	131	137	142	145
% Margin	13%	19%	20%	22%	22%	22%	22%	22%	22%
Earnings per Share	0.25	0.49	0.59	—	—	—	—	—	—
Less: Projected Taxes(6)	(6.0)	(3.0)	(3.0)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)	(50.7)
Projected NOPAT(7)	49	83	98	110	117	123	129	134	94
Plus: Projected Depreciation & Amortization(8)	25	22	22	21	21	21	20	19	20
% of Revenue	6%	5%	4%	4%	4%	4%	3%	3%	3%
Less: Projected Stock-Based Compensation(9)	(17)	(16)	(16)	(17)	(18)	(19)	(19)	(20)	(21)
% of Revenue	4%	3%	3%	3%	3%	3%	3%	3%	3%
Less: Change in Net Working Capital(10)	(18)	3	6	(4)	(3)	(3)	(2)	(2)	(1)
% Change in Revenue	(66%)	15%	15%	(10%)	(10%)	(10%)	(10%)	(10%)	(10%)
Less: Projected Capital Expenditures(11)	(17)	(13)	(13)	(15)	(17)	(18)	(19)	(19)	(20)
% of Revenue	4%	3%	3%	3%	3%	3%	3%	3%	3%
Unlevered Free Cash Flow(12)	$22	$79	$98	$96	$100	$105	$108	$111	$72
Unlevered Free Cash Flow Margin	5%	17%	20%	18%	18%	18%	17%	17%	11%

(1)	Revenue was projected for calendar years 2016 through 2018 by Lattice management based upon historical results and management’s forecasts and was projected for calendar years 2019 through 2023 and subsequent years based upon extrapolations prepared by Morgan Stanley and approved for use by Lattice management.
(2)	Projected Gross Margin is a non-GAAP financial measure that represents projected GAAP gross margin, adjusted to exclude stock-based compensation. Projected Gross Margin was projected for calendar years 2016 through 2018 by Lattice management based upon historical results and forecasted Revenue.
(3)	Projected Operating Expenses is a non-GAAP financial measure that represents projected GAAP operating expenses, adjusted to exclude restructuring expenses, acquisition-related charges, amortization of acquired intangible assets, and stock-based compensation. Projected Operating Expenses was projected for calendar years 2016 through 2018 by Lattice management based upon historical results, forecasted Revenue, and certain expected strategic objectives and events that may not occur. A reconciliation of Projected Operating Expenses to GAAP operating expenses would be as follows. Under the Upside Case, GAAP operating expenses are projected to be $241 million in 2016, $222 million in 2017 and $240 million in 2018. Under the Downside Case, GAAP operating expenses are projected to be $241 million in 2016, $222 million in 2017 and $230 million in 2018.
(4)	Projected EBITDA is a non-GAAP financial measure that represents projected earnings before interest, taxes, depreciation and amortization, as defined for purposes of Lattice’s existing debt agreements, and represents projected GAAP net income, adjusted to exclude interest expense, income tax expense, depreciation and amortization, amortization of acquired intangible assets, stock-based compensation, restructuring charges and other non-cash income or expenses. Projected EBITDA was projected for calendar years 2016 through 2018 by Lattice management based upon historical results and management’s forecasts, and was projected for calendar years 2019 through 2023 and subsequent years based upon extrapolations prepared by Morgan Stanley and approved for use by Lattice management. A reconciliation of Projected EBITDA to GAAP net (loss) income would be as follows. Under the Upside Case, GAAP net (loss) income is projected to be ($30) million in 2016, $22 million in 2017 and $31 million in 2018. Under the Downside Case, GAAP net (loss) income is projected to be ($30) million for 2016, $5 million for 2017 and $17 million for 2018.
(5)

Projected EBIT is a non-GAAP financial measure that represents projected earnings before interest and taxes and was projected for calendar years 2016 through 2018 by multiplying projected Revenue, determined as set forth above, by the projected EBIT Margin, which was projected based upon historical results and management’s forecasts. Projected EBIT was projected for calendar years 2019 through 2023 and subsequent years based upon extrapolations prepared by Morgan Stanley and approved for use by Lattice management. A reconciliation of Projected EBIT to GAAP operating income would be as follows. Under the Upside Case, GAAP operating income is projected to be ($4) million in 2016, $51 million in 2017 and $63 million in 2018. Under the Downside Case, GAAP operating income is projected to be ($4) million for 2016, $30 million for 2017 and $45 million for 2018.
(6)	Projected Taxes is a non-GAAP financial measure that represents Lattice management’s best estimate of projected cash taxes payable considering international income and withholding taxes, as well as expected utilization of net operating loss carryforwards for U.S. taxes. Projected Taxes was projected for calendar years 2016 through 2018 by Lattice management based upon historical results and management’s forecasts, and was projected for calendar years 2019 through 2023 and subsequent years based upon extrapolations prepared by Morgan Stanley and approved for use by Lattice management, such extrapolations assuming $8.0 million of projected cash taxes per year until 2023 and a 35% effective tax rate for subsequent years. A reconciliation of Projected Taxes to GAAP tax expense would be as follows. Under the Upside Case, GAAP tax expense is projected to be $8 million in 2016, $7 million in 2017 and $9 million in 2018. Under the Downside Case, GAAP tax expense is projected to be $6 million in 2016, $3 million in 2017 and $6 million in 2018.
(7)	Projected NOPAT is a non-GAAP financial measure that represents net operating profits after tax, and was estimated by taking Projected EBIT and subtracting Projected Taxes, each determined as set forth above.
(8)	Projected Depreciation & Amortization is a non-GAAP financial measure that represents projected depreciation and amortization, and was derived by taking Projected EBITDA and subtracting Projected EBIT, each determined as set forth above.
(9)	Projected Stock-Based Compensation is a non-GAAP financial measure that represents projected expenses related to stock-based compensation, and was projected for calendar year 2016 based upon historical results and management’s forecasts, and was projected for calendar years 2017 through 2023 and subsequent years based upon extrapolations prepared by Morgan Stanley and approved for use by Lattice management.
(10)	Change in Net Working Capital is a non-GAAP financial measure that represents projected changes in the amount of Lattice’s current assets less the amount of Lattice’s current liabilities, and was projected for calendar year 2016 based upon historical results and management’s forecasts, and was projected for calendar years 2017 through 2023 and subsequent years based upon extrapolations prepared by Morgan Stanley and approved for use by Lattice management.
(11)	Projected Capital Expenditures is a non-GAAP financial measure of projected capital expenditures, and was projected for calendar year 2016 based upon historical results and management’s forecasts, and was projected for calendar years 2017 through 2023 and subsequent years based upon extrapolations prepared by Morgan Stanley and approved for use by Lattice management.
(12)	Unlevered Free Cash Flow is a non-GAAP financial measure of projected cash flows, and was estimated by taking Projected NOPAT, and adding Projected Depreciation and Amortization, and adding (subtracting) Projected Stock-Based Compensation, Change in Net Working Capital, and Projected Capital Expenditures, each determined as set forth above.

As noted above, the Forecasts reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict, and many of which are beyond our control.

Fairness Opinion of Morgan Stanley & Co. LLC

Lattice retained Morgan Stanley to act as financial advisor to the Board in connection with the proposed Merger. The Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, experience and expertise, its knowledge of and involvement in recent transactions in the semiconductor industry, and its knowledge of Lattice’s business and affairs. At the meeting of the Board on November 2, 2016, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the consideration to be received by the holders of Lattice common shares pursuant to the Merger Agreement was fair from a financial point of view to the holders of Lattice common shares.

The full text of the written opinion of Morgan Stanley, dated as of November 2, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this proxy statement as Annex B. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Board, in its capacity as such, and addressed only the fairness from a financial point of view of the consideration to be received by the holders of Lattice common shares pursuant to the Merger Agreement as of the date of the opinion. It does not address any other aspect or implications of the Merger. The opinion was addressed to, and rendered for the benefit of, the Board and was not intended to, and does not, constitute advice or a recommendation to any holder of Lattice common shares as to how to vote at any stockholders’ meeting to be held in connection with the Merger or take any action with respect to the Merger. The summary of Morgan Stanley’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Lattice;

•	reviewed certain internal financial statements and other financial and operating data concerning Lattice;

•	reviewed the Forecasts;

•	discussed the past and current operations and financial condition and the prospects of Lattice with senior executives of Lattice;

•	reviewed the reported prices and trading activity for the Lattice common shares;

•	compared the financial performance of Lattice and the prices and trading activity of the Lattice common shares with that of certain other publicly-traded companies comparable with Lattice and its securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Lattice and Parent and their financial and legal advisors;

•	reviewed drafts of (1) the Merger Agreement, (2) the Equity Commitment Letter, and (3) certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Lattice and that formed a substantial basis for its opinion. With respect to the Forecasts, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Lattice of the future financial performance of Lattice. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the draft Equity Commitment Letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Lattice and its legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley’s opinion is limited to and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by the holders of Lattice common shares pursuant to the Merger Agreement. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of any compensation to any of the Lattice officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of Lattice common shares in the Merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Lattice, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Morgan Stanley as of, November 2, 2016. Events occurring after November 2, 2016 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated November 2, 2016. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with rendering its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of these analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. The various analyses summarized below were based on the closing price of $6.37 per Lattice common share as of November 2, 2016 (the last trading day before the public announcement of the Merger). Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain non-public financial projections provided by the management of Lattice and referred to below. In certain instances, the projections were extrapolated for future periods not accounted for in the Forecasts provided by the management of Lattice. For further information regarding these financial projections, see the section of this proxy statement captioned “— Certain Prospective Financial Data.”

Public Trading Valuation Analysis

Morgan Stanley performed a public trading valuation analysis, which is designed to provide an implied public trading valuation of a company by comparing representative trading multiples of companies engaged in a similar business. Morgan Stanley compared certain financial information of Lattice with comparable publicly available estimates for selected semiconductor companies that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics. A list of the selected comparable companies and a summary of Morgan Stanley’s analysis is provided below:

	CY2017E AV / Revenue	CY 2017E AV / EBITDA	CY 2017E P / E
Cirrus Logic, Inc.	2.3x	9.0x	13.0x
Cypress Semiconductor Corporation	2.1x	11.1x	13.6x
Integrated Device Technology, Inc.	4.1x	11.4x	15.0x
Microchip Technology Incorporated	5.0x	12.5x	16.0x
Microsemi Corporation	3.8x	9.3x	10.6x
Semtech Corporation	2.9x	9.3x	15.1x
Xilinx, Inc.	4.6x	14.7x	21.8x

For purposes of this analysis, Morgan Stanley analyzed (1) the ratio of aggregate value, which we refer to in this proxy statement as “AV”, which Morgan Stanley defined as fully diluted market capitalization plus total debt less cash and cash equivalents, to each of estimated revenue and EBITDA (which is defined in this section as net income excluding net interest expense, income tax expense and certain other non-cash and non-recurring items, principally depreciation, amortization and stock-based compensation and charges) for calendar year 2017, and (2) estimated price to earnings (which is defined in this section as the ratio of price per share to estimated diluted earnings per share) for calendar year 2017, which we refer to in this proxy statement as the “2017 PE Multiple”, in each case, for each of the comparable companies based on publicly available financial information compiled by Thomson Reuters for comparison purposes.

Based on its analysis of the relevant metrics for each of the comparable companies and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of revenue, EBITDA, and price to earnings multiples and applied these ranges of multiples to the estimated relevant metric for Lattice. Based on the outstanding Lattice common shares on a fully-diluted basis (including outstanding options and restricted stock units) as of November 2, 2016, Morgan Stanley calculated the estimated implied value per share of Lattice common shares as of November 2, 2016 as follows:

Calendar Year Financial Statistic	Selected Comparable Company Multiple Ranges	Implied Present Value Per Share of Company Common Stock ($)
AV to Estimated 2017 Revenue of $483MM(1)	2.0x – 3.0x	5.82 – 9.36
AV to Estimated 2017 EBITDA of $108MM(2)	9.0x – 13.0x	5.88 – 9.05
Price to Estimated 2017 Earnings of $0.49 per share(3)	10.0x – 16.0x	4.88 – 7.81

(1)	The estimated 2017 revenue forecast used for this analysis was based on the median of the analyst estimates of Lattice’s revenue for the year 2017, based on analyst estimates compiled by Thomson Reuters as of November 2, 2016.
(2)	The estimated 2017 EBITDA forecast used for this analysis was based on the median of the analyst estimates of Lattice’s 2017 EBIT, and projected depreciation and amortization charges were determined by applying management’s forecast of depreciation and amortization charges as a percentage of revenue to the analyst estimates of 2017 revenue compiled by Thomson Reuters as of November 2, 2016.
(3)	The estimated 2017 earnings per share forecast used for this analysis was based on the median of the analyst estimates of Lattice’s earnings per share for the year 2017, based on analyst estimates compiled by Thomson Reuters as of November 2, 2016.

No company utilized in the public trading valuation analysis is identical to Lattice. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Lattice, such as the impact of competition on the businesses of Lattice and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Lattice.

Discounted Equity Valuation Analysis

Morgan Stanley performed a discounted equity valuation analysis, which is designed to provide insight into the potential future equity value of a company as a function of such company’s estimated future earnings. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value of such company’s equity value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of Lattice common shares on a standalone basis. The discounted equity value was calculated by Morgan Stanley using estimated earnings for calendar year 2018. Based on its review of the 2017 PE Multiple for the comparable companies, and upon the application of its professional judgment and experience, Morgan Stanley then applied a selected range of earnings multiples to the estimates of earnings for calendar year 2018 provided by management in two sets of unaudited financial projections prepared by Lattice management: (1) the Upside Case, which assumed a certain amount of revenue from a design win with a key customer, and (2) the Downside Case, which assumed lower sales revenue if that design win is not achieved, to calculate the estimated equity values for Lattice based on each such case.

Morgan Stanley then discounted each such equity value to present value using a discount rate of 10.8%, which rate was selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of Lattice’s cost of equity.

Based on the number of Lattice common shares outstanding as of November 2, 2016 on a fully-diluted basis (including outstanding options and restricted stock units), as provided by Lattice’s management, Morgan Stanley calculated the estimated implied value per share of Lattice’s common shares using the discounted equity valuation analysis as of November 2, 2016 as follows:

Calendar Year Estimated 2018 Earnings	Selected Earnings Multiple Ranges	Implied Present Value Per Share of Company Common Stock ($)
Upside Case	10.0x – 16.0x	6.13 – 9.81
Downside Case	10.0x – 14.0x	5.32 – 7.45

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated ranges of equity values per Lattice common share based on discounted cash flow analyses until December 31, 2023. For purposes of this analysis, Lattice was considered as a standalone entity. Morgan Stanley relied on the Upside Case and the Downside Case for fiscal years 2016 to 2018, extrapolated those projections through 2023 (as discussed with and approved by Lattice management) and used the following assumptions: (1) $8 million per year in taxes as a cash expense, and (2) a 35% tax rate in the terminal year. Morgan Stanley then calculated a range of implied values of Lattice by calculating a range of the present values of Lattice’s free cash flows for the period from November 2, 2016, through December 31, 2023, and a terminal value based on a terminal perpetual growth rate ranging from 1.0% to 3.0%. Morgan Stanley selected these terminal perpetual growth rates based on the application of its professional judgment and experience. The free cash flows were discounted to present values as of November 2,

2016, at a range of discount rates of 8.6% to 10.0% (which range was selected in Morgan Stanley’s professional judgment and experience) to reflect Lattice’s weighted average cost of capital. The terminal values were discounted to present values as of November 2, 2016, at a range of discount rates of 8.0% to 9.4% (which range was selected in Morgan Stanley’s professional judgment and experience) to reflect Lattice’s weighted average cost of capital assuming a fully burdened tax rate. These calculations resulted in the following ranges:

Implied Present Value Per Share of Company Common Stock ($)
Upside Case	6.96 – 10.31
Downside Case	6.08 – 9.12

Precedent Transactions Analysis

Precedent Multiples. Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with the Merger. In connection with its analysis, Morgan Stanley compared publicly available statistics for selected semiconductor technology transactions, selected based on Morgan Stanley’s professional judgment and experience. The transactions reviewed and the date that each transaction was announced were as follows:

Date Announced	Acquiror	Target
10/27/2016	Qualcomm, Inc.	NXP Semiconductors N.V.
09/12/2016	Renesas Electronics Corp.	Intersil Corporation
07/26/2016	Analog Devices, Inc.	Linear Technology Corporation
06/15/2016	Cavium, Inc.	QLogic Corporation
02/23/2016	MKS Instruments, Inc.	Newport Corp.
02/04/2016	FormFactor, Inc.	Cascade Microtech, Inc.
01/12/2016	Microchip Technology Incorporated	Atmel Corporation
12/02/2015	Beijing E-Town Dragon Semiconductor Industry Investment Center (Limited Partnership)	Mattson Technology, Inc.
11/24/2015	Microsemi Corporation	PMC-Sierra, Inc.
11/18/2015	ON Semiconductor Corp.	Fairchild Semiconductor International, Inc.
10/21/2015	Western Digital Corporation	SanDisk Corporation
09/30/2015	Mellanox Technologies, Ltd.	EZChip Semiconductor Ltd.
09/20/2015	Dialog Semiconductor plc	Atmel Corporation
09/03/2015	Diodes Incorporated	Pericom Semiconductor Corporation
06/01/2015	Intel Corporation	Altera Corporation
05/28/2015	Avago Technologies Ltd	Broadcom Corporation
05/07/2015	Microchip Technology Incorporated	Micrel, Incorporated
03/18/2015	Microsemi Corporation	Vitesse Semiconductor Corporation
03/01/2015	NXP Semiconductors N.V.	Freescale Semiconductor, Ltd.
01/27/2015	Lattice Semiconductor Corporation	Silicon Image, Inc.
12/01/2014	Cypress Semiconductor Corporation	Spansion Inc.
10/15/2014	Qualcomm Global Trading Pte. Ltd	CSR plc
08/20/2014	Infineon Technologies AG	International Rectifier Corporation
06/11/2014	Shanghai Pudong Science and Technology Investment Co., Ltd	Montage Technology Group Limited
06/09/2014	Analog Devices, Inc.	Hittite Microwave Corp
05/22/2014	Microchip Technology Incorporated	Innovative Solutions and Support, Inc.
04/29/2014	Cirrus Logic, Inc.	Wolfson Microelectronics plc

02/24/2014	RF Micro Devices, Inc.	TriQuint Semiconductor, Inc.
02/10/2014	Microchip Technology Incorporated	Supertex, Inc.
12/16/2013	Avago Technologies Ltd	LSI Corp
11/07/2013	Tsinghua Unigroup Ltd.	RDA Microelectronics, Inc.
11/05/2013	MACOM Technology Solutions Holdings, Inc.	Mindspeed Technologies, Inc.
08/15/2013	Maxim Integrated Products, Inc.	Volterra Semiconductor Corp
06/21/2013	Tsinghua Unigroup Ltd.	Spreadtrum Communications, Inc.
08/14/2012	MediaTek Inc.	Mstar Semiconductor, Inc.
06/12/2012	Cypress Semiconductor Corporation	Ramtron International Corporation
05/02/2012	Microchip Technology Incorporated	Standard Microsystems Corporation
04/30/2012	Integrated Device Technology, Inc.	PLX Technology, Inc.
01/23/2012	Semtech Corporation	Gennum Corporation

For each transaction listed above, Morgan Stanley noted (1) the ratio of AV of the transaction to the target company’s (a) last twelve month, which we refer to in this proxy statement as “LTM”, revenue and next twelve month, which we refer to in this proxy statement as “NTM”, revenue, and (b) LTM EBITDA and NTM EBITDA and (2) the LTM price to earnings and NTM price to earnings.

Based on the analysis of the relevant metrics and time frame for each transaction listed above, Morgan Stanley selected the representative range of multiples in each case below and applied these ranges of multiples to Lattice’s forecasts. The ranges of implied values per Lattice common share were:

Multiples	Implied Present Value Per Share of Company Common Stock ($)
AV / LTM Revenue (2.0x – 3.8x)	4.63 – 10.06
AV / NTM Revenue (2.0x – 3.5x)	5.59 – 10.74
AV / LTM EBITDA (13.0x – 19.0x)	2.14 – 4.00
AV / NTM EBITDA (10.0x – 17.0x)	6.09 – 11.21
LTM P / E (19.0x – 33.0x)	Not meaningful
NTM P / E (18.0x – 30.0x)	7.49 – 12.48

Precedent Premia. Morgan Stanley considered, based on publicly available information, premiums paid in all-cash acquisition transactions in Morgan Stanley’s transaction database occurring from 2011 through November 2, 2016, involving U.S. public company targets in the technology sector having a transaction value of more than $250 million (127 total transactions). Morgan Stanley reviewed the premium paid to the target company’s closing stock price one day, 30 days and LTM high premium prior to market awareness of such transaction. Morgan Stanley’s analysis identified the following premium ranges:

Financial Statistic	Premium to 1-Day Prior Price	Premium to 30-Day Prior Price	Premium to 52-week High Price
Top Quartile	49.4%	50.7%	8.6%
Mean	40.4%	43.5%	5.1%
Median	32.5%	37.9%	0.4%
Bottom Quartile	21.1%	25.1%	(4.8%)

Based on the top and bottom quartiles, Morgan Stanley then applied premium ranges of 20% to 50% to Lattice’s one-day prior stock price, 25% to 50% to Lattice’s 30-day average prior stock price and (5%) to 10% to Lattice’s 52-week high stock price, in each case prior to November 2, 2016 (the last trading day before the public announcement of the Merger). The analysis indicated an implied value per share of Lattice common shares reference range as follows:

Financial Statistic	Implied Present Value Per Share of Company Common Stock ($)
Premium to 1-Day Prior Price	7.64 – 9.56
Premium to 30-Day Prior Price	7.97 – 9.57
Premium to 52-week High Price	6.43 – 7.45

Additional Information. No company or transaction utilized in the precedent transactions analysis is identical to Lattice or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters that are beyond the control of Lattice, such as the impact of competition on the business of Lattice or its industry generally, industry growth and the absence of any adverse material change in the financial condition of Lattice or its industry or in the financial markets in general, all of which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Morgan Stanley considered a number of factors in analyzing the implied Merger consideration. That points in the range of implied present values per Lattice common share derived from the valuation of precedent transactions were less than or greater than the implied Merger consideration is not necessarily dispositive in connection with Morgan Stanley’s analysis of the implied Merger consideration, but one of many factors that Morgan Stanley considered.

Historical Trading Ranges Analysis

Morgan Stanley performed a trading range analysis with respect to the historical share prices of Lattice common shares. Morgan Stanley reviewed the range of closing prices of Lattice common shares for various periods ending on November 2, 2016. Morgan Stanley also reviewed the historical trading multiples for Lattice. Morgan Stanley observed the following:

Period Ending November 2, 2016	Range of Closing Prices
Last Month	6.01 – 6.56
Last Three Months	5.71 – 6.56
Last Twelve Months	4.32 – 6.77

Analysts’ Price Targets

Morgan Stanley reviewed and analyzed future public market trading price targets for Lattice common shares prepared and published by equity research analysts prior to November 2, 2016. These future share price targets reflected each analyst’s estimate of the future public market trading price of Lattice common shares and were not discounted to reflect present values. The range of undiscounted analysts’ future share price targets for Lattice common shares was $6.75 to $8.00 per share as of November 2, 2016. In order to better compare the equity research analysts’ future share price targets with the per share Merger consideration, Morgan Stanley discounted the range of analysts’ future share price targets for Lattice common shares for one year at a rate of 10.8%, which discount rate was selected based on Lattice’s cost of equity. This analysis indicated an implied range of equity values for Lattice common shares of $6.09 to $7.22 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Lattice common shares, and these estimates are subject to uncertainties, including the future financial performance of Lattice and future financial market conditions.

General

In connection with the review of the Merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor that it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Lattice. In performing its analyses, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters that are beyond the control of Lattice. These include, among other things, the impact of competition on the business of Lattice and the industry generally, industry growth, and the absence of any material adverse change in the financial condition and prospects of Lattice and the industry, and in financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view the consideration to be received by the holders of Lattice common shares pursuant to the Merger Agreement and in connection with the delivery of its opinion, dated November 2, 2016, to the Board. These analyses do not purport to be appraisals or to reflect the prices at which Lattice common shares might actually trade.

The consideration to be received by the holders of Lattice common shares pursuant to the Merger Agreement was determined by Lattice and Parent through arm’s length negotiations between Lattice and Parent and was approved by the Board. Morgan Stanley acted as financial advisor to the Board during these negotiations but did not recommend any specific consideration to Lattice or the Board or opine that any specific amount or form of consideration constituted the only appropriate amount or form of consideration for the Merger.

Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to adopt resolutions to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Board with respect to the consideration to be received by the holders of Lattice common shares pursuant to the Merger Agreement or of whether the Board would have been willing to agree to a different form or amount of consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of Lattice common shares as to how to vote at any stockholders’ meetings to be held in connection with the Merger. Morgan Stanley’s opinion did not address any other aspect of the Merger or related transactions, including the prices at which Lattice common shares would trade at any time in the future.

The Board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of Lattice, Parent or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the Merger Agreement, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with Lattice in connection with the Merger, may commit in the future to invest in private equity funds managed by Canyon Bridge.

Under the terms of its engagement letter, Morgan Stanley provided the Board with financial advisory services and a financial opinion in connection with the Merger, described in this section and attached to this proxy statement as Annex B, and Lattice has agreed to pay Morgan Stanley a fee for its services in an amount estimated, as of the date of Morgan Stanley’s written opinion, to be approximately $18 million, 25% of which was due upon announcement of the transaction and the remainder of which is contingent upon the completion of the Merger. Lattice has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Lattice has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, except for the engagement related to this transaction, Morgan Stanley and its affiliates have not been engaged on any financial advisory or financing assignments for Lattice, and have not received any fees for such services from Lattice during that time. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have not received any fees for financial advisory or financing assignments for Parent, Merger Sub or Canyon Bridge.

Interests of Lattice’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by stockholders.

The consummation of the Merger is expected to constitute a “change in control” for purposes of each of the Lattice compensation plans and agreements.

Insurance and Indemnification of Directors and Executive Officers

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of Lattice or any of its subsidiaries, as provided in Lattice’s or its subsidiaries’ organizational documents or in any contract with Lattice or its subsidiaries, as in effect on the date of the Merger Agreement, for acts or omissions occurring prior to the Effective Time.

In addition, the Merger Agreement provides that, during the six year period commencing at the Effective Time, Parent will cause to be maintained in effect the coverage provided by the directors’ and officers’ liability insurance policies in effect as of the Effective Time by Lattice and its subsidiaries on terms and conditions not less favorable to the insured parties than the directors’ and officers’ liability insurance coverage currently maintained by Lattice with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, except that in no event will Parent be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Lattice for such insurance policy in effect on July 1, 2016, and if the premium for that insurance coverage would exceed that amount, Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost equal to that amount. The Merger agreement also provides that, in lieu of the foregoing, Lattice or Parent may purchase a six-year pre-paid “tail” directors’ and officers’ liability insurance policy on terms and conditions not less favorable to the insured persons than the directors’ and officers’ liability insurance policies currently maintained by Lattice with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, provided that the premium of such “tail” policy will not exceed the Maximum Amount without Parent’s consent. For more information, see the section of this proxy statement captioned “The Merger Agreement — Indemnification and Insurance.”

Treatment of Options and Restricted Stock Units

Stock Options

Except as described in this section, Company Stock Options held by our directors and executive officers will be treated like all other Company Stock Options at the Effective Time. For more information about the treatment of Company Stock Options in the Merger, see the section of this proxy statement captioned “The Merger Agreement — Treatment of Equity-Based Awards.”

Single Trigger Accelerated Vesting of Company Options Held by Non-Employee Directors of Lattice

In connection with the Merger, the vesting of any Unvested Company Options held by each non-employee director of Lattice will fully accelerate pursuant to the terms of such Unvested Company Options and, after giving effect to such acceleration, such Unvested Company Options will be treated as Vested Company Options as of immediately prior to the Effective Time under the Merger Agreement.

Treatment of Performance-Based Options

With respect to any performance-based In-the-Money Company Options that are outstanding at or immediately prior to the Effective Time, which we refer to in this proxy statement as the “Performance-Based Company Options”, Lattice will measure actual performance for any performance period that is ongoing at the Effective Time as of the last business day prior to the Effective Time, which we refer to in this proxy statement as the “Measurement Date.” Solely to the extent performance is so achieved, the number of Performance-Based Company Options will be prorated based on the number of days that have elapsed from the date of grant through the Effective Time during the applicable performance period, with the resulting number of Performance-Based Company Options becoming Vested Company Options as of immediately prior to the Effective Time under the Merger Agreement. Any portion of the Performance-Based Company Options for which performance is not so achieved will be canceled at the Effective Time for no consideration.

Treatment of Unvested Company Options Held by Mr. Billerbeck

In connection with the Merger, on November 3, 2016, Mr. Billerbeck entered into a letter agreement with Parent and Lattice, pursuant to which, consistent with the terms of Mr. Billerbeck’s employment agreement, any outstanding and unvested In-the-Money Company Options held by Mr. Billerbeck prior to the closing date of the Merger (after taking into account any vesting related to the satisfaction of any corporate performance goals) will not accelerate and become fully vested at or prior to the Effective Time, and, as with other holders of outstanding and unvested In-the-Money Company Options, will instead be treated as Unvested Company Options under the Merger Agreement. Thereafter, consistent with the terms of Mr. Billerbeck’s employment agreement, Mr. Billerbeck’s letter agreement provides that if, prior to the second anniversary of the closing date of the Merger, Mr. Billerbeck’s employment is terminated by Lattice without cause or by Mr. Billerbeck for good reason, then any such Unvested Company Options will become fully vested effective as of the date of such termination, subject to his satisfaction of certain conditions pursuant to his employment agreement. For further detail regarding the terms of Mr. Billerbeck’s letter agreement, see the section captioned “The Merger — Interests of Lattice’s Directors and Executive Officers in the Merger — Arrangements with Parent.”

Treatment of Company Options Held by Mr. Hawk

In connection with the Merger, on November 3, 2016, Mr. Hawk entered into a letter agreement with Parent and Lattice, pursuant to which all outstanding Company Stock Options held by Mr. Hawk as of November 3, 2016, whether vested or unvested, will be treated as Vested Company Options as of immediately prior to the Effective Time under the Merger Agreement. For further detail regarding the terms of Mr. Hawk’s letter agreement, see the section captioned “ The Merger — Interests of Lattice’s Directors and Executive Officers in the Merger — Arrangements with Parent.”

Restricted Stock Units

Except as described in this section, Company RSUs held by our directors and executive officers will be treated like all other Company RSUs at the Effective Time. For more information about the treatment of Company RSUs in the Merger, see the section of this proxy statement captioned “The Merger Agreement — Treatment of Equity-Based Awards.”

Single Trigger Accelerated Vesting of Company RSUs Held by Non-Employee Directors of Lattice

In connection with the Merger, the vesting of each Company RSU held by each non-employee director of Lattice will fully accelerate pursuant to the terms of such Company RSUs and, after giving effect to such acceleration, such Company RSUs will be treated as Vested RSUs as of immediately prior to the Effective Time under the Merger Agreement.

Single Trigger Accelerated Vesting of Certain Company RSUs Held by Lattice Employees, including our Executive Officers

All Company RSUs granted pursuant to Lattice’s 2013 Incentive Plan (as amended) or Lattice’s 1996 Stock Incentive Plan (as amended) are subject to single trigger accelerated vesting at the Effective Time pursuant to the standard form of award agreement for such Company RSUs, which provides that in the event of a change in control of Lattice, if the acquiring corporation is not a “publicly held corporation” within the meaning of Section 162(m) of the Internal Revenue Code, the Company RSUs issued pursuant to such award agreement will fully vest at the time of such change in control. Because Parent is not a publicly held corporation, the vesting of such Company RSUs will fully accelerate upon the change in control of Lattice and, after giving effect to such acceleration, such Company RSUs will be treated as Vested RSUs under the Merger Agreement.

Company Options and Company RSUs Canceled in Exchange for Merger Consideration Payable at Closing

The table below provides detail as to the value of the outstanding Vested Company Options, Unvested Company Options, Vested RSUs and Unvested RSUs (in each case, after taking into account any accelerated vesting that is required to occur at or prior to the Effective Time) held by Lattice’s directors and executive officers that will be canceled and converted into the right to receive the Per Share Merger Consideration in respect thereof payable in accordance with the terms of the Merger Agreement for the respective award. The amounts listed below are estimates based on an assumed closing date of November 25, 2016, and based on the number of Company Stock Options and Company RSUs held by each director and executive officer as of such date. However, the actual number of awards that will be canceled and converted into the right to receive the Per Share Merger Consideration will depend on the number of outstanding awards held by such individuals at the Effective Time.

	Vested Company Options(1)		Unvested Company Options(2)		Vested RSUs(3)		Total Value of All Equity
Name	Shares	Value(4)	Shares	Value(5)	Shares	Value(6)	Awards(7)
Non-Employee Directors
Robin Abrams	90,000	$267,300	0	$0	22,727	$188,634	$455,934
Brian Beattie	68,744	$198,670	0	$0	0	$0	$198,670
John Bourgoin	90,000	$267,300	0	$0	22,727	$188,634	$455,934
Robert Herb	90,000	$294,300	0	$0	22,727	$188,634	$482,934
Mark Jensen	90,000	$294,300	0	$0	22,727	$188,634	$482,934
Jeff Richardson	53,918	$94,357	0	$0	22,727	$188,634	$282,991
Fred Weber	60,639	$126,736	0	$0	22,727	$188,634	$315,370
Executive Officers
Darin G. Billerbeck	1,615,786	$4,657,705	462,778	$1,062,285	290,023	$2,407,191	$8,127,181
Max Downing	55,541	$137,655	80,343	$183,389	33,433	$277,494	$598,538
Glen Hawk	558,525	$1,230,116	0	$0	46,800	$388,440	$1,618,556
Byron W. Milstead	105,775	$212,128	84,207	$194,943	65,367	$542,546	$949,617

(1)	For Unvested Company Options held by non-employee directors of Lattice, the vesting of each Unvested Company Option will fully accelerate upon completion of the Merger pursuant to the terms of such Unvested Company Option; as such, outstanding Unvested Company Options held by each non-employee director as of November 25, 2016 are treated as Vested Company Options and are included in this computation as such.

For Performance-Based Company Options held by executive officers, the amount shown includes the value of Performance-Based Company Options held by the executive officer as of November 25, 2016 that will be converted into the right to receive the Per Share Merger Consideration as of immediately prior to the Effective Time, assuming that the target level of performance is achieved and prorated based on the number of days that have elapsed from the date of grant through the Effective Time. Assuming that the maximum level of performance is achieved (instead of target) and prorated based on the number of days that have elapsed from the date of grant through the Effective Time, the payout for the Performance-Based Company Options held by executive officers would increase by $385,458 for Mr. Billerbeck, $0 for Mr. Downing, $31,786 for Mr. Hawk, and $79,378 for Mr. Milstead.

Pursuant to Mr. Hawk’s letter agreement with Parent and Lattice, dated November 3, 2016, all outstanding Company Stock Options held by Mr. Hawk as of November 3, 2016, whether vested or unvested, will be treated as Vested Company Options. The amount shown for Mr. Hawk includes the value of such Vested Company Options.

(2)	Consistent with Mr. Billerbeck’s employment agreement with Lattice, Mr. Billerbeck’s letter agreement with Parent and Lattice, dated November 3, 2016, provides that any outstanding and unvested In-the-Money Company Options held by Mr. Billerbeck prior to the closing date of the Merger (after taking into account any vesting related to the satisfaction of any corporate performance goals) will not accelerate and become fully vested at or prior to the Effective Time, but will instead be treated as Unvested Company Options, subject to accelerated vesting if Mr. Billerbeck’s employment is terminated either by Lattice without cause or by Mr. Billerbeck for good reason prior to the second anniversary of the closing date of the Merger. The amount shown for Mr. Billerbeck includes the value of such Unvested Company Options.

For further detail, see the section of this proxy statement captioned “The Merger — Treatment of Options and Restricted Stock Units —Treatment of Unvested Company Options Held by Mr. Billerbeck.”

(3)	Vesting of outstanding Company RSUs held by non-employee directors of Lattice will fully accelerate upon completion of the Merger pursuant to the terms of such Company RSUs; as such, outstanding Company RSUs held by each non-employee director as of November 25, 2016 are treated as Vested RSUs and are included in this computation as such.

All Company RSUs that were granted pursuant to Lattice’s 2013 Incentive Plan (as amended) or Lattice’s 1996 Stock Incentive Plan (as amended), which includes all Company RSUs that are held by the executive officers, are subject to single trigger accelerated vesting at the Effective Time pursuant to the standard form of award agreement evidencing such Company RSUs, and, after giving effect to such acceleration, such Company RSUs will be treated as Vested RSUs under the Merger Agreement. The amount shown for each executive officer includes the value of such Vested RSUs.

(4)	Represents an amount equal to the product obtained by multiplying (1) the number of shares subject to such Vested Company Option by (2) the amount by which $8.30 exceeds the per share exercise price of such Vested Company Option.
(5)	Represents an amount equal to the product obtained by multiplying (1) the number of shares subject to such Unvested Company Option by (2) the amount by which $8.30 exceeds the per share exercise price of such Unvested Company Option.
(6)	Represents an amount equal to the product obtained by multiplying (1) $8.30 by (2) the number of shares that remain subject to such Vested RSU.
(7)	As a result of the single-trigger vesting acceleration provided under the terms of the Company RSUs held by each of Lattice’s directors and executive officers, none of Lattice’s directors or executive officers will hold any Unvested RSUs at the Effective Time.

Executive Employment Agreements

Messrs. Billerbeck, Hawk and Milstead

Each of Messrs. Billerbeck, Hawk and Milstead has entered into an employment agreement with Lattice. Each of the employment agreements includes a “double trigger” change in control severance provision, whereby if the executive’s employment is terminated either by Lattice without “cause” or by the executive for “good reason” (as those terms are defined in the applicable employment agreement, as modified by the letter agreements entered into with Lattice and Parent described below) immediately prior to a change in control or within 24 months following such change in control, then the executive will be entitled to receive the following payments and benefits:

•	A lump sum cash payment equal to 2.0 (in the case of Mr. Billerbeck) or 1.0 (in the case of each executive other than Mr. Billerbeck) times the sum of the executive’s then-current annual base salary and his target annual bonus amount (with no proration);

•	Full acceleration of the vesting of the executive’s then-outstanding compensatory equity awards (as defined in the applicable employment agreement, as modified by the letter agreements entered into with Lattice and Parent described below); and

•	Payment by Lattice of the premiums required to continue the executive’s health benefits coverage under COBRA until the earlier of 12 months after the termination date or the date the executive receives substantially equivalent coverage in connection with new employment.

Each executive’s entitlement to the severance payments and benefits above is conditioned upon the executive entering into (and not subsequently revoking) a separation agreement and release of claims, and agreeing to certain non-solicitation and non-disparagement covenants. Certain provisions of each executive’s employment agreement will be modified by the letter agreements entered into with Lattice and Parent, effective as of the closing date of the Merger, and described in the section below captioned “The Merger — Interests of Lattice’s Directors and Executive Officers in the Merger — Arrangements with Parent.”

Mr. Downing

Mr. Downing is party to a severance letter agreement with Lattice which includes a “double trigger” change of control severance provision. On November 3, 2016, Mr. Downing entered into an employment agreement with Lattice and Parent that will become effective as of the Effective Time and supersede his severance letter agreement in its entirety, as described in the section below captioned “The Merger — Interests of Lattice’s Directors and Executive Officers in the Merger — Arrangements with Parent.”

In the absence of the employment agreement, under Mr. Downing’s severance letter agreement, if a change in control of Lattice occurs prior to August 31, 2017 and Mr. Downing’s employment is “involuntarily terminated” (as defined in the severance letter agreement) either by Lattice or by him, in either case, within 24 months following such change in control, then Mr. Downing will be entitled to receive the following payments and benefits:

•	A lump sum cash payment equal to 1.0 times the sum of the executive’s then-current annual base salary and the executive’s target annual bonus amount;

•	Full acceleration of the vesting of the executive’s then-outstanding compensatory equity awards; and

•	Payment by Lattice of the premiums required to continue the executive’s health benefits coverage under COBRA until the earlier of 12 months after the termination date or the date the executive receives coverage in connection with new employment.

Under the severance letter agreement, Mr. Downing’s entitlement to the severance payments and benefits above is conditioned upon Mr. Downing entering into (and not subsequently revoking) a separation agreement and release of claims.

Estimated Severance Payable to Executives

For an estimate of the value of the amounts that would be paid or become payable to each of Lattice’s named executive officers, assuming, among other things, that the Merger was completed on November 21, 2016 and the employment of each named executive officer was terminated either by Lattice without cause or by the named executive officer for good reason immediately thereafter, see the section of this proxy statement entitled “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.”

Arrangements with Parent

On November 3, 2016, each of Messrs. Billerbeck, Downing, Hawk and Milstead entered into letter agreements with Parent and Lattice which will become effective as of the Effective Time. If the Merger Agreement is terminated and the Merger does not occur for any reason, these letter agreements will be null, void and have no force and effect.

Letter Agreement with Mr. Billerbeck

Pursuant to Mr. Billerbeck’s letter agreement with Parent and Lattice, effective as of the closing date of the Merger:

•	Mr. Billerbeck agreed to waive his right to terminate his employment for good reason under his employment agreement as a result of, or in connection with, a diminution or adverse change to his duties, authority, title or responsibilities in connection with the Merger, including his right to receive severance payments and benefits pursuant to his employment agreement as a result thereof;

•	The definition of “good reason” under Mr. Billerbeck’s employment agreement was amended to provide that in the event that, after the closing date of the Merger, Mr. Billerbeck ceases to be the principal executive officer of Lattice without Mr. Billerbeck’s express written consent, such event will constitute good reason;

•

The amount of severance pay to which Mr. Billerbeck is entitled upon a termination of employment either by Lattice without cause or by Mr. Billerbeck for good reason after the closing date of the Merger (for purposes of this section, the “Cash Severance” as defined in the employment agreement) was amended to clarify that such amount will be equal to the greater of (1) $2,000,000 or (2) two times the sum of his then annual base salary and target bonus amount (with no proration), plus the amount of his monthly COBRA premiums until the earlier of twelve months after the termination date or the date he commences receiving substantially equivalent coverage in connection with new employment;

•	If Mr. Billerbeck remains continuously employed by Lattice through the second anniversary of the closing date of the Merger, Lattice will pay Mr. Billerbeck an amount equal to the Cash Severance (as described above), in a single lump sum on the 30th day following such date, subject to his execution of an effective and irrevocable release of claims;

•	The definition of “compensatory equity” under Mr. Billerbeck’s employment agreement was amended to refer to his outstanding Company Option and Company RSUs as of November 3, 2016, together with rights to receive cash in accordance with the Merger Agreement with respect to such awards, which we refer to in this proxy statement collectively as the “Compensatory Company Equity”;

•	Notwithstanding any provision in the Merger Agreement to the contrary, any outstanding and unvested Company Options held by Mr. Billerbeck immediately prior to the closing date of the Merger (after taking into account any vesting related to the satisfaction of any corporate performance goals) will not accelerate and become fully vested at or prior to the effective time of the Merger, but instead will be treated as Unvested Company Options pursuant to the terms of the Merger Agreement. If, prior to the second anniversary of the closing date of the Merger, Mr. Billerbeck’s employment is terminated either by Lattice without cause or by Mr. Billerbeck for good reason, then his then Unvested Company Options will become fully vested effective as of the date of such termination, subject to Mr. Billerbeck’s satisfaction of the conditions to such acceleration of Compensatory Company Equity pursuant to his employment agreement, including his execution of an effective and irrevocable release of claims; and

•	Mr. Billerbeck will be eligible to receive grants of equity pursuant to an equity plan with respect to the successor entity to Lattice as a result of the Merger on such terms to be approved by Parent, in consultation with Mr. Billerbeck.

Letter Agreement with Mr. Hawk

Pursuant to Mr. Hawk’s letter agreement with Parent and Lattice, effective as of the closing date of the Merger:

•	Mr. Hawk agreed to waive his right to terminate his employment for good reason under his employment agreement as a result of, or in connection with, a diminution or adverse change to his duties, authority, title or responsibilities in connection with the Merger, including his right to receive severance payments and benefits pursuant to his employment agreement as a result thereof;

•	The definition of “good reason” under Mr. Hawk’s employment agreement was amended to provide that in the event that, after the closing date of the Merger, Mr. Hawk ceases to report to the principal executive officer of Lattice without Mr. Hawk’s express written consent, such event will constitute good reason;

•

The amount of severance pay to which Mr. Hawk is entitled upon a termination of employment either by Lattice without cause or by Mr. Hawk for good reason after the closing date of the Merger (for purposes of this section, the “Cash Severance” as defined therein) was amended to clarify that such amount will be equal to the greater of (1) $630,000 or (2) one times the sum of his then annual base salary and target bonus amount (with no proration), plus the amount of his monthly COBRA premiums until the earlier of twelve months after the termination date or the date he commences receiving substantially equivalent coverage in connection with new employment;

•	If Mr. Hawk remains continuously employed by Lattice through the first anniversary of the closing date of the Merger, Lattice will pay Mr. Hawk an amount equal to the Cash Severance (as described above), in a single lump sum on the 30th day following such date, subject to his execution of an effective and irrevocable release of claims;

•	All outstanding stock options held by Mr. Hawk as of November 3, 2016, whether vested or unvested, will be treated as vested company options for purposes of the Merger Agreement; and

•	Mr. Hawk will be eligible to receive grants of equity pursuant to an equity plan with respect to the successor entity to Lattice as a result of the Merger on such terms to be approved by Parent.

Letter Agreement with Mr. Milstead

Pursuant to Mr. Milstead’s letter agreement with Parent and Lattice, effective as of the closing date of the Merger:

•	Mr. Milstead agreed to waive his right to terminate his employment for good reason under his employment agreement as a result of, or in connection with, a diminution or adverse change to his duties, authority, title or responsibilities in connection with the Merger, including his right to receive severance payments and benefits pursuant to his employment agreement as a result thereof;

•	The definition of “good reason” under Mr. Milstead’s employment agreement was amended to provide that no change in duties or responsibilities after the closing date of the Merger will constitute good reason if, after such change, the Board determines that Mr. Milstead will report to either the Lattice’s Chief Executive Officer or Chief Operating Officer; and

•	The definition of “compensatory equity” under Mr. Milstead’s employment agreement was amended to refer to the Compensatory Company Equity (as defined above).

Employment Agreement and Letter Agreement with Mr. Downing

On November 3, 2016, Lattice entered into an employment agreement with Max Downing, to be effective as of the closing date of the Merger, pursuant to which he will serve as the Corporate Vice President, Chief Financial Officer of Lattice.

Mr. Downing’s employment agreement provides for a term commencing on the closing date of the Merger and ending on the second anniversary thereof, and provides for an annual base salary of $275,000, subject to review and adjustment by the Compensation Committee of the Board, which we refer to in this proxy statement as the “Committee”, at least annually. In addition to his annual base salary, commencing with the Lattice’s 2017 fiscal year, Mr. Downing will be eligible for an annual incentive bonus at an initial target percentage amount of 50% of his base salary, which we refer to in this proxy statement as the “Target Bonus”, and a maximum percentage amount of annual incentive bonus of 200% of the Target Bonus. The actual amount of Mr. Downing’s annual incentive bonus will be based upon the achievement of specific milestones to be mutually agreed upon by Mr. Downing and the Committee no later than 60 days after the start of each fiscal year.

If Mr. Downing’s employment is terminated either by the Company without cause or by Mr. Downing for good reason, in either case, prior to the second anniversary of the closing date of the Merger, then

Mr. Downing will immediately fully vest in all of his Compensatory Company Equity (as defined above). Additionally, Lattice will pay Mr. Downing (1) an amount equal to the sum of his then annual base salary and Target Bonus (with no pro ration), plus (2) the amount of his monthly COBRA premiums until the earlier of twelve months after the termination date or the date he commences receiving substantially equivalent coverage in connection with new employment.

Mr. Downing’s receipt of the severance payments and benefits pursuant to his employment agreement is subject to Mr. Downing entering into (and not subsequently revoking) a separation agreement and release of claims, and agreeing to certain non-solicitation and non-disparagement provisions that would be in effect for 12 months following his termination date.

If the severance payments and benefits payable to Mr. Downing constitute “parachute payments” and would be subject to the applicable excise tax under Section 280G of the Internal Revenue Code, then Mr. Downing’s severance and other benefits shall be either (1) delivered in full; or (2) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Downing on an after-tax basis of the greatest amount of benefits.

In addition, Lattice and Parent entered into a letter agreement with Max Downing, pursuant to which, effective as of the closing date of the Merger, Mr. Downing agreed to waive his right to terminate his employment for good reason as a result of, or in connection with, a diminution or adverse change to his duties, authority, title or responsibilities in connection with the Merger, including his right to receive severance payments and benefits pursuant to his employment agreement as a result thereof.

Employee Benefits Following the Effective Time

The Merger Agreement provides that Parent will, or will cause the Surviving Corporation to, provide each Lattice employee who continues to be employed by Parent or the Surviving Corporation or any of their respective subsidiaries following the Effective Time with certain compensation and benefits during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, as described in the section captioned “The Merger Agreement — Employee Benefits.”

Sections 280G and 4999 of the Code

None of the executive officers are entitled to any gross-up payments in respect of any excise taxes imposed on “excess parachute payments” under Sections 280G and 4999 of the Code. Rather, if any of the amounts provided for under the executive officer’s employment agreement or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax imposed under Section 4999 of the Code, the executive officer would receive either the full amount of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to such excise tax, whichever results in the greater net-after-tax amount to such executive officer.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $1.3 billion. In connection with the financing of the Merger, Parent has received the Equity Commitment Letter from its parent, Canyon Bridge, pursuant to which Canyon Bridge has committed, subject to the satisfaction of the conditions set forth Equity Commitment Letter, to purchase, directly or indirectly, immediately prior to the completion of the Merger, additional equity interests of Parent for an aggregate purchase price equal to $1.3 billion. This amount will be used solely for the purpose of allowing Parent or Merger Sub to (1) pay the aggregate Per Share Merger

Consideration, (2) satisfy all of the outstanding indebtedness of the Company or any of its subsidiaries to the extent required to be repaid in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (3) pay any and all fees and expenses required to be paid by Parent or Merger Sub at the completion of the Merger in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

As of the date of this proxy statement, Canyon Bridge has one limited partner, a wholly owned subsidiary of CVC. CVC is a large Chinese investment fund. That limited partner has provided

Canyon Bridge with an equity commitment sufficient to fund Canyon Bridge’s obligations under the

Equity Commitment Letter. A portion of that commitment was used to fund the $58,750,000 that was placed by Parent in an escrow account located in the United States and held by Citibank, National

Association, which escrowed amount provides a source of funds in the event the reverse termination fee may be payable to the Company. Canyon Bridge also intends to use the proceeds from that commitment from Canyon Bridge’s limited partner to fund its obligations under the Equity Commitment

Letter.

Canyon Bridge’s obligations under the Equity Commitment Letter are conditioned upon (1) the execution and delivery of the Merger Agreement by Lattice, which has been met, and (2) the satisfaction or, to the extent permitted by law, waiver of Lattice’s and Parent’s mutual conditions to closing, and of Parent’s and Merger Sub’s conditions to closing (other than those conditions that by their nature are only capable of being satisfied at the closing of the Merger, but subject to the concurrent satisfaction or, to the extent permitted by law, waiver of such conditions at the closing).

Although Canyon Bridge is a limited partnership, pursuant to the terms of the Equity Commitment Letter, Parent has agreed that no party other than Canyon Bridge will have any obligation to, or liability for failure to, provide the equity financing, regardless of the party’s relation to Canyon Bridge, which includes Canyon Bridge, CBC Partners or Canyon Bridge’s investors, including CVC. The Equity Commitment Letter provides that Parent, Merger Sub, and Lattice will have no legal recourse or remedy against Canyon Bridge with respect to Parent’s rights pursuant to the Equity Commitment Letter, except that Parent has a right to receive the equity financing in accordance with the terms of the Equity Commitment Letter. However, pursuant to the terms of the Merger Agreement, Parent is not obligated to bring any enforcement action against Canyon Bridge or any other financing source, including any financing source of Canyon Bridge, to enforce Parent’s rights under the Equity Commitment Letter. Additionally, in the event that Canyon Bridge fails to provide the equity financing or the amount necessary to consummate the Merger exceeds the $1.3 billion amount contemplated by the Equity Commitment Letter, Parent and Merger Sub have no obligation to seek financing from any other source.

Furthermore, in the event that Lattice terminates the Merger Agreement when all of the mutual conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing, and other than conditions that have not been satisfied due to an action by a governmental entity in China) and all of the conditions to Parent and Merger Sub’s obligations to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), and Lattice has provided Parent with an irrevocable written notice that all such conditions have been satisfied and stands ready, willing and able to consummate the Merger, but Parent and Merger Sub fail to consummate the Merger within five business days of such written notice, Lattice’s sole remedy will be to seek from Parent the reverse termination fee of $58,750,000. For more information, see the section of this proxy statement captioned “The Merger Agreement — Reverse Termination Fee Payable by Parent.”

The Equity Commitment Letter also provides that, subject to the prior written consent of Parent, and in accordance with the terms of the Merger Agreement, Canyon Bridge may assign its rights, interests, obligations or a portion or all of its equity commitment under the Equity Commitment Letter. However, no such assignment shall relieve Canyon Bridge or any assigning investor of its obligations under the Equity Commitment Letter if any such assignee does not perform such obligations. In addition, the Equity Commitment Letter may not be amended, restated, supplemented or otherwise modified, and no provision of it may be waived, except by an instrument in writing signed by Parent and Canyon Bridge.

Closing and Effective Time

The closing of the Merger will take place at 8:30 a.m., Pacific time, at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, California, as soon as practicable, but no later than five business days following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “The Merger Agreement — Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger, but subject to satisfaction or waiver, if permitted, of those conditions) or such other place, time, and date as will be agreed to in writing by Parent and Lattice.

The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in that certificate of merger.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL, which we refer to in this proxy statement as Section 262.”

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Lattice common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who (1) do not vote in favor of the adoption of the Merger Agreement, (2) continuously are the record holders of such shares through the Effective Time, and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.

However, pursuant to a recent amendment to Section 262 of the DGCL, the surviving corporation may make a cash payment prior to the entry of a judgment by the Delaware Court of Chancery to holders of shares of common stock exercising appraisal rights so no interest will accrue on the prepaid amount. Interest will still accrue on the difference, if any, between the paid amount and the fair value of the shares, as determined by the Delaware Court of Chancery, and on any interest accrued before the payment, unless it was included in the payment.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Lattice’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, Lattice believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;

•	the stockholder must deliver to Lattice a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•	the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to Lattice, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Lattice’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record and must reasonably inform Lattice of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Lattice Semiconductor Corporation

111 SW Fifth Ave., Ste. 700

Portland, Oregon 97204

Attention: Corporate Secretary

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Lattice a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Lattice has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within twenty (20) days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Lattice believes that the Per Share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither Lattice nor Parent anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and each of Lattice and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Per Share Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of U.S. federal income tax consequences of the Merger generally applicable to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the “Code”, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to in this proxy statement as the “IRS”, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes).

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:

•	tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions; tax-exempt organizations (including private foundations) or governmental organizations; S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; cooperatives; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding the shares of common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	tax consequences to holders that received their shares of common stock in a compensatory transaction or pursuant to the exercise of options or warrants;

•	tax consequences to holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders who own or are deemed to own 5% or more of the outstanding shares of common stock;

•	tax consequences to holders who hold their common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	tax consequences to holders who are “controlled foreign corporations,” “passive foreign investment companies” or “personal holding companies” for U.S. federal income tax purposes;

•	tax consequences arising from the Medicare tax on net investment income;

•	the non-income tax (such as the U.S. federal estate or gift tax) or alternative minimum tax consequences, if any;

•	the U.S. federal estate, gift or alternative minimum tax consequences, if any;

•	any state, local or non-U.S. tax consequences; or

•	tax consequences to holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.

No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received (determined before the deduction of any applicable withholding taxes) and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the Merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty).

Information Reporting and Backup Withholding

Information reporting and backup withholding (at a rate of 28%) may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9 (or a substitute or successor form) or (2) a Non-U.S. Holder that (a) provides a certification of such holder’s foreign status on the appropriate series of IRS Form W-8 (or a substitute or successor form) or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Holders should consult their tax advisors regarding the information reporting and backup withholding rules.

Regulatory Approvals Required for the Merger

The Merger is subject to routine review by antitrust authorities to determine whether the proposed transaction is likely to substantially lessen competition in any relevant market. Under the Merger Agreement, the Merger cannot be completed until (1) the expiration or termination of the applicable waiting period under the HSR Act, (2) the expiration or termination of the applicable waiting period under the Austrian Competition Act (Wettbewerbsgesetz) and/or the Austrian Cartel Act (Kartellgesetz), and (3) the clearance of the Merger by CFIUS.

CFIUS may determine that there are no national security concerns with the transaction, may impose mitigation terms to resolve any national security concerns with the covered transaction, or may send a report to the President recommending that the transaction be suspended or prohibited, or providing notice to the President that CFIUS cannot agree on a recommendation relative to the covered transaction. Accordingly, clearance may not be obtained if CFIUS and the President elect to suspend or prohibit the transaction. In addition, Parent may determine not to proceed with the Merger in the event that CFIUS imposes conditions that require Parent, Merger Sub or the Company to take certain specific types of actions as described in the Merger Agreement and outlined in the ‘CFIUS’ section below.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder, certain transactions exceeding the applicable thresholds require notification to the FTC and DOJ and expiration or termination of the applicable waiting period before the transaction can be consummated, unless an exemption applies.

Parent or Merger Sub (and their respective affiliates, if applicable), on the one hand, and the Company (and its subsidiaries, if applicable), on the other hand, filed with the FTC and the DOJ on December 9, 2016 a Notification and Report Form relating to the Merger Agreement and the transactions contemplated hereby as required by the HSR Act. Under the HSR Act, the Merger may not be consummated until expiration or early termination of a 30-day waiting period, which will expire on January 9, 2017 at 11:59 p.m.

At any time before or after consummation of the Merger, even if the Merger does not require notification or has received termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, even if the Merger does not require notification or has received termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

CFIUS

The Merger is also conditioned on the clearance of the Merger by CFIUS. This CFIUS Approval takes the form of any of the following: (1) a written notification from CFIUS that the Merger is not a covered transaction and not subject to review under applicable law; (2) a written notification from CFIUS that it has concluded its review and that there are no unresolved national security concerns in connection with the Merger; or (3) inaction, or a decision not to take action, by the President. Section 721 of the Defense Production Act of 1950, as amended, which we refer to in this proxy statement as the “Defense Production Act”, including the implementing regulations thereof codified at 31 C.F.R. Part 800, as well as related Executive Orders and regulations, authorize the President and CFIUS to review transactions which could result in control of a U.S. business by a foreign person. Under the Defense Production Act, the Secretary of the Treasury acts through CFIUS to coordinate review of certain covered transactions that are voluntarily submitted to CFIUS or that are unilaterally reviewed by CFIUS. In general, CFIUS review of a covered transaction occurs in an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. At the close of its review or investigation, CFIUS may determine that there are no national security concerns with the transaction, may impose mitigation terms to resolve any national security concerns with the covered transaction, or may send a report to the President recommending that the transaction be suspended or prohibited, or providing notice to the President that CFIUS cannot agree on a recommendation relative to the covered transaction. The President has 15 days under the Defense Production Act to act on CFIUS’ report.

Lattice and Parent have filed a joint voluntary draft notice with CFIUS, have received comments from CFIUS staff on that draft notice, and have filed a joint voluntary final notice. Once that joint voluntary final notice is accepted by CFIUS, the CFIUS review process will commence. While we believe that CFIUS Approval will ultimately be obtained, this clearance is not assured. Each party’s obligations to complete the Merger are contingent upon CFIUS Approval.

As noted above, CFIUS may impose conditions as a prerequisite for its clearance of the Merger. Except as otherwise agreed by Lattice and Parent, Parent may determine not to proceed with the Merger should such conditions require Parent, Merger Sub or Company to take actions that would reasonably be expected to (1) cause Parent’s control or ownership of the Surviving Corporation and its subsidiaries to be passive or to otherwise restrict the ability of Parent to control and operate the Surviving Corporation and its subsidiaries or their respective businesses, assets or operations by a requirement to enter into a Special Security Agreement or similar arrangement, appoint a proxy or elect one or more independent directors to the board of directors or governing body of Parent or the Surviving Corporation or any of their respective Subsidiaries, except through a requirement to relinquish ownership rights permitted pursuant to the following subsection, (2) require Parent to divest, exclusively license, transfer, hold separate, cease operating or otherwise relinquish ownership rights with respect to one or more FPGA, complex programmable logic devices or wireless business units, product lines, assets or technologies of the Surviving Corporation and its subsidiaries whose total revenue (a) over the 12 month period ended November 3, 2016 has exceeded, in the aggregate, $10.0 million, or (b) is anticipated to exceed in the period ending 24 months after November 3, 2016 based on forecasts provided by the Company to Parent, in the aggregate, $10.0 million, or (3) adversely affect in a material manner the operation or management of the Surviving Corporation’s and its subsidiaries’ businesses, as conducted as of the date hereof, except through a requirement to relinquish ownership rights permitted pursuant to the preceding subsection.

Austrian Competition Laws

The completion of the Merger is subject to the expiration or termination of the waiting period under the Austrian Competition Act (Wettbewerbsgesetz) and/or the Austrian Cartel Act (Kartellgesetz). Accordingly, Parent will notify the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde) of the proposed Merger. Unless extended or earlier terminated, the applicable waiting period will expire four weeks after the date of filing of a notification of the proposed Merger to the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde). If neither the Austrian Federal Competition Authority (Bundeswettbewerbsbehörde) nor the Austrian Federal Cartel Prosecutor (Bundeskartellanwalt) apply to the Cartel Court (Kartellgericht) for an in-depth investigation within this waiting period, the Merger is deemed legally cleared.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents to the consummation of the Merger. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

Legal Proceedings

Lattice has amended its bylaws to provide that, unless Lattice consents in writing to the selection of an alternative forum, the Delaware Court of Chancery will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty, any action arising under the DGCL or the Company’s corporate governance documents, or any action asserting a claim that is governed by the internal affairs doctrine of the State of Delaware. In the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in each case unless such court has dismissed a prior action by the same plaintiff asserting the same claims due to lack of personal jurisdiction over an indispensable party named as a defendant therein.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates, (2) were made solely for the benefit of the parties to the Merger Agreement, and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Lattice, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by Lattice in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between Lattice, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Lattice, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Lattice, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Lattice, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Lattice and our business.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into Lattice, with Lattice becoming a wholly owned subsidiary of Parent, and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all property, rights, privileges, immunities, powers and franchises of Lattice and Merger Sub, and all of the debts, liabilities and duties of Lattice and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

From and after the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub immediately prior to the Effective Time, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of the Surviving Corporation at the Effective Time (other than as determined by Parent at any time prior to the Effective Time) will be the officers of Merger Sub immediately prior to the Effective Time, until their successors are duly appointed and qualified. At the Effective Time, the certificate of incorporation of Lattice as the Surviving Corporation will be amended and restated to read as set forth in Exhibit A to the Merger Agreement and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation, until thereafter amended.

Closing and Effective Time

The closing of the Merger will take place at 12:00 p.m., Pacific time, at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, California, as soon as practicable, but no later than five business days following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “The Merger Agreement — Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger, but subject to satisfaction or waiver, if permitted, of those conditions) or such other place, time, and date as will be agreed to in writing by Parent and Lattice.

The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in that certificate of merger.

Merger Consideration

Common Stock

At the Effective Time, each outstanding share of common stock held by Lattice as treasury stock or owned by Parent, Merger Sub or a subsidiary of Lattice, will be canceled for no consideration. Each other outstanding share of common stock (other than shares owned by stockholders who are entitled to and who properly exercise appraisal rights under the DGCL) will be converted into the right to receive the Per Share Merger Consideration (which is $8.30 per share, without interest and less any applicable withholding taxes). All shares converted into the right to receive the Per Share Merger Consideration will automatically be canceled at the Effective Time.

Treatment of Equity-Based Awards

Treatment of Stock Options

At the Effective Time, each Vested Company Option will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (1) the number of shares subject to such Vested Company Option by (2) the amount by which $8.30 exceeds the per share exercise price of such Vested Company Option, which cash amount will be paid to the holders of such Vested Company Options as soon as administratively practicable, but not later than ten business days, following the Effective Time.

At the Effective Time, each Unvested Company Option will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax)

equal to the product obtained by multiplying (1) the number of shares subject to such Unvested Company Option by (2) the amount by which $8.30 exceeds the per share exercise price of such Unvested Company Option, which cash amount will be payable subject to and in accordance with the vesting schedule applicable to such Unvested Company Option as in effect immediately prior to the Effective Time, subject to the Unvested Company Option holder’s continued service on each applicable vesting date. As such, if the holder of an Unvested Company Option experiences a termination of employment with Parent, the Surviving Corporation or a subsidiary of Parent, as applicable, after the Effective Time but prior to the date on which that Unvested Company Option becomes fully vested, the holder will forfeit his or her right to receive any unpaid cash amount in respect of that Unvested Company Option to the extent that the Unvested Company Option is forfeited upon such termination pursuant to the terms of the Unvested Company Option, unless such he or she is entitled to acceleration pursuant to terms of an agreement with Lattice.

All Company Stock Options which are not In-the-Money Company Options and any other Company Stock Options that are not granted under any Company Stock Plan shall be canceled as of immediately prior to the Effective Time without the payment of any consideration.

Treatment of Restricted Stock Units

At the Effective Time, each Unvested RSU will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (1) $8.30 by (2) the number of shares that remain subject to such Unvested RSU, which cash amount will vest and become payable subject to and in accordance with the vesting and delivery schedule applicable to such Unvested RSU as in effect immediately prior to the Effective Time subject to the Unvested RSU holder’s continued service on each applicable vesting date. As such, if the holder of an Unvested RSU experiences a termination of employment with Parent, the Surviving Corporation or a subsidiary of Parent, as applicable, after the Effective Time but prior to the date on which that Unvested RSU becomes fully vested, the holder will forfeit his or her right to receive any unpaid cash amount in respect of that Unvested RSU to the extent that the Unvested RSU is forfeited upon such termination pursuant to the terms of the Unvested RSU, unless such he or she is entitled to acceleration pursuant to terms of an agreement with Lattice.

At the Effective Time, each Vested RSU will be canceled and converted into the right to receive an amount in cash (without interest and subject to deduction for any required withholding tax) equal to the product obtained by multiplying (1) $8.30 by (2) the number of shares that remain subject to such Vested RSU, which cash amount will become payable subject to and in accordance with the delivery schedule applicable to such Vested RSU as in effect immediately prior to the Effective Time.

Treatment of Employee Stock Purchase Plan

With respect to the Company ESPP, no new offering period will commence, no Lattice employee or other person will be permitted to begin participating in the Company ESPP, and no current participants will be permitted to increase elective deferrals in respect of the current offering period. The offering period in effect on November 3, 2016 will terminate no later than five days prior to the Effective Time, and amounts credited to the accounts of participants will be used to purchase shares in accordance with the terms of the Company ESPP, and such shares will be canceled and converted into the right to receive the Per Share Merger Consideration.

Exchange and Payment Procedures

Prior to the closing of the Merger, Parent will designate a U.S.-based bank or trust company that is reasonably acceptable to Lattice, which we refer to as the “payment agent,” to make payments of the

Merger consideration to stockholders. At or prior to the Effective Time, Parent will deposit or cause to be deposited with the payment agent cash sufficient, together with amounts in the escrow fund (as defined below under “Deposit and Escrow Agreement”) to be deposited with the payment agent at or prior to the effective time, to pay the aggregate Per Share Merger Consideration to stockholders.

As promptly as practicable following the Effective Time, the payment agent will send to each holder of record of shares of common stock a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for their portion of the Merger Consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing the shares of common stock, and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive their portion of the Merger Consideration in exchange therefor. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the payment agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of the Merger Consideration.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the Merger Consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if required by Parent, deliver a bond in such customary amount as Parent or the payment agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties of Lattice, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Lattice are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any circumstance, event, change, development, occurrence, state of facts, condition or effect, individually or in the aggregate, and taken together with all other changes, (1) that prevents or materially impairs the ability of Lattice to consummate the Merger or any other transaction contemplated by the Merger Agreement or (2) is or would reasonably be expected to be materially adverse to the business, assets financial condition or results of operations of Lattice and its subsidiaries, taken as a whole, unless they arise out of or result from:

•	changes or conditions generally affecting the industries in which Lattice or any of its subsidiaries operates, to the extent that they do not disproportionately affect Lattice and its subsidiaries, taken as a whole;

•	changes or conditions generally affecting currencies, currency exchange rates, the economy or financial, credit or securities markets in the United States or any other country or region where Lattice or any of its subsidiaries does business, including as a result of regulatory or political conditions or developments, to the extent that they do not disproportionately affect Lattice and its subsidiaries, taken as a whole;

•	the outbreak or escalation of war or acts of terrorism or armed hostilities, or the occurrence of natural or manmade disasters, to the extent that they do not disproportionately affect Lattice and its subsidiaries, taken as a whole;

•	changes in law, GAAP, accounting standards, or in the interpretation or enforcement of the foregoing, to the extent that they do not disproportionately affect Lattice and its subsidiaries, taken as a whole;

•	the announcement, execution, performance or pendency of the Merger Agreement or the consummation of the Merger or the other transaction contemplated by the Merger Agreement;

•	any failure, in and of itself, by Lattice or any of its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance (but not the underlying cause of such failure); and

•	any changes in the price or trading volume of Lattice’s common stock (but not the underlying cause of such change).

In the Merger Agreement, Lattice has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to Lattice and its subsidiaries;

•	Lattice’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	the absence of any conflict, violation or modification of any organizational documents, existing contracts or permits, laws applicable to Lattice or its subsidiaries or the creation of any lien upon Lattice’s assets due to the entry into or performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of Lattice and its subsidiaries;

•	the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Lattice’s securities;

•	the accuracy and required filings of Lattice’s and its subsidiaries’ SEC filings and financial statements;

•	Lattice’s disclosure controls and procedures;

•	Lattice’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of Lattice and its subsidiaries in the ordinary course consistent with past practice, since July 2, 2016, and the absence of a Company Material Adverse Effect, since January 2, 2016;

•	the existence and enforceability of specified categories of Lattice’s material contracts, including with governmental authorities, and any notices with respect to violation or breach of or default thereunder or intention to terminate or modify those material contracts;

•	real property owned, leased or subleased by Lattice and its subsidiaries;

•	personal property of Lattice;

•	Lattice’s major customers and suppliers;

•	Lattice’s indebtedness;

•	trademarks, patents, copyrights and other intellectual property matters;

•	tax matters;

•	employee benefit plans;

•	labor matters;

•	Lattice’s compliance with laws and possession of necessary permits;

•	compliance with economic sanctions and anti-bribery and export control laws;

•	environmental matters;

•	legal proceedings and orders;

•	insurance matters;

•	the absence of any contracts or agreements between Lattice or any of its subsidiaries and any affiliate, officer, director or major stockholder;

•	payment of broker’s fees or commissions in connection with the Merger Agreement;

•	the rendering of Morgan Stanley’s fairness opinion to the Board;

•	the inapplicability of anti-takeover statutes to the Merger; and

•	that Lattice has no stockholders rights plan or comparable agreements.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Lattice that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the absence of business of Parent or Merger Sub other than with respect to the transactions contemplated by the Merger Agreement, including the Merger;

•	the absence of any conflict, violation or modification of any organizational documents, existing contracts, laws applicable to Parent or Merger Sub or the creation of any lien upon Parent’s or Merger Sub’s assets due to the entry into or performance of the Merger Agreement;

•	required consents and regulatory filings in connection with the Merger Agreement;

•	Parent’s compliance with laws;

•	the absence of litigation;

•	the absence of ownership of Lattice capital stock by Parent or Merger Sub;

•	matters with respect to Parent’s financing and sufficiency of funds;

•	accuracy of information supplied by Parent and Merger Sub for inclusion in this proxy statement;

•	payment of broker’s fees or commissions in connection with the Merger Agreement; and

•	absence of reliance by Parent and Merger Sub on materials provided by Lattice other than those pursuant to the representations and warranties in the Merger Agreement.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as expressly contemplated by the Merger Agreement, required by applicable law, or approved by Parent, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Lattice will, and will cause each of its subsidiaries to:

•	carry on its business in the ordinary course consistent with past practice in al material respects;

•	comply in all material respects with all applicable laws and the requirements of all specified material contracts; and

•	use its reasonable efforts to preserve intact its business organization and advantageous business relationships, including by maintaining its relations and goodwill with all material suppliers, material customers and governmental entities.

In addition, Lattice has also agreed that, except as (1) expressly contemplated by the Merger Agreement, (2) disclosed in the confidential disclosure letter to the Merger Agreement, (3) required by applicable law or (4) approved in advance by Parent in writing, during the period of time between the date of the signing of the Merger Agreement and the Effective Time, Lattice will not, and will cause each of its subsidiaries not to, among other things:

•	(1) split, combine or reclassify any shares of its capital stock, (2) declare, set aside or pay any dividend or other distribution, or (3) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any securities of Lattice or its subsidiaries, except for the acquisition of shares in connection with the surrender of shares by holders of Company Stock Options to pay the exercise price thereof, the withholding of shares to satisfy tax obligations with respect to awards granted under the Company Stock Plans and the acquisition of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards;

•	issue, deliver, sell, grant, pledge, or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, rights to acquire or otherwise) any equity interests or voting securities of Lattice or any of its subsidiaries, except for the issuance and sale of shares of Lattice’s common stock upon the exercise of Company Stock Options or settlement of Company RSUs pursuant to the Company Stock Plans, in each case, outstanding on the date of the Merger Agreement or upon the exercise of rights to acquire shares under the Company ESPP that are outstanding on the date of the Merger Agreement; provided, that Lattice may grant Company Stock Options and Company RSUs under the Company Stock Plans up to an aggregate share limit each quarter to newly hired or promoted employees in the ordinary course of business consistent with past practice and subject to certain vesting limitations;

•	amend the organizational documents of Lattice or any of its subsidiaries;

•	merge (other than any merger or consolidation of wholly owned Lattice subsidiaries), liquidate, dissolve or reorganize, or adopt a plan to do so, or file or consent to the filing of a petition in bankruptcy;

•

except to the extent required by any Lattice benefit plan in effect on the date of the Merger Agreement, (1) subject to certain exceptions, increase the compensation or benefits of any current or former employees, officers, directors or individual consultant of Lattice or any of its subsidiaries, (2) subject to certain exceptions, pay any severance or retention benefits to any current or former employees, directors or individual consultants of Lattice, (3) accelerate the vesting of, or the lapsing of forfeiture restrictions or conditions with respect to, any equity or equity-based awards, (4) establish or cause the funding of any “rabbi trust” or similar arrangement, (5) subject to certain exceptions, establish, adopt, amend or terminate any arrangement that would be a Lattice benefit plan if in effect on the date of the Merger Agreement, or (6) subject to certain exceptions, hire or promote any person for employment at a level of director or higher or terminate (other than for cause) the employment of any employee at a level of director or higher, or hire, promote or terminate the employment of any other employee other than in the ordinary course of business;

•	change accounting principles or practices;

•	acquire or agree to acquire (including by consolidation or merger) any equity interest in, or business or division of, any other entity, or properties or assets other than purchases of supplies and inventory in the ordinary course of business;

•	enter into any new line of business;

•	encumber or dispose of any material properties or material assets of Lattice or its subsidiaries;

•	incur, assume or modify any indebtedness other than ordinary course indebtedness not to exceed $1,000,0000 in the aggregate, prepay any equipment leases or sales installment contracts other than equipment leases entered into consistent with past practice, or make any loans, advances of investments in any third party;

•	incur or commit to incur any capital expenditure not included in or contemplated by Lattice’s capital expenditures budget that individually is in excess of $2,000,000;

•	subject to certain exceptions, other than in the ordinary course of business, terminate, amend or modify any material contract;

•	waive, release or assign and material rights, claims or benefits under any material contract or material lease;

•	enter into any collective bargaining or similar written material labor union agreement;

•	enter into any contract relating to the acquisition or sale of real property;

•	commence any litigation or settle any litigation involving individually more than $500,000 or in the aggregate more than $1,500,000;

•	abandon, allow to lapse, encumber, convey title (in whole or in party), exclusively license or grant any right or other licenses to material Lattice intellectual property, other than granting non-exclusive licenses to customers, suppliers or service providers made in the ordinary course of business consistent with past practice;

•	revoke or modify any material tax election, settle any material tax actions, request any tax ruling or tax holiday or file any material tax return other than on a basis consistent with past practice;

•	fail to renew, make payments as due and otherwise comply in all material respects with any material insurance policies;

•	take any action that is not permitted under the Merger Agreement or omit to take any action required by the Merger Agreement that would (1) result in any of the closing conditions not being satisfied, or (2) materially impair the ability of Parent or Lattice to consummate the transactions contemplated by the Merger Agreement, including the Merger; or

•	authorize or commit to do any of the foregoing.

Alternative Acquisition Proposals

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Lattice has agreed not to, and to cause its affiliates and its and their respective representatives not to:

•	solicit, initiate or knowingly encourage, induce or facilitate any Takeover Proposal (as defined below) or any inquiry, proposal or request for information that may reasonably be expected to lead to a Takeover Proposal;

•	participate in discussions or negotiations with, furnish to any information to, or cooperate in any way with, any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) with respect to any Takeover Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to a Takeover Proposal;

•	agree to, approve, endorse, recommend or consummate any Takeover Proposal or enter into any letter of intent, memorandum of understanding, agreement in principle or similar document contemplating any Takeover Proposal;

•	take any action to make the provisions of any state takeover statute or similar law, or any anti-takeover provision in the Lattice charter, inapplicable to any transactions contemplated by any Takeover Proposal;

•	grant any waiver, amendment or release under any standstill or similar agreement;

•	enter into any contract that would restrict Lattice’s ability to comply with the foregoing obligations under; or

•	resolve or agree to do any of the foregoing.

Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by Lattice’s stockholders, if Lattice receives from any person a bona fide, written and unsolicited Takeover Proposal not arising from a material breach of the Merger Agreement, then Lattice may provide confidential information to, and engage or participate in discussions or negotiations with, such person regarding a Takeover Proposal if the Board determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a Superior Proposal or is reasonably likely to lead to a Superior Proposal and the failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law; provided that (1) Lattice enters into, an acceptable confidentiality agreement with such third party and promptly notifies Parent of its intention to do so, (2) if Lattice furnishes non-public information to the third party which Parent has not yet received, it will furnish such information to Parent first or substantially contemporaneously, (3) Lattice promptly (and in any event with 48 hours) informs Parent of its intention to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal and provides Parent with the identity of such person and provides with a copy of such Takeover Proposal (or, if it is not in written form, a written description of Lattice’s understanding of the material terms and conditions of such Takeover Proposal), and (4) Lattice keeps Parent reasonably informed of the status of any Takeover Proposal.

For purposes of this proxy statement and the Merger Agreement:

“Takeover Proposal” means any inquiry, proposal, offer or indication of interest to engage in, or that otherwise could reasonably be expected to lead to, any transaction or series of related transactions resulting in:

(1) any direct or indirect purchase or other acquisition by any person or group of shares of Lattice capital stock representing more than 15% of the shares of any class of Lattice capital stock;

(2) any direct or indirect purchase or other acquisition by any person or group of any business or assets that generate more than 15% of the consolidated total assets, revenues or net income of Lattice;

(3) any tender or exchange offer that, if consummated, would result in any entity beneficially owning, directly or indirectly, 15% or more of any class of Lattice capital stock;

(4) any merger, consolidation, exclusive license, business combination, or other transaction involving Lattice pursuant to which any person or its direct or indirect equity holders would beneficially own, directly or indirectly, 15% or more of any class of Lattice capital stock or the surviving entity resulting from any such transaction or series of related transactions; or

(5) a recapitalization, liquidation, dissolution or any other similar transaction or series of related transactions involving Lattice or any of its subsidiaries, other than a wholly owned Lattice subsidiary.

“Superior Proposal” means any written bona fide Takeover Proposal made by a natural person or other entity that, if consummated, would result in such entity owning, directly or indirectly, all of Lattice’s capital stock or all or substantially all of Lattice’s consolidated assets, on terms that the Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, financial, regulatory and other aspects of such proposal that the Board deems is appropriate in the exercise of its fiduciary duty, that is reasonably capable of being consummated and is on terms that are more favorable to Lattice’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement, after taking into account any changes to the terms of the Merger Agreement offered by Parent in response to such acquisition proposal.

The Board of Directors’ Recommendation; Adverse Recommendation Change

As described above, and subject to the provisions described below, the Board has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to adopt the Merger Agreement. The Merger Agreement provides that the Board will not change its recommendation that Lattice stockholders adopt the Merger Agreement except as described below.

Prior to the adoption of the Merger Agreement by stockholders, the Board may not (with any action described in the following being referred to as an “adverse recommendation change”):

•	withdraw, modify or qualify in any manner adverse to Parent or Merger Sub, its recommendation that Lattice stockholders adopt the Merger Agreement; or

•	approve, recommend or declare advisable, any Takeover Proposal.

The Board may only effect an adverse board recommendation for an intervening event if the Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an adverse recommendation change in response to such intervening event would be inconsistent with its fiduciary duties, and:

•	Lattice has provided prior written notice to Parent at least four business days in advance of making such adverse recommendation change, which notice will include the facts underlying the Board determination that an intervening event had occurred and the rationale and basis for making an adverse recommendation change as a result of such intervening event;

•	prior to effecting such adverse recommendation change, Lattice has negotiated with Parent in good faith to make such adjustments to the terms and conditions of the Merger Agreement so as to obviate the basis for such adverse recommendation change; and

•	following any such negotiations, the Board determines, after taking into account any changes to the Merger Agreement agreed to or proposed in writing by Parent, that the failure to effect an adverse recommendation change in response to such intervening event would be inconsistent with its fiduciary duties.

In addition, the Board may only effect an adverse recommendation change in response to a Takeover Proposal received after the date of the Merger Agreement that the Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal if:

•	a material breach by Lattice of its non-solicitation obligations under the Merger Agreement has not led to the making of such Takeover Proposal;

•	the Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would be inconsistent with its fiduciary duties;

•	Lattice has provided prior written notice to Parent at least four business days in advance of making such adverse recommendation change, which notice will include the material terms of such Superior Proposal (including the identity of the entity making such Superior Proposal) and a copy of all the relevant proposed transaction documents related thereto, and has provided new written notice to Parent with respect to any amendment to the material terms of such Superior Proposal at least two business days of making such adverse recommendation change;

•	prior to affecting such adverse recommendation change, Lattice has negotiated with Parent in good faith during such four day (in the case of the original notice) or two day (in the case of a notice of an amendment) notice period, to make such adjustments to the terms and conditions of the Merger Agreement so that the Takeover Proposal ceases to constitute a Superior Proposal; and

•	following any such negotiations, the Board determines, after taking into account any changes to the Merger Agreement agreed to or proposed in writing by Parent, that the Takeover Proposal continues to constitute a Superior Proposal and that the failure to approve or recommend such a Superior Proposal would be inconsistent with its fiduciary duties.

For purposes of this proxy statement and the Merger Agreement, an “intervening event” means a circumstance, event, change, development, occurrence, state of facts, condition or effect on the business, results of operations or financial condition of Lattice and its subsidiaries occurring or arising after the date of the Merger Agreement (other than and not related to a Takeover Proposal) that was not known (or, if known, the material consequences of which were not known or reasonably foreseeable) to the Board (assuming reasonable consultation with the executive officers of Lattice) on or prior to the date of the Merger Agreement and that is material to Lattice and its subsidiaries, taken as a whole; provided that any fluctuation in the market price or trading volume of Lattice’s common stock will not constitute an intervening event, though the underlying cause of such fluctuation may be taken into account.

Employee Benefits

Parent has agreed that for the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, Parent will, or will cause the Surviving Corporation or applicable subsidiary of Parent to provide each employee of Lattice or its subsidiaries who continues to be employed by Parent, the Surviving Corporation or any subsidiary of Parent as of the Effective Time, each of whom we refer to in this proxy statement as a “Continuing Employee” with:

•	at least the same level of base salary or hourly wage rate, as the case may be, that was provided to such Continuing Employee immediately prior to the Effective Time;

•	target annual cash performance bonus opportunities (but not equity or cash-settled equity-based incentive opportunities) that are no less than the target annual cash performance bonus opportunities in effect with respect to such Continuing Employee immediately prior to the Effective Time;

•	severance pay and benefits to any Continuing Employee who incurs a qualifying termination of employment at any time during the one-year period following the Effective Time at levels that are no less favorable than the levels of such severance pay and benefits as in effect under the applicable Lattice benefit plans immediately prior to the Effective Time; and

•	other employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time.

Effective as of the Effective Time, Parent will, or will cause the Surviving Corporation or applicable subsidiary of Parent to, provide that periods of service with Lattice and its subsidiaries and their respective predecessor entities will be credited for purposes of eligibility, vesting and level of benefits under any employee benefit plans (other than any defined benefit pension, retiree welfare benefit or equity compensation plans) in which any Continuing Employee is eligible to participate following the Effective Time, which we refer to in this proxy statement as the “Post-Closing Plans”, in each case, to the same extent such service was recognized under a comparable Lattice benefit plan prior to the Effective Time (except to the extent such service credit would result in a duplication of benefits with respect to the same period of service).

With respect to any Post-Closing Plan that is a health or welfare benefit plan which replaces coverage under a comparable Lattice benefit plan in which such Continuing Employee participated immediately prior to the Effective Time, Parent will, and will cause its affiliates to (1) waive all limitations as to preexisting condition exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee to the extent waived or satisfied under the comparable Lattice benefit plan in which such Continuing Employee participated immediately prior to the Effective Time, (2) provide that Continuing Employees will be immediately eligible to participate in any such Post-Closing Plan, without any waiting period, to the extent such Continuing Employee was eligible to participate in the comparable Lattice benefit plan immediately prior to the Effective Time, and (3) credit each Continuing Employee for any applicable amounts paid or eligible expenses incurred (whether in the nature of co-payments or coinsurance amounts, amounts applied toward deductibles or other out-of-pocket expenses) by such Continuing Employee (and his or her covered dependents) under the terms of the Lattice benefit plan toward satisfying any applicable deductible, copayment or out-of-pocket requirements under the applicable Post-Closing Plan that replaces such Lattice benefit plan for the plan year in which the Effective Time occurs.

With respect to any accrued but unused vacation and paid time off to which any Continuing Employee is entitled pursuant to the vacation and paid time off policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation or any subsidiary of Parent to, assume the liability for such accrued vacation and paid time off and allow such Continuing Employee to use such accrued vacation and paid time off in accordance with the practice and policies of Parent, the Surviving Corporation or any subsidiary of Parent.

The Merger Agreement does not confer upon any employee or other service provider of Lattice or its subsidiaries any right to continue in the employ or service of Parent, the Surviving Corporation or any subsidiary of Parent, or limit the rights of Parent or its affiliates to terminate the employment or service of any employee or other service provider of Lattice or its subsidiaries in accordance with applicable law.

Efforts to Close the Merger

Subject to the exceptions set forth in the following paragraph, Lattice, Parent and Merger Sub have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement in the most expeditious manner practicable, including efforts needed to obtain all required consents from third parties, and to obtain all necessary regulatory and governmental approvals, including obtaining HSR antitrust clearance and the CFIUS Approval.

Notwithstanding the foregoing, in connection with obtaining HSR antitrust clearance or the CFIUS Approval, Lattice, Parent and Merger Sub shall not be required to take actions or submit to restrictions other than certain specified actions and restrictions, to the extent that such actions, restrictions or conditions, considered collectively, would reasonably be expected to (1) cause Parent’s control of the Surviving Corporation and its subsidiaries to be passive or otherwise restrict Parent’s ability to control and operate the Surviving Corporation and its subsidiaries by a requirement to enter into a special security arrangement, appoint a proxy or elect one or more independent directors to the governing body of Parent or the Surviving Corporation or any of their respective subsidiaries, (2) require Parent to relinquish ownership rights with respect to certain business units, product lines or technologies with a total revenue of over $10 million in the prior 12 month period or that is expected to have a total revenue of over $10 million in the 24 months after the date of the Merger Agreement, or (3) adversely affect in a material manner the operation or management of the Surviving Corporation’s and its subsidiaries’ businesses, as conducted as of the date of the Merger Agreement.

Deposit and Escrow Agreement

Pursuant to the Merger Agreement, on November 3, 2016, Lattice and Parent entered into the escrow agreement with Citibank, National Association providing for the establishment and administration of the escrow fund, as collateral and security for the payment of the reverse termination fee payable by Parent in accordance with the Merger Agreement and the escrow agreement. On November 3, 2016, Parent deposited in escrow $58,750,000.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of Lattice or any of its subsidiaries, as provided in Lattice’s or its subsidiaries’ organizational documents or in any contract with Lattice or its subsidiaries, as in effect on the date of the Merger Agreement, for any acts or omissions occurring prior to the Effective Time.

In addition, the Merger Agreement provides that, during the six year period commencing at the Effective Time, Parent will cause to be maintained in effect the coverage provided by the directors’ and officers’ liability insurance policies in effect as of the Effective Time by Lattice and its subsidiaries on terms and conditions not less favorable to the insured parties than the directors’ and officers’ liability insurance coverage currently maintained by Lattice with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, except that in no event will Parent be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Lattice for such insurance policy in effect on July 1, 2016, and if the premium for that insurance coverage would exceed that amount Parent shall be obligated to cause the Surviving Corporation to obtain the greatest coverage available for a cost equal to that amount.

For more information, please refer to the section of this proxy statement captioned “The Merger — Interests of Lattice’s Directors and Executive Officers in the Merger.”

Other Covenants

Stockholders Meeting

Lattice has agreed to take all necessary action (in accordance with applicable law and Lattice’s organizational documents) to establish a record date for, call, give notice of, convene and hold a Special Meeting of the stockholders as promptly as reasonably practical after the date this proxy statement is cleared by the SEC for the purpose of voting upon the adoption of the Merger Agreement.

Stockholder Litigation

Lattice will as promptly as reasonably practical (and in any event within two business days of being served) notify Parent in writing of and give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against Lattice or its representatives relating to the Merger Agreement, and no such settlement will be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Conditions to the Closing of the Merger

The obligations of Parent and Merger Sub, on the one hand, and Lattice, on the other hand, to consummate the Merger are subject to the satisfaction or waiver of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;

•	the (1) expiration or termination of the applicable waiting period under the HSR Act, (2) the expiration or termination of the applicable waiting period under the Austrian Competition Act (Wettbewerbsgesetz) and/or the Austrian Cartel Act (Kartellgesetz), and (3) the CFIUS Approval is obtained;

•	the absence of any applicable law or order, whether preliminary, temporary or permanent, that prevents, makes illegal or prohibits the consummation of the Merger or other transactions contemplated by the Merger Agreement; and

•	the absence of any legal action brought by a governmental entity challenging or seeking to restrain, prohibit, rescind or unwind the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the ability of Parent to (1) acquire, hold or exercise full right of ownership of Lattice or its subsidiaries or (2) control the business or operations of Lattice or its subsidiaries (however, Parent has agreed to accept certain conditions that may be imposed by CFIUS as a prerequisite for its clearance of the Merger, as described in the section captioned “The Merger — Regulatory Approvals Required for the Merger — CFIUS”).

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of each of the following additional conditions:

•	the representations and warranties of Lattice relating to Lattice’s capitalization and outstanding RSUs and stock options being true and correct in all respects, except where the failure to be true and correct would not reasonably be expected to result in additional liability in excess of $500,000 in the aggregate;

•	the representations and warranties relating to the absence of a Company Material Adverse Effect since January 2, 2016 being true and correct in all respects;

•

the representations and warranties of Lattice relating to (1) organization, good standing and corporate power and authority, (2) due authorization and valid issuance of Lattice capital stock and other capitalization matters, (3) Lattice’s power and authority to execute the Merger Agreement and consummate the Merger and its Board’s recommendation that Lattice stockholders adopt the Merger Agreement, (4) Lattice’s draft financial statements for the quarter ended October 1, 2016, (5) brokers’ fees and expenses, (6) the fairness opinion from Morgan Stanley, and (7) the absence of any Lattice stockholder rights plans, being true and correct in all material respects at and as of the date of the Merger Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the other representations and warranties of Lattice set forth elsewhere in the Merger Agreement being true and correct in all respects at and as of the date of the Merger Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), disregarding all materiality qualifications contained in such representations and warranties, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

•	Lattice having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•	since the date of the Merger Agreement, there not having occurred or arisen any Company Material Adverse Effect; and

•	the receipt by Parent of a certificate signed by the chief executive officer or chief financial officer of Lattice certifying as to the matters described in the preceding six paragraphs.

In addition, the obligation of Lattice to consummate the Merger is subject to the satisfaction or waiver of each of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct in all respects at and as of the date of the Merger Agreement and as of the Closing Date as if made at and as of such time, disregarding all materiality qualifications contained in such representations and warranties, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, is not and would not reasonably be expected to be a circumstance, event, change, development, occurrence, state of facts, condition or effect that prevents or materially impairs the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Merger Agreement;

•	Parent and Merger Sub having performed in all material respects all obligations required to be performed by them under the Merger Agreement prior to the Closing Date; and

•	the receipt by Lattice of a certificate signed by the chief executive officer or chief financial officer of Parent certifying as to the matters described in the preceding two paragraphs.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by stockholders, in the following ways:

•	by mutual written agreement of Lattice and Parent;

•	by either Lattice or Parent if:

•

the Effective Time shall not have occurred on or before August 1, 2017, which we refer to in this proxy statement as the “outside date”, provided that in case the last to be satisfied or waived (where permissible) of the closing conditions (other than those conditions that are only capable of being satisfied at the closing) occurs within five business days of August 1, 2017, then the outside date will be extended to no later than 12:00 p.m., Pacific time, on August 8, 2017 to the extent required to allow the closing to occur as described under the caption “The Merger Agreement — Closing and Effective Time”, and further provided that the right to terminate the Merger Agreement in this manner is not available to any party if the failure of the Merger to occur on or before the outside date is a result of a breach of the Merger Agreement by such party;

•	any governmental entity having competent jurisdiction, other than a governmental entity in China, shall have (1) enacted, issued, promulgated or enforced any law that makes consummation of the Merger illegal or otherwise prohibited or (2) enacted, issued, promulgated, enforced or entered any final and nonappealable order which has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

•	Lattice’s stockholders fail to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof;

•	by Lattice if:

•	Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not cured or reasonably capable to be cured by the outside date, provided that Lattice may not terminate the Merger Agreement in this manner if it has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied;

•	prior to the adoption of the Merger Agreement by stockholders and so long as Lattice did not breach or fail to perform in any material respect any of its obligations related to Takeover Proposals or Superior Proposals, in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement, subject to Lattice paying to Parent a termination fee of $34,180,000 substantially concurrently with the termination of the Merger Agreement; or

•	(1) the Merger was not completed when it was required to have been under the terms of the Merger Agreement even though all of the mutual conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing, and other than conditions that have not been satisfied due to an action by a governmental entity in China) and all of the conditions to Parent and Merger Sub’s obligations to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), (2) Lattice has provided Parent with an irrevocable written notice to this effect and stands ready, willing and able to consummate the Merger, and (3) Parent and Merger Sub fail to consummate the Merger within five business days of such written notice; and

•	by Parent if:

•	Lattice has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not cured or reasonably capable to be cured by the outside date, provided that Parent may not terminate the Merger Agreement in this manner if it has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied; or

•	prior to the adoption of the Merger Agreement by the stockholders: (1) the Board shall have effected an adverse recommendation change, (2) Lattice shall have failed to include the Board’s recommendation that Lattice stockholders adopt the Merger Agreement in this proxy statement, (3) a tender or exchange offer relating to Lattice’s common stock shall have commenced and Lattice shall not have publicly recommended against such tender or exchange offer within ten business days, (4) the Board fails to publicly reconfirm its recommendation that Lattice stockholders adopt the Merger Agreement within the ten business day period following the date on which Lattice receives written request from Parent to do so following public announcement or disclosure of a Takeover Proposal, or (5) there is a willful breach of its non-solicitation obligations by Lattice or its representatives.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to the escrow arrangement. Subject to the limits specified in the Merger Agreement, termination of the Merger Agreement shall not relieve any party from any liability for fraud or willful breach, except that in no event will Parent, Merger Sub, Canyon Bridge, CVC or any of their respective affiliates and representatives have any liability for, or be required to pay, damages relating to or arising out of the Merger Agreement, the Equity Commitment Letter, any financing related to the Merger or any of the other transactions contemplated by the Merger Agreement (including for fraud or willful breach, including with respect to obtaining CFIUS Approval or otherwise), for an aggregate amount in excess of any amount then held in the escrow account established by Parent and Lattice at signing (which escrow account was funded at signing by Parent with an amount in cash equal to the $58,750,000 reverse termination fee). In addition, in no event is Lattice entitled to payment of both the reverse termination fee of $58,750,000 and specific performance. In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between CBC Partners and Lattice, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Termination Fee Payable by Lattice

Parent will be entitled to receive a termination fee of $34,180,000 from Lattice if the Merger Agreement is terminated:

•	by Parent in the event that (1) the Board shall have effected an adverse recommendation change, (2) Lattice shall have failed to include the Board’s recommendation that Lattice stockholders adopt the Merger Agreement in this proxy statement, (3) a tender or exchange offer relating to Lattice’s common stock shall have commenced and Lattice shall not have publicly recommended against such tender or exchange offer within ten business days, (4) the Board fails to publicly reconfirm the board recommendation within the ten business day period following the date on which Lattice receives written request from Parent to do so following public announcement or disclosure of a Takeover Proposal, or (5) there is a willful breach of its non-solicitation obligations by Lattice or its representatives;

•	by Lattice, in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of the Merger Agreement; or

•

by Parent or Lattice in the event that (1) (a) the Merger has not been consummated by the outside date, (b) the stockholders failed to adopt the Merger Agreement, or (c) Lattice breaches its covenants such that the applicable closing condition regarding performance of covenants would not be satisfied, (2) prior to any such termination of the Merger Agreement or the date of the Special Meeting of stockholders (in case of a termination because of failure to obtain stockholder approval) a Takeover Proposal was made directly to Lattice’s stockholders or was otherwise publicly disclosed or (other than in case of termination due to failure to obtain stockholder approval) was otherwise communicated to the Board, and (3) Lattice, within 12 months of any such termination, consummates any Takeover Proposal or enters into a definitive agreement to consummate any Takeover Proposal; provided that for the purposes of entitlement to receive the termination fee from Lattice, the references in the term “Takeover Proposal” to “15%” will instead be deemed to be references to “50%.”

Reverse Termination Fee Payable by Parent

Lattice will be entitled to receive a reverse termination fee of $58,750,000 from Parent if the Merger Agreement is terminated:

•	by Lattice if Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement, other than its obligations to seek the CFIUS Approval, such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not cured or reasonably capable to be cured by the outside date, provided that Lattice may not terminate the Merger Agreement in this manner if it has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions set forth in the Merger Agreement are not satisfied; or

•	by Lattice if (1) the Merger was not completed when it was required to have been under the terms of the Merger Agreement even thought all of the mutual conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing, and other than conditions that have not been satisfied due to an action by a governmental entity in China) and all of the conditions to Parent and Merger Sub’s obligations to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing), (2) Lattice has provided Parent with an irrevocable written notice to this effect and stands ready, willing and able to consummate the Merger, and (3) Parent and Merger Sub fail to consummate the Merger within five business days of such written notice.

If the Merger Agreement is terminated and Lattice initiates an action against Parent or Merger Sub for breach of its obligations to seek the CFIUS Approval within 30 days of such termination, the reverse termination fee will not be payable to Lattice, but the funds placed into the escrow account by Parent as collateral and security for payment of the reverse termination fee will be frozen in escrow and any damages payable to Lattice in connection with such action shall not exceed such amount, even in the case of willful breach or fraud by Parent or Merger Sub.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, subject to the immediately following paragraph, the non-breaching party will be entitled to an injunction, specific performance or other equitable relief to enforce specifically the terms and provisions of the Merger Agreement.

Notwithstanding the foregoing, Lattice will be entitled to an injunction, specific performance or other equitable remedy in connection with enforcing Parent’s obligation to cause the full funding of the financing under the Equity Commitment Letter and to consummate the Merger only in the event that

(1) all of the mutual conditions to closing have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing, and other than conditions that have not been satisfied due to an action by a governmental entity in China, and to the extent a non-worldwide closing is possible), (2) all of the conditions to Parent and Merger Sub’s obligations to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing, each of which is capable of being satisfied at the closing) (3), Parent and Merger Sub have failed to consummate the Merger prior to the time the closing was required pursuant to the Merger Agreement, and (4) Lattice has irrevocably confirmed in writing to Parent that if specific performance is granted and the equity financing is funded, then closing will occur.

Although Lattice may pursue both a grant of specific performance and the payment of the reverse termination fee by Parent, Lattice will not be permitted to pursue an injunction, specific performance or other equitable relief or any other remedy under the Merger Agreement following the payment by Parent of the reverse termination fee.

Fees and Expenses

Except for the termination fee payable to Lattice by Parent and the reverse termination fee payable to Parent by Lattice, whether or not the Merger is completed, Lattice, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in writing signed by each of Lattice, Parent and Merger Sub at any time before or after adoption of the Merger Agreement by stockholders. However, after adoption of the Merger Agreement by stockholders, no amendment that by law requires further approval by such stockholders may be made without such approval.

Governing Law and Dispute Resolution

The Merger Agreement is governed by Delaware law. Any action seeking an order of specific performance or other equitable relief of Parent’s obligations under the Merger Agreement or taken by Lattice against Parent or Merger Sub seeking damages for fraud or willful breach shall be resolved by arbitration administered by the Singapore International Arbitration Centre. All other actions shall be submitted to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware.

MARKET PRICES AND DIVIDEND DATA

Lattice common stock is listed on Nasdaq under the symbol “LSCC.” As of December 23, 2016, there were 121,435,504 shares of common stock outstanding, held by approximately 259 stockholders of record. The following table presents the high and low intra-day sale prices of Lattice common stock on Nasdaq during the fiscal quarters indicated:

	Common Stock Prices
	High	Low
December 31, 2016 (through December 23, 2016)	$7.99	$5.91
Fiscal Year Ended September 30, 2016 — Quarter Ended
December 31, 2015	$7.07	$3.57
March 31, 2016	6.67	4.02
June 30, 2016	6.47	4.89
September 30, 2016	6.69	5.21
Fiscal Year Ended September 30, 2015 — Quarter Ended
December 31, 2014	$7.53	$5.94
March 31, 2015	7.66	5.87
June 30, 2015	6.99	5.88
September 30, 2015	6.14	3.25
Fiscal Year Ended September 30, 2014 — Quarter Ended
December 31, 2013	$5.77	$4.17
March 31, 2014	8.09	5.30
June 30, 2014	9.19	7.37
September 30, 2014	8.50	6.03
Fiscal Year Ended September 30, 2013 — Quarter Ended
December 31, 2012	$4.38	$3.46
March 31, 2013	5.71	3.89
June 28, 2013	5.50	4.50
September 30, 2013	5.44	4.39

On December 23, 2016, the latest practicable trading day before the printing of this proxy statement, the closing price for Lattice common stock on Nasdaq was $7.24 per share. You are encouraged to obtain current market quotations for Lattice common stock.

Lattice has not paid a dividend on its common stock in the past two fiscal years and does not currently pay a dividend.

Following the Merger, there will be no further market for Lattice common stock and it will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Lattice common stock, as of December 23, 2016 of each person or entity who we know to beneficially own 5% or more of the outstanding shares of common stock and all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable, or exercisable within 60 days of December 23, 2016 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Lattice Semiconductor Corporation, 111 SW Fifth Ave., Ste 700, Portland, Oregon 97204.

The percentages in the table below are based on 121,435,504 shares of common stock outstanding as of December 23, 2016. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name and Address of 5% Beneficial Owners, Directors and Officers	Number of Shares	Percent of Total
Ameriprise Financial, Inc.(1)
Columbia Management Investment Advisors, LLC(1)
Columbia Seligman Communications & Information Fund(1)	14,591,328	12.02
NWQ Investment Management Company, LLC(2)	13,233,677	10.90
Franklin Resources, Inc.(3)
Charles B. Johnson(3)
Rupert H. Johnson, Jr.(3)
Franklin Advisers, Inc.(3)	11,077,033	9.12
The Vanguard Group(4)	8,123,075	6.69
BlackRock, Inc.(5)	6,290,975	5.18
Dimensional Fund Advisors LP(6)	6,145,512	5.06
Darin G. Billerbeck, Director, President & CEO(7)	1,837,924	1.51
Glen Hawk, Corporate Vice President & COO(8)	191,250	*
John Bourgoin, Director(9)	158,399	*
Robin A. Abrams, Director(10)	158,399	*
Byron W. Milstead, Corporate Vice President & General Counsel(11)	135,774	*
Mark E. Jensen, Director(12)	121,416	*
Max Downing, Vice President & Interim CFO(13)	79,883	*
Robert R. Herb, Director(14)	119,217	*
D. Jeffrey Richardson, Director(15)	43,998	*
Frederick D. Weber, Director(16)	20,213	*
Brian Beattie, Director	0	*
All directors and executive officers as a group (11 persons)	2,866,473	2.62%

*	Less than one percent.
(1)

The information is as reported on Amendment No. 1 to Schedule 13G/A as filed on February 12, 2016. Ameriprise Financial, Inc., or AFI, has shared power to direct the disposition of 14,591,328 shares of our common stock and shared power to vote 14,466,489 shares of our common stock. AFI is the parent holding company of Columbia Management Investment Advisors, LLC, or CMIA, which has shared power to direct the disposition of 14,591,328 shares of our common stock and shared power to vote 14,466,489 shares of our common stock. CMIA is the investment advisor to Columbia Seligman Communications & Information Fund, or the Fund, an investment company, which has the shared power to direct the disposition of 10,907,877 shares of our common stock and sole power to vote 10,907,877 shares of our common stock. Although CMIA and AFI do not directly own any shares of our common stock, as the investment adviser to the Fund and various other unregistered and registered investment companies and other managed accounts, CMIA may be deemed to beneficially own the shares of our common stock reported by the Fund, and as the parent holding company of CMIA, AFI may be deemed to beneficially own the shares of our common stock reported by CMIA. Both AFI and CMIA disclaim beneficial ownership of any shares reported on their Amendment No. 1 to Schedule 13G/A. The principal address of AFI is 145 Ameriprise Financial Center, Minneapolis, MN 55474 and the principal address of CMIA and the Fund is 225 Franklin Street, Boston, MA 02110.
(2)	Pre-combination and post-combination holdings according to Schedule 13G/A filed on February 12, 2016. NWQ Investment Management Company, LLC’s address is 2049 Century Park East, 16th Floor Los Angeles, CA 90067. NWQ Investment Management Company, LLC has sole voting power for 13,231,547 shares of our common stock and sole dispositive power for all 13,233,677 shares of our common stock.
(3)	Pre-combination and post-combination holdings according to Schedule 13G/A filed on February 9, 2016. Franklin Resources, Inc.’s, Charles B. Johnson’s, Rupert H. Johnson, Jr.’s and Franklin Advisers, Inc.’s address is One Franklin Parkway, San Mateo, CA 94403. Franklin Advisers, Inc. is the beneficial owner of 10, 919, 233 shares of our common stock. Fiduciary Trust Company International has sole voting and dispositive power over 157,800 shares of our common stock and Franklin Advisers, Inc. has sole voting and dispositive power over 10,919,233 shares of our common stock.
(4)	Pre-combination and post-combination holdings according to Schedule 13G/A filed on February 10, 2016. The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group has sole voting power over 176,011 shares of our common stock, sole dispositive power over 7,954,464 shares of our common stock and shared dispositive power over 168,611 shares of our common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 168,611 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,400 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.
(5)	Pre-combination and post-combination holdings according to Schedule 13G/A filed on January 26, 2016. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. has sole voting and dispositive power over all 6,290,975 shares of our common stock.
(6)	Pre-combination and post-combination holdings according to Schedule 13G/A filed on February 9, 2016. Dimensional Fund Advisors LP’s address is Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional Fund Advisors LP has sole voting power over 5,875,781 shares of our common stock and dispositive power over all 6,145,512 shares of our common stock. Dimensional Fund Advisors LP serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain funds.
(7)	Includes 1,454,579 shares exercisable under options within 60 days of December 23, 2016.
(8)	Includes 191,250 shares exercisable under options within 60 days of December 23, 2016.
(9)	Includes 90,000 shares exercisable under options within 60 days of December 23, 2016.
(10)	Includes 90,000 shares exercisable under options within 60 days of December 23, 2016.
(11)	Includes 114,921 shares exercisable under options and 2,856 RSUs vesting within 60 days of December 23, 2016. Mr. Milstead disclaims beneficial ownership of 629 shares, 36,743 shares exercisable under options, and 347 RSUs vesting within 60 days of December 23, 2016 constructively transferred by Mr. Milstead to his former spouse pursuant to a judgment of dissolution of marriage.
(12)	Includes 90,000 shares exercisable under options within 60 days of December 23, 2016.
(13)	Includes 61,043 shares exercisable under options and 2,199 RSUs vesting within 60 days of December 23, 2016.
(14)	Includes 90,000 shares exercisable under options within 60 days of December 23, 2016.
(15)	Includes 35,946 shares exercisable under options within 60 days of December 23, 2016.
(16)	Includes 20,213 shares exercisable under options within 60 days of December 23, 2016.

FUTURE STOCKHOLDER PROPOSALS

In light of the execution of the Merger Agreement, Lattice does not currently expect to hold an annual meeting of stockholders in 2017. If the Merger is completed, Lattice will have no public stockholders and there will be no public participation in any future meetings of stockholders of Lattice. However, if the Merger is not completed, Lattice stockholders will continue to be entitled to attend and participate in stockholder meetings.

Proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2017, if held, must be received by us at our offices 111 SW Fifth Ave., Ste 700, Portland, Oregon 97204, Attention: Corporate Secretary, no later than ten calendar days after the date of public disclosure , via a press release or filing with the SEC, of the date of our 2017 annual meeting of stockholders, and must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting.

Stockholders may only present a matter for consideration at our annual meeting in 2017, if held, if certain procedures are followed. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not less than 90 nor more than 120 days in advance of the first anniversary of the date on which Lattice’s proxy statement was first mailed to stockholders for the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of 120 calendar days in advance of such meeting and 10 calendar days following the date on which public announcement of the date of such meeting is first made by Lattice.

Our bylaws specify the information with respect to making stockholder proposals that is required to be included in the written notice that must be provided to our Corporate Secretary. Stockholders may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC, which contain important information about us and our financial condition.

The following Lattice filings with the SEC are incorporated by reference:

•	Lattice’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016;

•	Lattice’s Quarterly Reports on Form 10-Q for the fiscal quarter ended April 2, 2016, filed on July 1, 2016, and for the fiscal quarter ended October 1, 2016, filed on November 10, 2016; and

•	Lattice’s Current Reports on Form 8-K filed on March 4, 2016, May 16, 2016, July 7, 2016, September 22, 2016, November 3, 2016, as amended November 4, 2016, and November 4, 2016.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing from us at the following address:

Lattice Semiconductor Corporation

Attn: Corporate Secretary

111 SW Fifth Ave., Ste 700

Portland, Oregon 97204

You may also obtain any of the documents we file with the SEC upon request from the Company’s Investor Relations Department at lscc@globalirpartners.com. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.latticesemi.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Stockholders Call Toll Free: (888) 750-5834

International Callers: +1 (412) 232-3651

Banks and Brokers Call Collect: (212) 750-5833

MISCELLANEOUS

Lattice has supplied all information relating to Lattice, and Parent has supplied, and Lattice has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of November 3, 2016

among

LATTICE SEMICONDUCTOR CORPORATION,

CANYON BRIDGE ACQUISITION COMPANY, INC.

and

CANYON BRIDGE MERGER SUB, INC.

A-i

(continued)

A-ii

(continued)

EXHIBITS

Exhibit A         Form of Certificate of Incorporation

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 3, 2016, is entered into among Lattice Semiconductor Corporation, a Delaware corporation (the “Company”), Canyon Bridge Acquisition Company, Inc., a Delaware corporation (“Parent”), and Canyon Bridge Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, collectively with the Company and Parent, the “Parties”).

RECITALS

A. The Parties intend to effect a merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”).

B. The board of directors of the Company (the “Company Board”) has unanimously (1) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (2) adopted resolutions approving and declaring the advisability of this Agreement and the Merger and the other transactions contemplated hereby, and (3) resolved to recommend that the stockholders of the Company adopt this Agreement on the terms and subject to the conditions set forth in this Agreement.

D. The board of directors of Parent has unanimously approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

E. The board of directors of Merger Sub has unanimously (1) determined that the Merger is fair to and in the best interests of Merger Sub and Parent, its sole stockholder, (2) adopted resolutions approving and declaring the advisability of this Agreement and the Merger and other transactions contemplated hereby, and (3) resolved to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement on the terms and subject to the conditions set forth in this Agreement.

F. Concurrently with the execution and delivery of this Agreement, Canyon Bridge Fund I, LP, a Delaware limited partnership (the “Equity Investor”), has entered into an equity financing commitment letter in favor of Parent (such letter, together with all exhibits, annexes, schedules and attachments thereto, in each case as amended or otherwise modified in accordance with this Agreement, “Equity Commitment Letter”), pursuant to which, subject to the terms and conditions contained therein, the Equity Investor has committed to invest in Parent the amounts set forth therein.

G. Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent, the Company and the Escrow Agent have executed and delivered an escrow agreement (the “Escrow Agreement”), pursuant to which Parent has deposited an amount equal to the Parent Termination Fee with the Escrow Agent.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.02 Closing. Subject to the provisions of ARTICLE VII, the closing (the “Closing”) of the Merger (a) will take place at 12:00 p.m., Pacific Time, at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, California, as soon as practicable (but in no event later than five Business Days after all of the conditions set forth in ARTICLE VII (other than conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or, to the extent permitted by Law, waived by the Party entitled to the benefit of the same, or (b) will occur at such other place, time and date as will be agreed in writing between the Company and Parent (the date upon which the Closing occurs, the “Closing Date”).

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

Section 1.04 Effect. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Company Charter will, by virtue of or in connection with the Merger, be amended and restated in its entirety to read as set forth in Exhibit A and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws will be amended and restated in their entirety to be the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be “Lattice Semiconductor Corporation” and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.06 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Unless Parent, in its sole discretion, determines otherwise, the officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECTS OF THE MERGER

Section 2.01 Effect on Capital Stock . At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Shares or shares of common stock of Merger Sub:

(a) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Shares”) that is held by the

Company as treasury stock and each Share that is owned by a Company Subsidiary, Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) will be converted into the right to receive $8.30 in cash (the “Merger Consideration”). All such Shares, when so converted, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented such Shares (“Certificates”) and each holder of such Shares outstanding immediately prior to the Effective Time that are not represented by Certificates (“Book-Entry Shares”) will thereafter cease to have any rights with respect to such Shares except the right to receive the Merger Consideration, to be paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.02(b) (or in the case of a lost, stolen or destroyed Certificate, Section 2.02(h)). As and to the extent provided in Section 2.06, the right of any holder of Shares to receive the Merger Consideration will be subject to and reduced by the amount of any withholding under applicable Tax Law.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub will be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02 Payment of Merger Consideration; Surrender of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent will appoint a U.S.-based bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the purpose of exchanging Shares for the Merger Consideration. At or prior to the Effective Time, (i) in accordance with Section 6.14, Parent and the Company will cause the Escrow Agent to release all funds held in the Escrow Account to the Paying Agent, for the benefit of the holders of Shares, and (ii) Parent will deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient, after taking into account the amount deposited with the Paying Agent pursuant to Section 2.02(a)(i), to pay the aggregate Merger Consideration required to be delivered pursuant to Section 2.01(b). All such cash deposited with the Paying Agent (including cash from the Escrow Fund deposited with the Paying Agent pursuant to Section 6.14) is hereinafter referred to as the “Payment Fund”. Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 2.02(a) to pay for Shares for which appraisal rights have been perfected as described in Section 2.03 shall be returned to the Surviving Corporation upon demand; provided that the Parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required under this Section 2.02 or otherwise to deposit with the Paying Agent any cash to pay Merger Consideration with respect to Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date.

(b) Payment Procedures. As promptly as practicable after the Effective Time, Parent will cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(b): (i) a letter of transmittal in customary form (including a provision confirming that delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) reasonably acceptable to Parent and the Company; and (ii) instructions for use in effecting the surrender of such holder’s Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration issuable and payable in respect thereof pursuant to such letter of transmittal. Exchange of any Book-Entry Shares will be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Certificate or Book-Entry Share to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, the holder of such Shares will be entitled to receive in exchange for such properly surrendered Shares an amount in cash equal to the product of (i) the number of Shares represented by such holder’s properly surrendered Certificates or Book-Entry Shares and (ii) the Merger Consideration. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(c) No Further Ownership Rights in Shares. Until surrendered as contemplated by this Section 2.02, each Share represented by a Certificate and each Book-Entry Share (other than Dissenting Shares and Excluded Shares) shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof pursuant to this Article II, without any interest thereon, and subject to deduction for any required deduction for withholding Taxes pursuant to Section 2.06. All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares.

(d) Stock Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other income received with respect thereto) that remains undistributed to the holders of Shares after the one year anniversary of the Closing Date will be delivered to Parent and any holder of Shares who has not theretofore complied with this Article II will thereafter look only to Parent for payment of its claim for Merger Consideration, without any interest thereon and subject to Tax or other applicable Law.

(f) No Liability. None of the Surviving Corporation, Parent, Merger Sub, the Paying Agent or any other Person will be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to the date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Payment Fund. The Payment Fund will be invested by the Paying Agent as directed by Parent; provided, however, that any such investments shall be in (i) short-term obligations of the United States (or any instrumentality or agency thereof) with maturities of no more than 30 days or guaranteed by the United States (or any instrumentality or agency thereof) and backed by the full faith and credit of the United States, (ii) commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, with maturities of no more than six months, or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $2.0 billion (based on the most recent financial statements of such bank that are then publicly available) with maturities of no more than six months. No gain or loss thereon will affect the amounts payable to the holders of Shares following completion of the Merger pursuant to this Agreement. Any and all interest and other income earned on the Payment Fund will promptly be paid to Parent or an Affiliate of Parent as directed by Parent. No investment of the Payment Fund shall relieve Parent or the Paying Agent from promptly making the payments required by this Article II, and following any losses from any such investment that diminishes the Payment Fund below the level required for the Paying Agent to make the payments required to be made by it pursuant to this Article II, Parent shall promptly provide or cause to be provided additional cash funds to the Paying Agent for the benefit of the Company’s stockholders at the Effective Time in the amount necessary to ensure the Payment Fund is sufficient for the Paying Agent to make the payments contemplated to be made by it pursuant to this Article II, which additional funds will be deemed to be part of the Payment Fund.

(h) Lost or Destroyed Certificates. In the event any Certificate is lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration, except that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.03 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.01(b). The Company will notify Parent as promptly as reasonably practicable of any written demands for appraisal of any Shares, withdrawals of such demands and any other written instruments received by the Company pursuant to Section 262 of the DGCL, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

Section 2.04 Company Stock Plans.

(a) Vested In-the-Money Stock Options. At the Effective Time, each option to purchase Shares (each, a “Company Stock Option”) granted under any Company Stock Plan with an exercise price per Share less than the Merger Consideration (an “In-the-Money Company Stock Option”) that is vested (after taking into account (i) the measurement of any corporate performance goals that are required to be measured at or prior to the Effective Time under the terms of such outstanding In-the-Money Company Stock Options as set forth in Section 2.04(a) of the Company Disclosure Letter, and (ii) any accelerated vesting that is required to occur at or prior to the Effective Time under the terms of such outstanding In-the-Money Company Stock Option) and outstanding immediately prior to the Effective Time (such vested outstanding In-the-Money Company Stock Options, the “Vested Company Options”) shall, automatically and without any action on the part of the holder of such Vested Company Option, be canceled and converted into the right of such holder to receive from the Surviving Corporation an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share of such Vested Company Option and (ii) the number of Shares subject to such Vested Company Option.

(b) Unvested In-the-Money Stock Options. At the Effective Time, each outstanding In-the-Money Company Stock Option that is not a Vested Company Option shall, automatically and without any action on the part of the holder of such In-the-Money Company Stock Option, be canceled and converted into the right of the holder to receive from the Surviving Corporation an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share of such unvested and outstanding In-the-Money Company Stock Option and (ii) the number of Shares subject to such unvested and outstanding In-the-Money Company Stock Option, which cash amount will be payable by the Surviving Corporation subject to and in accordance with the vesting schedule applicable to such unvested In-the-Money Company Stock Option as in effect immediately prior to the Effective Time.

(c) Other Company Stock Options. All Company Stock Options which are not In-the-Money Company Stock Options and any other Company Stock Options that are not granted under any Company Stock Plan shall be canceled as of immediately prior to the Effective Time in exchange for no consideration.

(d) Company RSUs. At the Effective Time, each award of restricted stock units (each, a “Company RSU”) granted under any Company Stock Plan that is outstanding and unvested (after taking into account any accelerated vesting that is required to occur at or prior to the Effective Time under the terms of such Company RSU) as of immediately prior to the Effective Time (such unvested Company RSU, an “Unvested RSU”) shall, automatically and without any action on the part of any holder of such Unvested RSU, be canceled and converted into the right to receive from the Surviving Corporation an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Merger Consideration and (ii) the number of Shares that remain subject to such Unvested RSU, which cash amount will vest and become payable by the Surviving Corporation subject to and in accordance with the vesting schedule and issuance or delivery schedule applicable to such Unvested RSU as in effect immediately prior to the Effective Time. Each Company RSU granted under a Company Stock Plan that is outstanding and vested (after taking into account any accelerated vesting that is required to occur at or prior to the Effective Time under the terms of such Company RSU) as of immediately prior to the Effective Time (such vested Company RSU, a “Vested RSU”) shall, automatically and without any action on the part of any holder of such Vested RSU, be canceled and converted into the right to receive from the Surviving Corporation an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the Merger Consideration and (ii) the number of Shares that remain subject to such Vested RSU, which cash amount will become payable by the Surviving Corporation subject to and in accordance with the issuance or delivery schedule applicable to such Vested RSU as in effect immediately prior to the Effective Time.

(e) Payments. To the extent necessary, Parent shall provide to the Surviving Corporation all funds necessary to fulfill the obligations (i) under Section 2.04(a) no later than the Effective Time and (ii) under Section 2.04(b) and Section 2.04(d) on or as soon as reasonably practicable following the applicable vesting or issuance or delivery date. The Surviving Corporation shall pay or cause to be paid any amounts required to be paid pursuant to Section 2.04(a) as soon as administratively practicable, but no later than ten Business Days, following the Effective Time. All payments in respect of Company Stock Options and Company RSUs will be treated as a right to receive a series of separate payments and, accordingly, each such payment will be considered a separate and distinct payment for purposes of Section 409A of the Code (including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)). All payments in respect of Company Stock Options and Company RSUs will, to the maximum extent permitted by Law, only be due and payable in accordance with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) or in a manner exempt from the requirements of Section 409A of the Code in reliance upon Treasury Regulations Section 1.409A-1(b)(4).

(f) Treatment of Company Stock Plans; Other Corporate Actions. The Company Board or a committee thereof shall adopt any resolutions and take any actions which are reasonably necessary to terminate the Company Stock Plans, effective as of, and contingent upon the occurrence of, the Effective Time. The Company shall take all actions necessary to ensure that, from and after the Effective Time, none of Parent or the Surviving Corporation will be required to issue Shares or other share capital of the Company or the Surviving Corporation to any Person pursuant to or in settlement of a Company Stock Option or Company RSU. Without liming the foregoing, the Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 2.04, including making any determinations or resolutions of the Company Board or a committee thereof.

Section 2.05 Company Employee Stock Purchase Plan. With respect to the Company’s 2012 Employee Stock Purchase Plan (the “ESPP”), (a) no new offering period will commence after the date of this Agreement and, to the extent not already provided for under the terms of the ESPP as of the date of this Agreement, no Company Employees or other persons will be permitted to begin participating in the ESPP, and no participants will be permitted to increase elective deferrals in respect of the current offering period under the ESPP, in each case after the date of this Agreement, (b) any offering period under the ESPP that is in effect immediately prior to the date of this Agreement will terminate no later than five days prior to the Effective Time, and amounts credited to the accounts of participants will be used to purchase Shares in accordance with the terms of the ESPP, and (c) such Shares will be treated as other outstanding Shares in accordance with Section 2.01(b) of this Agreement. For the avoidance of doubt, each fractional Share held by any participant under the ESPP (if any) will be canceled and extinguished at the Effective Time, and be converted into the right to receive a commensurate fractional portion of the Merger Consideration, without interest, payable to the holder of each such fractional Share.

Section 2.06 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Law related to Taxes. If the Paying Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts and remits such amounts to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07 Adjustments. The Merger Consideration will be automatically adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date of this Agreement and prior to the Effective Time; provided, however, that nothing in this Section 2.07 will be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”), (b) as set forth in any other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent from the wording of such disclosure that such disclosure applies to such representation or warranty, or (c) as set forth in the Company SEC Documents filed since March 2, 2016 but prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section and any disclosures included in any such Company SEC Documents that are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01 Organization, Standing and Power.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

(b) The Company is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has Made Available to Parent, prior to execution of this Agreement, true, correct and complete copies of the restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”).

Section 3.02 Company Subsidiaries.

(a) Section 3.02(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the name and jurisdiction of organization of each of the Company’s Subsidiaries (the “Company Subsidiaries”). All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company Subsidiaries have been validly issued and fully paid, are nonassessable, are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right and, except as set forth on Section 3.02(a) of the Company Disclosure Letter, are owned by the Company, by another wholly owned Company Subsidiary, or by the Company and another wholly owned Company Subsidiary, free and clear of all Liens (except for restrictions imposed by applicable securities Laws).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), (ii) has all requisite corporate power and authority necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, and (iii) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary. The Company has Made Available to Parent true, correct and complete copies of the certificates of incorporation and bylaws or other constituent governing documents, as amended to date, of each of the Company Subsidiaries.

(c) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries and except as otherwise set forth in Section 3.02(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 Shares and 10,000,000 shares of preferred stock, each with par value $0.01 per share (the “Company Preferred Stock” and together with Shares, the “Company Capital Stock”). At the close of business on October 28, 2016, (i) 121,073,026 Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no Shares were held by the Company in its treasury, and (iv) 16,379,899 Shares were subject to issuance in respect of outstanding awards under the Company Stock Plans, including (A) 12,865,133 Shares issuable upon the exercise of outstanding Company Stock Options (assuming target level of performance for Company Stock Options with performance-based vesting conditions) and (B) 3,514,766 Shares subject to outstanding Company RSUs. Except as set forth in this Section 3.03(a), at the close of business on October 28, 2016, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. Since October 28, 2016, the Company has not issued any shares of its capital stock or other rights or securities exercisable, convertible into or exchangeable for shares in its capital, other than or pursuant to any equity awards (including any exercise or settlement thereof) or interests referred to above that were issued pursuant to the Company Stock Plans and that were outstanding on October 28, 2016 or that are equity awards (including any exercise or settlement thereof) permitted to be made under the Company Stock Plans after the date of this Agreement under the terms of this Agreement. No Company Subsidiary owns any Shares.

(b) Section 3.03(b) of the Company Disclosure Letter contains, as of October 28, 2016, a true, correct and complete list of each outstanding Company RSU and Company Stock Option, including the date of grant, the date of expiration, the number of Shares subject to such award, vesting schedule (including any rights to acceleration of vesting), the number of vested and unvested Shares, with respect to Company RSUs, whether the Company RSU is the subject of a deferral election or not otherwise exempt from Section 409A of the Code under Treasury Regulations Section 1.409A-1(b)(4), and with respect to Company Stock Options, the exercise price per Share.

(c) All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options or settlement of Company RSUs under the Company Stock Plans will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. With respect to each grant of Company Stock Options or Company RSUs, each such grant was made in accordance in all material respects with the terms of the applicable Company Stock Plan and applicable Law (including NASDAQ rules). Each Company Stock Option (i) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant and (ii) has a grant date no later than the date on which the Company Board or compensation committee thereof took action to grant such Company Stock Option. The Company has Made Available to Parent each form of award agreement under the Company Stock Plans. All Company Stock Options and Company RSUs may, by their terms, be treated in accordance with Section 2.04.

(d) Except as set forth above in Section 3.03(a), there are no issued, reserved for issuance or outstanding, and there are no outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any

Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, or (iii) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of the Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Other than (i) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Stock Options in order to pay the exercise price thereof, (ii) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (iii) between the Company and any Company Subsidiary, and (iv) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards, there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(e) There are no bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Company Subsidiary may vote (collectively, “Company Voting Debt”). Other than Contracts, proxies or understandings solely among wholly owned Company Subsidiaries or between any wholly owned Company Subsidiary and the Company or any other wholly owned Company Subsidiary, there are no voting agreements, voting trusts, stockholders agreements, proxies or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interest of the Company or any Company Subsidiary, or restricting the transfer of such capital stock or other equity interest of any Company Subsidiary or to designate or nominate for election a director to the Company Board or the board of directors of any Company Subsidiary.

Section 3.04 Authority; Execution and Delivery; Enforceability; Company Board Recommendation.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of consummation of the Merger, to the receipt of the affirmative vote of holders of a majority of the issued and outstanding Shares for adoption of this Agreement (the “Company Stockholder Approval”). Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger or the other transactions contemplated hereby (except for the filing of the Certificate of Merger in accordance with the DGCL). The Company Stockholder Approval is the only vote or approval of the holders of Shares or any other class or series of Company Capital Stock or capital stock or equity interests of any Company Subsidiary which are necessary to adopt this Agreement and approve the transactions contemplated herein. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by rules of law and equity governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”).

(b) The Company Board has adopted resolutions, by unanimous vote at a meeting duly called at which a quorum of directors of the Company was present, (i) approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger,

(ii) determining that entering into this Agreement is in the best interests of the Company and its stockholders, (iii) declaring this Agreement advisable, and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”) and directing that this Agreement be submitted to the Company’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Company Board has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and performance by the Company of the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any Company Subsidiary under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary, (ii) any Company Permit or any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.05(b), any Law, including any rule or regulation of The NASDAQ Stock Market (“NASDAQ”) applicable to the Company or any Company Subsidiary or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, authorization, clearance, waiver, Permit or Order of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing of the Notification and Report Form under the HSR Act and the HSR Antitrust Clearance and (B) the making of any filing required under, and compliance with the other applicable requirements of, the antitrust, anti-monopoly and competition Laws set forth on Schedule 3.05(b) of the Company Disclosure Letter, (ii) (A) the submission of a draft and final joint voluntary notice relating to the transactions contemplated by this Agreement, including the Merger, to CFIUS and any other information that may be required or requested under the DPA and (B) the CFIUS Approval, (iii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (v) any filings and approvals required under the rules and regulations of NASDAQ, and (vi) such other consents, approvals, authorizations, clearances, waivers, Permits, Orders, registrations, declarations, notices or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06 SEC Documents; Internal Controls and Procedures.

(a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since December 31, 2013 (such documents filed since December 31, 2013, and those filed by the Company with the SEC subsequent to the date of this Agreement, if any, including any amendments thereof, being collectively referred to as the “Company SEC Documents”). Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents (i) complied at the time it was filed in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with (A) the books and records of Company and its consolidated Subsidiaries and (B) GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC and other SEC regulations) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown all in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal year-end adjustments, the effect of which would not be material, and the absence of notes that, if presented, would not differ materially from those presented in the most recent audited financial statements included in the Company SEC Documents). The Company is, and since December 31, 2013 has been, in compliance in all material respects with the applicable listing and corporate governance rules and requirements of NASDAQ.

(b) The Company has provided to Parent a copy of its preliminary consolidated balance sheet and consolidated statement of operations for the quarter ended October 1, 2016 in draft form (the “Draft Financial Statements”), which Draft Financial Statements the Company will use as the basis for the consolidated balance sheet and consolidated statement of operations to be filed with the SEC as part of the Company’s Quarterly Report on Form 10-Q for the quarter ended October 1, 2016. The Draft Financial Statements have been prepared by the Company in good faith on a basis consistent with the consolidated financial statements of the Company included in the Company SEC Documents and, to the Company’s Knowledge, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of October 1, 2016, and the consolidated results of their operations and cash flows for the quarter ended October 1, 2016.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct as of their respective dates. For purposes of this Section 3.06, “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither the Company nor any Company Subsidiary has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied; (ii) that transactions are executed only in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(e) Since December 31, 2013, (i) none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of the Company, (B) “material weakness” in the internal controls over financial reporting of the Company, or (C) fraud that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of applicable Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(f) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(g) As of the date of this Agreement, there are no material outstanding or unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or, to the Company’s Knowledge, other correspondence received by the Company or its attorneys from the SEC, and to the Company’s Knowledge, there are no pending (i) formal or informal Actions by the SEC involving the Company, or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board.

(h) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX. The Company is in compliance in all material respects with SOX.

(i) No Company Subsidiary is, nor has at any time since December 31, 2013 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, other than Silicon Image, Inc., which was subject to such requirements prior to its acquisition by the Company and de-listing and de-registration, but is no longer subject to such requirements.

Section 3.07 No Undisclosed Liabilities; Indebtedness.

(a) There are no Liabilities of the Company or any Company Subsidiary of a type required to be disclosed on the consolidated balance sheet of the Company or in the notes thereto in accordance with GAAP as in effect on the date of this Agreement, other than Liabilities (i) disclosed, reflected or reserved against in the Company’s consolidated audited balance sheet as of January 2, 2016

(including the notes thereto), (ii) incurred in the ordinary course of business since January 2, 2016, (iii) incurred in connection with the preparation and negotiation of or otherwise as expressly contemplated by this Agreement, (iv) that are intercompany liabilities and obligations or (v) under executory Contracts to which the Company or any Company Subsidiary are bound, other than as a result of a breach thereof.

(b) As of the date of this Agreement, except for Indebtedness owed by the Company to any wholly owned Company Subsidiary or by any wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary, there is no outstanding Indebtedness of the Company or any Company Subsidiary other than Indebtedness reflected on the Most Recent Balance Sheet.

Section 3.08 Absence of Certain Changes or Events. (a) From January 2, 2016 and through the date of this Agreement, no Effect has occurred that, individually or in the aggregate, constitutes a Company Material Adverse Effect, and (b) from July 2, 2016 and through the date of this Agreement, none of the Company nor any Company Subsidiary has taken any action, or authorized, committed or agreed to take any action, that if taken between the date of this Agreement and the Effective Time would constitute a breach of Section 5.01(b).

Section 3.09 Taxes.

(a) Each of the Company and each Company Subsidiary (i) has timely filed, or caused to be filed, taking into account any extensions, all material Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid all material Taxes required to have been paid by it.

(b) Since December 31, 2013, no material claim has been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction.

(c) Neither the Company nor any Company Subsidiary has received any written notice of any pending audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to material Taxes. There are no pending requests for waivers of time to assess any material Tax.

(d) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to the assessment or collection of any material Taxes, which waiver or extension is currently in effect.

(e) There are no Liens or other security interests upon any property or assets of the Company or any Company Subsidiary for Taxes, except for liens for Taxes not yet due and payable.

(f) Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification Contract (other than (i) any such agreement exclusively between or among the Company and/or wholly owned Company Subsidiaries and (ii) (A) any lease or financing Contract or (B) any other Contract (1) the primary purpose of which is not the allocation or payment of Tax Liability and (2) that was entered into in the ordinary course of business). Neither the Company nor any Company Subsidiary is or may be liable under Treasury Regulation section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for material Taxes of any person other than the Company and the Company Subsidiaries.

(g) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(h) Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) The Company and each Company Subsidiary has timely withheld and timely remitted to the appropriate taxing authority all Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any Company Employee, independent contractor, creditor, stockholder or other third party.

(j) From and after the Effective Time, neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method occurring on or prior to the Effective Time, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into prior to the Effective Time, or (iii) installment sale or open transaction occurring on or prior to the Effective Time.

(k) Neither the Company nor any Company Subsidiary is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Tax authority, any of which could materially affect the Taxes of the Company or any Company Subsidiary subsequent to the Effective Time.

Section 3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list identifying each material Company Benefit Plan. The Company has Made Available to Parent true, correct and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description of the material provisions thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the U.S. Internal Revenue Service with respect to each material Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required, (iv) each trust Contract, group annuity Contract or other funding Contract relating to any material Company Benefit Plan and (v) the most recent financial statements and actuarial reports for each Company Benefit Plan (if any).

(b) None of the Company Benefit Plans is or, at any time within the six-year period preceding the date of this Agreement was a “multiple employer plan” (within the meaning of Section 413(c) of the Code), a “funded welfare plan” (within the meaning of Section 419 of the Code), or a plan that is or was subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Each Company Benefit Plan has been adopted, maintained, operated and administered in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, except as would not, individually or in the aggregate, result in material Liability to the Company, the Company Subsidiaries or their ERISA Affiliates. As of the date of this Agreement, no Action is pending or, to the Company’s Knowledge, threatened with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business) that would result in material Liability to the Company, the Company Subsidiaries or their ERISA Affiliates.

(d) All Company Benefit Plans which are intended to be qualified under Section 401(a) of the Code have been the subject of, have timely applied for or have not been eligible to apply for determination letters from the U.S. Internal Revenue Service to the effect that such Company Benefit Plans are so qualified, and no such determination letter has been revoked nor, to the Company’s Knowledge has revocation been threatened, nor has any such Company Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification.

(e) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(i) none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any Company Benefit Plans which are subject to ERISA, any trust created thereunder or, to the Company’s Knowledge, any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law and (ii) neither the Company nor any Company Subsidiary has, or within the past six years had, contributed to, been required to contribute to, or has any Liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Multiemployer Plan.

(f) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries)) or coverage through the end of the calendar month in which a termination of employment occurs.

(g) Except as provided by this Agreement or pursuant to applicable Law, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the transactions contemplated hereby, including the Merger, (alone or in conjunction with any other event) will (i) entitle any current or former director, officer, employee or individual consultant of the Company or any of the Company Subsidiaries to any compensation or benefit, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan, or (iv) result in any breach or violation of, default under or limit the Company’s right to materially amend or modify or terminate any Company Benefit Plan. There is no Company Benefit Plan pursuant to which the Company or any of the Company Subsidiaries is obligated to provide any current or former director, officer, employee or individual consultant of the Company or any of the Company Subsidiaries with a gross-up or reimbursement of Taxes imposed under Section 409A or Section 4999 of the Code.

(h) The Company has provided Parent with a good faith estimate based on information available as of the date of this Agreement, of: (A) a list of each executive officer and any other employee or service provider who is reasonably likely to be a disqualified individual (as such term is defined in Treasury Regulations Section 1.280G-1), (B) the amount of each payment or benefit that is reasonably likely to become payable to each disqualified individual under a Company Benefit Plan as a result of the Merger or an associated termination of employment or service, and (C) the amount (if any) of the “excess parachute payments” within the meaning of Section 280G of the Code that is reasonably likely to become payable to each such disqualified individual.

(i) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code (i) was, for the period from January 1, 2005 through December 31, 2008, operated in good-faith compliance with Section 409A of the Code and Notice 2005-1 and (ii) since January 1, 2009, has been in documentary and operational compliance with Section 409A of the Code in all material respects.

(j) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions required to be made to any Company Benefit Plan by applicable Law, any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements set forth in the Company SEC Documents.

(k) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there does not now exist, nor do any circumstances exist that are reasonably likely to result in, any Controlled Group Liability that would be a Liability of the Company or any Company Subsidiary following the Closing, other than any such Controlled Group Liability relating to any Company Benefit Plan.

(l) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions to all Company Foreign Plans required by Law or by the terms of such Company Foreign Plan have been made as of the date of this Agreement or, if not yet due to be paid, accrued in accordance with applicable local accounting principles.

Section 3.11 Litigation. As of the date of this Agreement, there is no Action pending against or, to the Company’s Knowledge, threatened against the Company, any of the Company Subsidiaries or any current or former director or officer of the Company or any Company Subsidiaries (in their respective capacities as such), other than any such Action that (a) does not involve an amount in controversy in excess of $1,000,000 and (b) does not seek injunctive or other non-monetary relief that would be material to the Company and the Company Subsidiaries taken as a whole. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries, nor any assets used by the Company or any Company Subsidiary in the respective businesses, are subject to any outstanding Order that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Permits; Compliance with Applicable Laws.

(a) Each of the Company and the Company Subsidiaries has all material licenses, permits, authorizations, qualifications, accreditations, variances, exemptions, orders, registrations, certificates, vacancies, clearances, franchises and approvals (collectively, “Permits”) necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted (“Company Permits”). Each such Company Permit is in full force and effect, and the Company and each Company Subsidiary, and the operations of the Company and each Company Subsidiary, are in compliance with the terms of each such Company Permit in all material respects. Neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity threatening to revoke, terminate, modify or not renew any such Company Permit.

(b) Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, in any material respect, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, where such conflict, default, breach or violation would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Since December 31, 2013, neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity that the Company or any Company Subsidiary is in violation of any applicable Law, except where such violation would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.13 Regulatory Matters; Certain Business Practices.

(a) Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any of their respective officers, directors and employees or any other Representative of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary, (i) has been or is a person with whom transactions are prohibited or limited under any applicable economic sanctions Laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (ii) has

violated in any material respect any export control, economic sanctions, or import Laws since December 31, 2010. The Company and the Company Subsidiaries are and since December 31, 2010 have been, in compliance in all material respects with and in possession of any and all Permits that may be required for the lawful conduct of their business under applicable economic sanctions, import and export control Laws, including the Export Administration Regulations. Since December 31, 2010, neither the Company nor any of the Company Subsidiaries (i) has made any voluntary disclosures to U.S. Government authorities under U.S. economic sanctions Laws, U.S. export control Laws or U.S. import Laws, (ii) has been assessed any fine or penalty under any such Laws, or (iii) to the Company’s Knowledge, been the subject of any Action by or written inquiry from a Governmental Entity regarding compliance with such Laws.

(b) Since December 31, 2010, neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any of their respective directors, officers and employees or any other Representative of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary, has (i) used any Company funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any government official or employee or to any political party or campaign, or (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other applicable anticorruption or anti-bribery Law. The Company and Company Subsidiaries utilize reasonable control procedures and an internal accounting controls system that are sufficient to provide reasonable assurances that violations of applicable anti-bribery or anti-money laundering Laws will be prevented, detected, and deterred. None of the current officers, directors or senior executives of the Company (or, to the Company’s Knowledge, any of their immediate family members) is a foreign or domestic government official or employee or a member of any foreign or domestic political party or campaign. None of the current officers, directors, or employees of the Company or any Company Subsidiary have any duties for any government entity, hold any office or position in a political party, or are a candidate for political office.

(c) The Company does not engage in activities controlled under the International Traffic in Arms Regulations and is not registered with the U.S. Department of State, Directorate of Defense Trade Controls.

(d) Section 3.13(d) of the Company Disclosure Letter sets forth a true, correct, and complete list of (i) the Export Control Classification Numbers applicable to Company Products and (ii) all categories of Permits required for the export of any Company Product, other than Permits that are generally required to operate in a particular jurisdiction or that are otherwise generally required to be obtained to export goods or services from a particular jurisdiction. The Company does not possess any facility or personnel security clearances.

Section 3.14 Environmental Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary is, and since December 31, 2010 has been, in compliance with all applicable Environmental Laws.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the properties currently owned, or, to the Company’s Knowledge, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated with any Hazardous Material above cleanup levels established pursuant to applicable Environmental Laws and require remediation by the Company or any Company Subsidiary.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2013, neither the Company nor any Company Subsidiary has received any written notice, claim or demand that remains outstanding stating that it is liable (i) under any written Contract pursuant to which any of the Company or any Company Subsidiary expressly assumed liability for contamination from Hazardous Materials under applicable Environmental Law, or (ii) pursuant to Environmental Law for contamination from Hazardous Materials at any site or location.

(d) Except for Contracts entered into in the ordinary course of business consistent with past practice and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, neither the Company nor any Company Subsidiary has entered into any Contract that remains in effect requiring it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person (other than a wholly owned Company Subsidiary) for violation of Environmental Laws or contamination from Hazardous Materials under Environmental Law. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no material Action arising under or pursuant to Environmental Laws is pending, or to the Company’s Knowledge, threatened against the Company or any Company Subsidiary.

Section 3.15 Material Contracts.

(a) Neither the Company nor any Company Subsidiary is a party, as of the date of this Agreement, to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list, and the Company has Made Available to Parent true, correct and complete copies, of each Contract to which the Company or any of the Company Subsidiaries is a party or the assets or properties of the Company or any Company Subsidiary are bound:

(i) that (A) restricts the ability of the Company or the Company Subsidiaries to compete in any business or with any Person or (B) would restrict in any respect the ability of Parent or any of its Affiliates to compete in any business or with any Person after the Effective Time in any material respect;

(ii) pursuant to which any Indebtedness of the Company or any Company Subsidiary is outstanding or may be incurred in excess of $500,000, other than any ordinary course trade payables arising out of purchase orders issued by the Company or any Company Subsidiaries to suppliers in the ordinary course of business and any such Contract between or among the Company and the wholly owned Company Subsidiaries;

(iii) that grants any Person (other than the Company or any Company Subsidiary) any (A) exclusive license, supply, distribution, reseller or other exclusive rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights with respect to any asset that is material to the Company and its Subsidiaries, taken as a whole, (D) exclusive rights to purchase any Company Product, (E) guaranteed availability of supply or services in excess of $500,000 for a period greater than 12 months, (F) guarantee as to production capacity or priority involving in excess of $1,000,000 or a period greater than 12 months, (G) rebates in excess of $100,000, (H) price guarantees for a period greater than 12 months for customers with revenues in excess of $2,000,000 over the prior 12 months, or (I) any guaranteed minimum purchase amounts in excess of $500,000;

(iv) relating to the formation, creation, operation, management or control of any partnership or joint venture, in each case, material to the Company and the Company Subsidiaries, taken as a whole;

(v) relating to the disposition or acquisition by the Company or any Company Subsidiary of any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) entered into on or after December 31, 2013 (whether or not such acquisition or disposition has been consummated prior to the date of this Agreement) that contains ongoing (A) indemnification obligations of the Company or any Company Subsidiary or (B) “earn-out” or similar contingent payment obligations, in each case of the Company or any Company Subsidiary (other than any Contract that provides for the acquisition of inventory, raw materials or equipment in the ordinary course of business);

(vi) providing for indemnification by the Company or any Company Subsidiary to any of their respective directors, officers or employees, other than the Company Charter, Company Bylaws or any organizational documents of any Company Subsidiary;

(vii) that, together with any related Contracts, involved, or would reasonably be expected to involve, total consideration by or to the Company or any Company Subsidiary of more than $1,000,000 for the 12 month period ended October 10, 2016 or in any 12 month period ending thereafter, other than Material Leases and purchase orders issued in the ordinary course of business;

(viii) that is with any Material Customer (excluding purchase orders issued in the ordinary course of business);

(ix) that is with any Material Supplier pursuant to which the Company or any Company Subsidiary made payments in excess of $500,000 for the fiscal year ended January 2, 2016 (excluding purchase orders issued in the ordinary course of business);

(x) that (A) involves any distributor, sales, reseller or is a joint marketing Contract pursuant to which the Company or any Company Subsidiary received in excess of $500,000 for the fiscal year ended January 2, 2016, or (B) is a joint development Contract;

(xi) pursuant to which any material Intellectual Property is licensed by a third party to the Company or any Company Subsidiary (excluding (A) licenses for commercial off the shelf computer software that are, or were at the time they were acquired, generally available on nondiscriminatory pricing terms and are used solely in connection with the Company’s and the Company Subsidiaries’ internal operations and (B) licenses to modifications of Company Owned IP created by a customer or supplier, and (C) licenses that are incidental or related to the Company’s and the Company Subsidiaries’ internal use of computer software);

(xii) pursuant to which the Company or any Company Subsidiary has licensed, covenanted, or otherwise agreed not to assert any material Company Owned IP, excluding any Contract related to the sale or distribution of a Company Product entered into in the ordinary course of business with a customer (other than a Material Customer) or a supplier (other than a Material Supplier);

(xiii) pursuant to which the Company or any Company Subsidiary has sold, assigned, transferred, licensed or otherwise conveyed the right with respect to any material Company Owned IP to (A) recover past, present or future damages related to the infringement, violation or misappropriation of such material Company Owned IP, (B) to seek or obtain injunctive or other equitable relief related to the infringement, violation or misappropriation of such material Company Owned IP, or (C) to otherwise enforce any rights related to such material Company Owned IP;

(xiv) that is with any Governmental Entity (excluding purchase orders for standard products) or that is a Contract pursuant to which the Company or any Company Subsidiary is acting as a subcontractor (at any tier) to another Person in connection with a Contract between such Person and a Governmental Entity (excluding purchase orders for standard products);

(xv) relating to the settlement or other resolution of any Action during the past five years that has any material continuing Liability or restriction on the part of the Company or any Company Subsidiary; or

(xvi) under which the consequences of a default or breach or the early termination of which would reasonably be expected to have a Company Material Adverse Effect.

Each Contract, understanding or undertaking of the type described in this Section 3.15(b) and each Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Material Contract.”

(c) Each Material Contract (i) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Company’s Knowledge, of the other parties thereto, except, in each case, as may be limited by the Bankruptcy and Equity Exception, and (ii) is in full force and effect. As of the date of this Agreement, none of the Company nor any of the Company Subsidiaries party to, nor, to the Company’s Knowledge, any other party to, any Material Contract is in breach of or default under, or has within the last two years provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Contract except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a breach of or an event of default by the Company or the Company Subsidiary party thereto, (ii) result in a right of termination for the counterparty, or (iii) cause or permit the acceleration of, or other changes to, any right of the counterparty or obligation of the Company or the Company Subsidiary party thereto, in each case, under any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Properties.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all real property owned by the Company or any Company Subsidiary, including the street address of each such parcel (“Owned Real Property”). Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary, as applicable, has good and marketable title in fee simple to all Owned Real Property, free and clear of all Liens other than Permitted Liens. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no parcel of Owned Real Property is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Owned Real Property or any portion thereof or interest therein.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each lease, sublease or other Contract pursuant to which the Company or any Company Subsidiary occupies a real property location that is material to the Company and the Company Subsidiaries, taken as a whole (each, a “Material Lease”). The Company has Made Available to Parent true, correct and complete copies of each Material Lease. Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Lease (i) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Company’s Knowledge, of the other parties thereto, except, in each case, as may be limited by the Bankruptcy and Equity Exception, and (ii) is in full force and effect. As of the date of this Agreement, none of the Company nor any of the Company Subsidiaries party to, nor to the Company’s Knowledge any other party to any Material Lease is in material default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Lease. As of the date of this Agreement, to the Company’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material event of default by the Company or any

Company Subsidiary, (ii) result in a right of termination for the counterparty, or (iii) cause or permit the acceleration of, or other material changes to, any material right of the counterparty or material obligation of the Company or any Company Subsidiary, in each case, under any Material Lease. Neither the Company nor any Company Subsidiary has received written notice of any pending, and to the Company’s Knowledge, there is no threatened, condemnation with respect to any parcel of real property that is subject to a Material Lease.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have good and valid title to, or a valid leasehold interests in or valid rights under contract to use, all the personal properties and assets reflected on the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet, free and clear of all Liens other than Permitted Liens, except as have been disposed of since July 2, 2016 in the ordinary course of business consistent with past practice.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list (in all material respects) of all Patents, registered Trademarks, pending applications for registration of Trademarks, registered Copyrights, Copyright applications and registered Domain Names included among the Company Owned IP (the foregoing being, collectively, the “Company Registered IP”). To the Company’s Knowledge, each item of material Company Registered IP is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered IP have been paid, and the Company has not knowingly misrepresented or failed to disclose any facts or circumstances for which it has a duty to disclose in any application for any Company Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would, to the Company’s Knowledge, otherwise adversely affect the validity or enforceability of any such Company Registered IP.

(b) All Company Owned IP is wholly and exclusively owned by the Company or a Company Subsidiary, and neither the Company nor any of its Subsidiaries has sold, transferred, or assigned any ownership interests thereto, except pursuant to a Contract, entered into in the ordinary course of business, for the sale of Company Products.

(c) To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted and as previously conducted since December 31, 2014, including the design, development, use, practice, import, export, manufacture, licensing, sale, offering for sale, supply or other disposition of the Company Products, does not infringe, violate, or constitute misappropriation of, any Intellectual Property of any third Person in any material respect. To the Knowledge of the Company, the Company or a Company Subsidiary owns or otherwise has a valid right to use the Intellectual Property and Software used in, or practiced by, the Company Products.

(d) As of the date of this Agreement, no Action is pending or threatened in writing that alleges that the Company or any Company Subsidiary is infringing, misappropriating or otherwise violating any Person’s Intellectual Property rights. To the Company’s Knowledge, no third Person is infringing, violating, or misappropriating in any material respect any Company Owned IP.

(e) To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, require the disclosure or delivery to any third party of any material Source Code owned by the Company or any Company Subsidiary, including any such Source Code owned by the Company or any Company Subsidiary that is used in any Company Products. For the avoidance of doubt, the following types of software are deemed to not be material for purposes of this Section 3.17(e): (i) drivers, (ii) reference designs, (iii) configurations files and scripts, and (iv) software provided with demonstrations boards, application notes and development kits.

(f) No Open Source Materials have been incorporated into or combined with any Company Products in such a way that would require Company or any Company Subsidiary to disclose or distribute any material software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge. For the avoidance of doubt, the following types of software are deemed to not be material for purposes of this Section 3.17(f): (A) drivers, (B) reference designs, (C) configurations files and scripts, and (D) software provided with demonstrations boards, application notes and development kits.

(g) The Company and each Company Subsidiary has taken commercially reasonable measures to protect their rights in the Trade Secrets of the Company or such Company Subsidiary. The Company and each Company Subsidiary has and uses commercially reasonable measures to enforce a policy requiring all employees, consultants and contractors of the Company and each Company Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of Company or such Company Subsidiary.

(h) No funding, facilities or resources of any Governmental Entity, university, academic institution or research center was used in the development of any Intellectual Property that is material to any Company Product, where, as a result of such funding or use of such facilities or resources (i) any Governmental Entity, university, educational institution or research center has any right, title or interest (including any “march in” rights) in or to any Company Owned IP which is material to the Company or any Company Subsidiary, (ii) the Company’s or any Company Subsidiary’s ability to enforce, license or exclude others from using any Company Owned IP or any Company Product is impaired, or (iii) the Company or any Company Subsidiary would be required to repay any material funds to the Government Entity, university, academic institution or research center.

(i) Neither Company nor any Company Subsidiary is subject to any agreement with any standards body or other similar entity, has participated in any standards-setting activities or joined any standards setting or similar organization (“SSOs”), except as set forth in Section 3.17(i) of the Company Disclosure Letter, that would obligate Company or any Company Subsidiary to grant licenses or rights to or otherwise restrict the ability of the Company or any Company Subsidiary to enforce, license or exclude others from using, any patents declared to be essential to such SSOs, in any material respect, except as set forth in Section 3.17(i) of the Company Disclosure Letter.

(j) Except as set forth in Section 3.17(j) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, under any Contract to which Company or any Company Subsidiary is bound, result in (i) the granting of any right, license, immunity from suit or covenant not to assert to any third party under or with respect to any Intellectual Property owned or controlled by Parent or any Affiliate of Parent (excluding Surviving Corporation or its Subsidiaries) or (ii) Parent or Surviving Corporation being obligated to pay any royalties or other amounts to any Person, with respect to Intellectual Property, in excess of those payable by the Company or any Company Subsidiary, in the absence of this Agreement or the transactions contemplated hereby.

Section 3.18 Labor Matters.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct, complete and anonymized list of all Company Employees, including their current work location, job title, union status, exempt status, rate of pay, service date, accrued leave, and bonus eligibility (if applicable). A final list will be provided to Parent at Closing and the Company will provide periodic updates prior to Closing at Parent’s reasonable request.

(b) As of the date of this Agreement, the Company and each Company Subsidiary are in compliance in all material respects with all applicable Laws respecting employment and employment practices.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the Company Subsidiaries, with respect to each current or former employee of the Company or any Company Subsidiary is not liable for any (i) arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing or (ii) payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or similar material benefits or obligations for such employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d) Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement or similar material written agreement with a labor union or organization, works council or similar employee representative body, other than such agreements entered into or applicable on the national and/or sector level. To the Company’s Knowledge, as of the date of this Agreement, neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or organization, works council or similar employee representative body. As of the date of this Agreement, there is no pending or, to the Company’s Knowledge, threatened, labor strike, lockout, slowdown or work stoppage involving the Company or any Company Subsidiary and their employees.

Section 3.19 Customers; Suppliers.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a list of each customer who, for the fiscal year ended January 2, 2016, was one of the ten largest sources of revenues for the Company and the Company Subsidiaries taken as a whole, based on amounts paid or payable in such period (each, a “Material Customer”). Such list includes the revenue from each Material Customer for the fiscal year ended January 2, 2016. As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Parent) or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent).

(b) Section 3.19(b) of the Company Disclosure Letter sets forth a list of each supplier and vendor who, for the fiscal year ended January 2, 2016, was one of the ten largest suppliers or vendors for the Company and the Company Subsidiaries taken as a whole, based on amounts paid or payable in such period, other than professional service providers (each, a “Material Supplier”). Such list includes the total cost of items purchased by the Company per Material Supplier during the fiscal year ended January 2, 2016. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Parent) or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent).

Section 3.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has Made Available true, correct and complete copies of all engagement, fee and similar Contracts between the Company (or any Company Subsidiary) and the Company Financial Advisor.

Section 3.21 Opinions of Company Financial Advisor. The Company Board has received a written opinion from the Company Financial Advisor to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be received by the Company stockholders (other than the holders of Dissenting

Shares, Excluded Shares, or Parent and Merger Sub and their respective Affiliates) was fair, from a financial point of view, to the holders of Shares. As soon as reasonably practicable after the execution of this Agreement, the Company will furnish Parent a true, correct and complete copy of such opinion of the Company Financial Advisor for information purposes only. The Company will, prior to filing the preliminary Proxy Statement, obtain all necessary consents of the Company Financial Advisor to permit the Company to include in the Proxy Statement such opinion of the Company Financial Advisor.

Section 3.22 Insurance. Section 3.22 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any Company Subsidiary. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) all insurance policies maintained by or on behalf of the Company or any Company Subsidiary as of the date of this Agreement (or replacements thereof) are in full force and effect and all premiums due thereon have been paid; (b) neither the Company nor any Company Subsidiary is in breach or default under any such policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy; (c) no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy; (d) there is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy; and (e) since December 31, 2013, neither the Company nor any Company Subsidiary has failed to give any material notice or present any material claim under any such policy within the time periods required.

Section 3.23 Affiliate Transactions. Except for (a) compensation, indemnification or other employment-related Contracts, (b) as filed or incorporated by reference as an exhibit to the Company SEC Documents or (c) the Company Benefits Plans, there are no Contracts between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (x) present executive officer or director of the Company, (y) Person that, to the Company’s Knowledge, is the record or beneficial owner of more than 5% of the Shares as of the date of this Agreement, or (z) to the Company’s Knowledge, any Affiliate of any such executive officer, director or owner (other than the Company or any of the Company Subsidiaries) that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.24 No Rights Plan. The Company has no stockholder rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 3.25 No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, none of Parent or Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty (and there is and has been no reliance by the Company, its Affiliates or any of its Representatives on any such representation or warranty) with respect to Parent, Merger Sub or their respective businesses or with respect to any other information provided, or made available, to the Company or its Representatives or Affiliates in connection with the Merger, the Financing or the other transactions contemplated hereunder, including the accuracy or completeness thereof. The Company acknowledges and agrees that neither Parent nor Merger Sub nor any other Person will have or be subject to any Liability or other obligation to the Company, its Representatives or Affiliates or any other Person resulting from the Company’s or its Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to the Company or its Representatives or Affiliates, including any teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Company or its Representatives or in any other form in connection with the Merger, the Financing or the other transactions contemplated hereunder, unless and to the extent any such information is included in a representation or warranty contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority and possesses all Permits necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority or to possess such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any provision of, respectively, its constituent governing documents.

Section 4.02 Parent and Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby, and neither Parent nor Merger Sub has engaged in any business other than in connection with the transactions contemplated hereby, including the Merger, and each of Parent and Merger Sub has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those necessary or appropriate in connection with its formation, the Financing or any agreements or arrangements entered into in connection with the this Agreement or the consummation of the transactions contemplated hereby. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent.

Section 4.03 Authority; Execution and Delivery; Enforceability. Parent and Merger Sub have all requisite corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. No vote or consent of the holders of any interest in Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which adoption will occur promptly following the execution of this Agreement). Merger Sub’s board of directors has (a) determined that this Agreement and the Merger are advisable and fair to, and in the best interests of Merger Sub and Parent, its sole stockholder, and (b) approved and adopted this Agreement, including the Merger and the other transactions contemplated by this Agreement. Except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which will take place promptly following the execution of this Agreement), no other corporate proceeding, as applicable, on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger or the other transactions contemplated hereby (except for the filing of the Certificate of Merger in accordance with the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as may be limited by the Bankruptcy and Equity Exception.

Section 4.04 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and performance by each of Parent and Merger Sub of the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the organizational or governing documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.04(b), any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, authorization, clearance, waiver, Permit or Order of or from, or registration, declaration, notice or filing made to or with any Governmental Entity, is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated hereby, other than (i) (A) the filing of the Notification and Report Form under the HSR Act and the HSR Antitrust Clearance and (B) the making of any filing required under, and compliance with the other applicable requirements of, the antitrust, anti-monopoly and competition Laws set forth on Schedule 3.05(b) of the Company Disclosure Letter, (ii) (A) the submission of a draft and final joint voluntary notice relating to the transactions contemplated by this Agreement, including the Merger, to CFIUS and any other information that may be required or reasonably requested under the DPA and (B) the CFIUS Approval, (iii) such filings and reports as required pursuant to the applicable requirements of the Exchange Act and any other applicable state, federal or foreign securities, takeover and “blue sky” Laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, and (v) such other consents, approvals, authorizations, clearances, waivers, Permits, Orders, registrations, declarations, notices or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05 Compliance with Applicable Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.

Section 4.06 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 4.07 Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent or Merger Sub or any of their respective properties or assets that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.08 Ownership of Shares. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement. Neither Parent, Merger Sub nor the Equity Investor is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

Section 4.09 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than any broker, investment banker, financial advisor or other Person, the fees and expenses of which shall be paid by Parent or its Affiliates, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby, including the Merger, based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.10 Investigation by Parent and Merger Sub.

(a) Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries.

(b) In connection with Parent’s and Merger Sub’s investigation of the Company, each of Parent and Merger Sub has received from the Company and its Representatives certain projections and other forecasts, including but not limited to projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that, without limiting the generality of this Section 4.10, except for any representations and warranties set forth in Article III, neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 4.11 Financing.

(a) Parent has provided to the Company a true, correct and complete copy of the executed Equity Commitment Letter, pursuant to which, and subject to the terms and conditions therein, the Equity Investor has agreed to invest in Parent the amounts set forth therein for the purpose of funding the Merger and the other transactions contemplated hereby (the “Financing”). As of the date of this Agreement, the Equity Commitment Letter is (i) a valid and binding obligation of Parent and, to the Knowledge of Parent, of the Equity Investor (subject to the Bankruptcy and Equity Exception) and (ii) in full force and effect. As of the date of this Agreement, the Equity Commitment Letter has not been modified, amended or altered. From the date of this Agreement until the Closing, to the extent the consent of the Company may be required by Section 6.03(a), the Equity Commitment Letter will not be amended or modified without the prior written consent of the Company. The Equity Commitment Letter has not been withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no withdrawal or rescission thereof is contemplated.

(b) Except as expressly set forth in the Equity Commitment Letter, there are no conditions precedent to the obligations of the Equity Investor to provide the Financing or any contingencies that would permit the Equity Investor to reduce the total amount of the Financing. Assuming the satisfaction of the conditions set forth Section 7.01 and Section 7.02, as of the date of this Agreement, Parent does not have any reason to believe that any of the conditions set forth in the Equity Commitment Letter will not be satisfied or that the Financing will not be available to Parent on the Closing Date.

(c) Assuming the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, the Financing, when funded in accordance with the Equity Commitment Letter, together with the cash of the Company and the Company Subsidiaries, will provide Parent with cash on the Closing Date sufficient to pay the aggregate Merger Consideration and any and all fees and expenses required to be paid by Parent or Merger Sub in connection with the Merger and the Financing, in each case on the Closing Date.

(d) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

Section 4.12 No Other Representations or Warranties. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Letter), neither the Company nor any of its Affiliates nor any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent or Merger Sub or their respective Affiliates or Representatives on any such representation or warranty) with respect to the Company, any Company Subsidiary or their respective businesses or with respect to any other information provided, or made available, to Parent or Merger Sub or their respective Representatives or Affiliates in connection with the Merger or the other transactions contemplated hereunder, including the accuracy or completeness thereof. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person will have or be subject to any Liability or other obligation to Parent or Merger Sub or any of their respective Representatives or Affiliates or any other Person resulting from Parent’s or Merger Sub’s or their respective Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or their respective Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Merger or the other transactions contemplated hereunder, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Merger or the other transactions contemplated hereunder, unless and to the extent any such information is included in a representation or warranty contained in Article III (as qualified by the Company Disclosure Letter).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a) Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent, from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company will, and will cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) comply in all material respects with all applicable Laws and the requirements of all Material Contracts and Material Losses, and (iii) use reasonable best efforts to preserve intact its business organization and advantageous business relationships, including by maintaining its relations and goodwill with all material suppliers, material customers and Governmental Entities.

(b) Without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or with the prior written consent of Parent, from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, and will not permit any Company Subsidiary to, do, directly or indirectly, any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (1) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Stock Options in order to pay the exercise price thereof, (2) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, and (3) the acquisition by the Company of awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (except for transactions among the Company and wholly owned Company Subsidiaries and for any Liens in favor of the administrative agent under the Company’s existing credit agreement) (A) any shares of capital stock of the Company or any Company Subsidiary (other than the issuance of Shares upon the exercise of Company Stock Options or settlement of Company RSUs pursuant to the Company Stock Plans, in each case, outstanding at the close of business on the date of this Agreement or as may be granted in accordance with the terms of this Agreement, or upon the exercise of rights to acquire Shares under the ESPP that are outstanding at the close of business on the date of this Agreement pursuant to the offering period then in effect), (B) any other equity interests or voting securities of the Company or any Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary, (F) any Company Voting Debt, or (G) any Company Preferred Stock; provided, that the Company may grant Company Stock Options and Company Restricted Stock Units under the Company Stock Plans not to exceed 300,000 Shares in the aggregate each quarter to any newly hired or promoted Company Employees commensurate with any such individual’s position with the Company or such Company Subsidiary and otherwise made in the ordinary course of business consistent with past practice, provided further that any such Company Stock Options or Company Restricted Stock Units shall not provide for vesting at a rate faster than 25% per year and shall not provide for accelerated vesting (whether such acceleration is single or double trigger) in the event of a termination of service or as a result of the consummation of the transactions contemplated by this Agreement or any other change in control transaction;

(iii) amend the Company Charter, the Company Bylaws or the charter or organizational documents of any Company Subsidiary;

(iv) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any Company Subsidiary (other than any merger or consolidation of wholly owned Company Subsidiary), file a petition in bankruptcy under any provisions of any applicable Law on behalf of the Company or any Company Subsidiary or consent to the filing of any bankruptcy petition against any the Company or any Company Subsidiary under any similar applicable Law;

(v) except to the extent required by any Company Benefit Plan in effect as of the date of this Agreement, (A) increase in any manner the compensation or benefits of any current or former employees, officers, directors or individual consultants of the Company or any Company Subsidiary (other than (1) focal merit or promotion-based compensation increases for calendar year 2017 that are made in the ordinary course of business (provided that such increases do not exceed, in the aggregate, $4,000,000) or (2) the establishment of annual and quarterly bonus opportunities or commission opportunities for calendar year 2017 that are made in the ordinary course of business for any Company Employees (provided that such opportunities do not exceed, in the aggregate, $12.7 million for cash incentives or bonus plans and $3.4 million for commission sales plans at target and up to a maximum of $21.2 million for cash incentives or bonus plans and $3.9 million for commission sales plans for calendar year 2017 and are otherwise consistent with the terms set forth in Section 5.01(b)(v) of the Company Disclosure Letter)), (B) pay any severance or retention benefits to any current or former employees, directors or individual consultants of the Company or any Company Subsidiary (except for the payment of severance in the ordinary course of business for any Company Employees who are not executive officers of the Company pursuant to statutory severance or Company Benefit Plans in effect as of the date of this Agreement), (C) accelerate the vesting of, or the lapsing of forfeiture restrictions or conditions with respect to, any equity or equity-based awards, (D) establish or cause the funding of any “rabbi trust” or similar arrangement, (E) establish, adopt, amend or terminate any arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement (other than (1) to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business or (2) to approve performance metrics under its annual and quarterly bonus plans and commission plans in the ordinary course of business as provided under Section 5.01(b)(v)(A)) or (F) (1) hire or promote any person for employment with the Company or any Company Subsidiary at a level of director or higher or terminate (other than for cause) any Company Employee at a level of director or higher, provided, that the Company or any Company Subsidiary may hire or promote any person at a level of director or higher to fill any such position that is vacant as of the date of this Agreement or that becomes vacant thereafter, or (2) hire, promote or terminate any other Company Employee, in each case of this clause (2), other than in the ordinary course of business consistent with past practice;

(vi) change its financial accounting methods, principles or practices, except insofar as may be required by a change in GAAP or applicable Law, or revalue any of its material assets, other than as required by GAAP;

(vii) (A) acquire or agree to acquire in any transaction (including by means of a consolidation or merger) any equity interest in or business of any Person or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business or any transaction solely between the Company and a wholly owned Company Subsidiary or between wholly owned Company Subsidiaries, in each case, in the ordinary course of business) or (B) enter into any new line of business outside of its existing business;

(viii) sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties, assets or rights or any interest therein, other than, in the case of Company Owned IP, as permitted by Section 5.01(b)(xiii) and, in the case of any other properties, assets or rights, in the ordinary course of business consistent with past practice, including sales of Company Products in the ordinary course of business;

(ix) (A) incur, create, assume or otherwise become liable for any Indebtedness owed to a third Person, or amend, modify or refinance any Indebtedness owed to a third Person, except with respect to any Indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $1,000,000 in the aggregate, (B) incur, create, assume or otherwise become liable for or prepay any equipment leases or sales installment Contracts, except with respect to equipment leases entered into in the ordinary course of business consistent with past practice, or (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Company Subsidiary;

(x) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto not included in or contemplated by the Company’s capital expenditures budget that individually is in excess of $2,000,000;

(xi) (A) terminate, amend or modify any Material Contract or Material Lease, or enter into, amend or modify any Contract that would be a Material Contract or Material Lease if it had been entered into prior to the date of this Agreement, other than any termination, amendment or modification of a Material Contract made in the ordinary course of business consistent with past practice (including in connection with standard pricing negotiations), but in each case (1) subject to the other restrictions set forth in this Section 5.01 and (2) provided that such any such new Contract or amendment or modification of a Contract does not impose any new or additional restrictions or obligations on the Company or any Company Subsidiary of the type contemplated by Section 3.15(b)(i) through Section 3.15(b)(vi) other than renewals of such existing restrictions or obligations to the extent such renewals do not impose any more onerous restrictions or obligations on the Company or any Company Subsidiary, (B) waive, release or assign any material rights, claims or benefits under any Material Contract or Material Lease, (C) enter into any collective bargaining or similar written material labor union agreement applicable to Company Employees, (E) enter into any Contract relating to the acquisition of title to any real property or (F) enter into any Contract relating to the sale of Owned Real Property;

(xii) (A) commence any Action (other than as a result of an Action commenced against the Company or any of the Company Subsidiaries), or (B) discharge, settle or compromise any Action other than a settlement solely for monetary damages (without any admission of Liability or other adverse consequences or restriction on the Company, any Company Subsidiary, Parent, Merger Sub or Surviving Corporation) not in excess of $500,000 individually or $1,500,000 in the aggregate;

(xiii) abandon, allow to lapse, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Company Owned IP, or enter into Contracts that impose material restrictions upon the Company or any of its Affiliates with respect to Intellectual Property rights owned by any third party, in each case other than non-exclusive licenses to customers, suppliers or service providers made in the ordinary course of business consistent with past practice;

(xiv) settle or compromise any material Liability for Taxes, settle, compromise or initiate any material Tax Action, file any amended material Tax Return or claim for material Tax refund of surrender any claim for a material Tax refund, revoke or modify any material Tax election, change or request to change any accounting methods for Tax purposes, file any material Tax Return other than on a basis consistent with past practice (except as required under applicable Law), enter into or request to enter into any material Tax allocation, sharing or indemnity Contract (other than any credit, lease or other commercial Contract the primary purpose of which does not relate to Taxes), or request any Tax ruling or Tax holiday;

(xv) other than pursuant to any change in any insurance broker, fail to renew, make payments as due and otherwise comply in all material respects with the terms of material insurance policies with respect to the assets, operations and activities of the Company and the Company Subsidiaries as currently in effect;

(xvi) take any action not permitted by this Agreement or omit to take any action required by this Agreement that would or would be reasonably likely to (A) result in any of the conditions set forth in Article VII not being satisfied or (B) materially impair the ability of a Party to consummate the transactions contemplated hereby, including the Merger, in accordance with the terms of this Agreement or materially delay such consummation; or

(xvii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c) Control of Operations. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.

Section 5.02 No Solicitation by the Company; Company Board Recommendation.

(a) Except as otherwise expressly permitted by this Section 5.02, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, nor will it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly: (i) solicit or initiate, or knowingly encourage, induce or facilitate, any Takeover Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to a Takeover Proposal; (ii) other than solely to the extent necessary to inform a Person of the existence of the provisions contained in this Section 5.02, participate in any discussions or negotiations with any Person (other than with Parent, Merger Sub or any designees of Parent or Merger Sub) with respect to, or furnish to any Person (other than to Parent, Merger Sub or any designees of Parent or Merger Sub) any information with respect to, or cooperate in any way with any Person (other than with Parent, Merger Sub or any designees of Parent or Merger Sub) with respect to, any Takeover Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to a Takeover Proposal; (iii) agree to, approve, endorse, recommend or consummate any Takeover Proposal or enter into any letter of intent, memorandum of understanding, agreement in principle or similar document, or any Contract (other than an Acceptable Confidentiality Agreement entered into compliance with this Section 5.02) or commitment contemplating any Takeover Proposal; (iv) take any action to make the provisions of any state takeover statute or similar applicable Law (including the restrictions under Section 203 of the DGCL), or any anti-takeover provision in the Company Charter, inapplicable to any transactions contemplated by any Takeover Proposal; (v) grant any waiver, amendment or release under any standstill or similar agreement (and the Company shall promptly take all action necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such standstill or similar agreement to the extent permitted thereby to do so); or (vi) enter into any Contract that would restrict the ability of the Company to comply with its obligations under this Section 5.02; or (vii) resolve or agree to do any of the foregoing. The Company will, and will cause its Affiliates and its and their respective Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to a Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives, (iii) terminate all physical and electronic data room access previously granted to any such Person or its Representatives, and (iv) enforce the provisions of any existing confidentiality or non-disclosure Contract entered into with respect to any potential Takeover Proposal.

(b) Notwithstanding anything to the contrary contained in Section 5.02(a), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (i) the Company has received from a third party a written, bona fide Takeover Proposal, (ii) a material breach of this Section 5.02 has not led to the making of such Takeover Proposal and (iii) the Company Board determines in good faith, after consultation with its financial advisor and outside counsel, that (A) such Takeover Proposal constitutes or is reasonably likely to lead to, or result in, a Superior Proposal, and

(B) the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law, then the Company may, subject to clauses (x), (y) and (z) below, (1) furnish confidential information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal or (2) participate in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided, however, that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person unless the Company first enters into an Acceptable Confidentiality Agreement with such Person, (y) will promptly (and in any event within 48 hours) provide to Parent notice of its intention to enter into such Acceptable Confidentiality Agreement and a copy of such Acceptable Confidentiality Agreement, and (z) will provide to Parent prior to or substantially concurrent with the time it is provided to such Person any non-public information not previously provided to Parent. Notwithstanding anything to the contrary contained in Section 5.02(a) or in this Section 5.02(b), the Company may, following the receipt of a Takeover Proposal or an inquiry, proposal or request for information that may reasonably be expected to lead to a Takeover Proposal, contact the Person that has made such Takeover Proposal, inquiry, proposal or request to clarify the terms and conditions thereof solely to the extent necessary to enable the Company Board to determine whether such Takeover Proposal, inquiry, proposal or request constitutes or is reasonably likely to lead to, or result in, a Superior Proposal, and to inform such Person of the provisions of this Section 5.02.

(c) From and after the date of this Agreement and prior to the Effective Time, the Company will promptly (and in any event within 48 hours) notify Parent, in writing, in the event the Company or any Company Subsidiary or any of their respective Representatives receives (i) a Takeover Proposal or an inquiry, proposal or request for information that is reasonably expected to lead to, or result in, a Takeover Proposal, (ii) a request to engage in discussions or negotiations with respect to a Takeover Proposal, or (iii) a request for non-public information to the Company or any Company Subsidiary in contemplation of a Takeover Proposal. The Company shall provide Parent promptly (and in any event within 48 hours) with the identity of any Person making any such Takeover Proposal, inquiry, proposal or request and a copy of such Takeover Proposal, inquiry, proposal or request (or, where such Takeover Proposal, inquiry, proposal or request is not in writing, a written description of the Company’s understanding of the material terms and conditions of such Takeover Proposal, inquiry, proposal or request), including any modifications thereto. The Company shall (i) keep Parent reasonably informed on a current basis (and in any event no later than 48 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Takeover Proposal, inquiry, proposal or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, and (ii) provide Parent promptly (and in any event within 48 hours) after receipt thereof of copies of any written material that constitutes a Takeover Proposal (or amendment thereto) including copies of any proposed Alternative Acquisition Agreement and any financing commitments related thereto. Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal in accordance with Section 5.02(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) Except as expressly permitted pursuant to this Section 5.02, neither the Company Board nor any committee thereof will (i)(A) withdraw, modify or qualify in a manner adverse to Parent or Merger Sub the Company Board Recommendation or the approval or declaration of advisability by the Company Board of this Agreement and the transactions contemplated hereby (including the Merger) or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Takeover Proposal (any action in this clause (i) being referred to as a “Adverse Recommendation Change”) or (ii) adopt, or propose publicly to adopt, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle or similar document or any other Contract relating to any Takeover Proposal.

(e) Notwithstanding anything in Section 5.02(d) to the contrary, but subject to Section 5.02(g), if at any time prior to obtaining the Company Stockholder Approval an Intervening Event occurs or arises, the Company Board may make an Adverse Recommendation Change described in clause (A) of the definition thereof if the Company Board determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law.

(f) Notwithstanding anything in Section 5.02(a) or Section 5.02(d) to the contrary, but subject to Section 5.02(g), at any time prior to obtaining the Company Stockholder Approval if (i) the Company receives from a third party a Takeover Proposal after the date of this Agreement, (ii) a material breach by the Company of this Section 5.02 has not led to the making of such Takeover Proposal, and (iii) the Company Board determines in good faith, after consultation with its financial advisor and outside counsel, that (A) such Takeover Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent and (B) the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law, then the Company Board may effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(c)(ii) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal.

(g) Notwithstanding anything in this Agreement to the contrary, the Company Board may not effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 5.02(f) unless:

(i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, or Intervening Event, as the case may be, which notice shall specify, in reasonable detail, (A) in the case of any action being taken in connection with a Superior Proposal, the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal), and shall have contemporaneously provided to Parent a copy of any proposed definitive Contract(s) with respect to such Superior Proposal (the “Alternative Acquisition Agreement”), or (B) in the case of any action being taken in connection with an Intervening Event, the facts underlying the Company Board’s determination that an Intervening Event has occurred and the rationale and basis for making an Adverse Recommendation Change as a result of such Intervening Event;

(ii) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal or to obviate the basis for an Adverse Recommendation Change; and

(iii) following any negotiation described in Section 5.02(g)(ii), the Company Board determines, after taking into account any changes to the terms of this Agreement agreed to or proposed in writing by Parent, that (A) in the case of any action being taken in connection with a Takeover Proposal, such Takeover Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed in writing by Parent) continues to constitute a Superior Proposal and that the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law or (B) in the case of any action being taken in connection with an Intervening Event, the failure to make an Adverse Recommendation Change in respect of the Intervening Event would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law.

The Parties agree that for purposes of calculating the Notice Period, (A) the first Business Day will be the first Business Day after the date Parent has received notice from the Company, (B) the fourth

Business Day will end at 5:00 pm, Pacific time, on such date, and (C) in the event of any material revisions to the terms of a Takeover Proposal after the start of a Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.02(g) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice except that in the event of any such material revisions the Notice Period shall end at 5:00 pm, Pacific time, on the later of (1) the date the Notice Period was originally scheduled to expire and (2) the second Business Day following the delivery of the notice setting forth such material revisions.

(h) Nothing contained in this Section 5.02 will prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that in no event will the Company Board make an Adverse Recommendation Change except as permitted by Section 5.02(f).

(i) The Company agrees that any violations of the restrictions set forth in this Section 5.02 by any of its Representatives will be deemed to be a breach of this Agreement by the Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Proxy Statement; Company Stockholders Meeting.

(a) As promptly as practicable after the date of this Agreement (and in any event within 15 Business Days after the date of this Agreement), the Company shall (i) prepare and file with the SEC a proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders Meeting (such proxy statement, including the letter to stockholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, as each may be amended or supplemented, the “Proxy Statement”) in preliminary form as required by the Exchange Act and (ii) set a preliminary record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall consult with Parent in good faith regarding the foregoing. The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable date. Each of Parent and Merger Sub will promptly furnish all information concerning such Person and its Affiliates to the Company, and provide such other assistance to the Company, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement will include all information reasonably requested by Parent and Merger Sub to be included therein. If at any time prior to obtaining the Company Stockholder Approval, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors, partners or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(b) As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, the Company shall duly call, give notice of, convene and hold (on a date selected by the Company and reasonably acceptable to Parent) the Company Stockholders Meeting for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith. The Company shall, through the Company Board, make the Company Board Recommendation, include such Company Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except, in each case, during such time as a valid Adverse Recommendation Change is in effect. The Company may, without the prior consent of Parent, make one or more successive postponements or adjournments of the Company Stockholders Meeting (i) to ensure that any supplement or amendment to the Proxy Statement required under applicable Law is timely provided to the Company’s stockholders within a reasonable amount of time, in the good faith judgment of the Company Board (after consultation with its outside counsel), in advance of the Company Stockholders Meeting, (ii) if required by applicable Law or a request from the SEC or its staff or (iii) if, on a date for which the Company Stockholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to obtain the Company Stockholder Approval, whether or not a quorum is present; provided that (A) the duration of any such adjournment or postponement shall be limited to the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment or postponement, (B) no single such adjournment or postponement shall be for more than five Business Days except as may be required by federal securities Laws, and (C) in the case of clause (iii), the Company Stockholders Meeting shall not be postponed to later than the date that is ten Business Days after the date for which the Company Stockholders Meeting was originally scheduled without the prior written consent of Parent. All other postponements or adjournments shall require the prior written consent of Parent. Notwithstanding anything herein to the contrary, the Company agrees that (i) its obligations pursuant to this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal or the occurrence of an Intervening Event and (ii) unless this Agreement is terminated in accordance with its terms, the Company’s obligation to duly call, give notice of, convene and hold the Company Stockholders Meeting will not be affected by the occurrence of any Adverse Recommendation Change.

Section 6.02 Access; Confidentiality. Subject to applicable Laws relating to the exchange of information, from the date of this Agreement until the Effective Time, or, if earlier, the termination of this Agreement in accordance with its terms, the Company will, and will cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, afford Parent Merger Sub, and the Equity Investor, and their respective Representatives, reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of the Company or any of the Company Subsidiaries; provided, however, that none of Parent, Merger Sub or the Equity Investor, or their respective Representatives, may access or enter onto any property, office, plant or other facility, or otherwise inquire about or investigate the Company’s or any of its Subsidiaries operations, for purposes of conducting any environmental site visit, assessment, investigation (including any testing, sampling or intrusive measures) without the prior, express written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything in this Section 6.02 to the contrary, the Company may withhold any document or information the disclosure of which (i) would cause a violation of applicable Law or (ii) would be reasonably likely to risk a loss of legal privilege (provided that the Company will use its reasonable best efforts to allow for such access or disclosure (or as much as possible) in a manner that would not be reasonably likely to risk a loss of legal privilege). If any material is withheld by the Company pursuant to the immediately preceding sentence, it will, to the extent possible without violating Law or risking a loss of legal privilege, inform Parent as to the general nature of what is being withheld. All information obtained by Parent or its Representatives pursuant to this Section 6.02 will be held confidential in accordance with the terms of the Bilateral Confidential Disclosure Agreement, dated September 9, 2016 (the “Confidentiality Agreement”), between the Company and Canyon Bridge Capital Partners, Inc.

Section 6.03 Financing Arrangements.

(a) Subject to the terms and conditions of this Agreement, without the prior written consent of the Company, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing, (ii) impose new or additional (or adversely modifies any existing) conditions to the receipt of the Financing, (iii) adversely affect the ability of Parent to enforce its rights against the other parties to the Equity Commitment Letter, or (iv) impede, prevent or materially delay the Closing or the other transactions contemplated by this Agreement. Parent shall have the right to permit the Equity Investor or any other party to the Equity Commitment Letter to assign its or their commitments thereunder to other equity financing sources, to the extent consistent with the prior sentence and to the extent that this would not reasonably be expected to impede, delay, prevent or adversely impact receipt of the HSR Antitrust Clearance, the CFIUS Approval, or any other Regulatory Filing or necessary approval or clearance under Section 6.04(a)(ii). Any reference in this Agreement to the “Financing” will include the financing contemplated by the Equity Commitment Letter as amended or modified in compliance with this Section 6.03 and “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.03.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the Financing on the terms and conditions described in the Equity Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) satisfy all conditions to funding that are applicable to Parent and Merger Sub in the Equity Commitment Letter, (iii) consummate the Financing at or prior to the Closing, and (iv) comply with its obligations pursuant to the Equity Commitment Letter. Parent will notify the Company as soon as reasonably practicable if, at any time prior to the Closing Date, (i) the Equity Commitment Letter shall expire or be terminated for any reason, (ii) the Equity Investor or any other equity financing source notifies Parent that it no longer intends to provide financing to Parent in accordance with the Equity Commitment Letter, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain the Financing.

(c) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.03 will require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against the Equity Investor or any other financing source (including any financing source of the Equity Investor) to enforce its rights pursuant to the Equity Commitment Letter or (ii) seek the Financing from any source other than the Equity Investor or in any amount in excess of that contemplated by the Equity Commitment Letter.

(d) Prior to the Closing, and without limiting its obligations pursuant to Section 6.04, the Company shall, and shall cause the Company Subsidiaries to, and shall use reasonable efforts to cause its and their respective Representatives to, in each case, provide to Parent all cooperation reasonably requested by Parent in connection with the arrangement and consummation of the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of the Company Subsidiaries), including by participating in a reasonable number of meetings, presentations, road shows and due diligence sessions at reasonable times and with reasonable advance notice, and furnishing Parent and the Equity Investor as promptly as reasonably practicable following the delivery of a request therefor to the Company by Parent (which notice shall state with specificity the information requested) for such financial and other information regarding the Company as is reasonably available to the Company at such time and is customarily provided in connection with such financings; it being understood that the Company shall have satisfied its obligations if the Company shall have used its reasonable efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided. The foregoing notwithstanding, neither the Company nor any of the Company Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.03 that would: (i) require the Company, the Company Subsidiaries or any directors of the Company or the Company Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Financing or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement; (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries; (iii) require the Company or any Company Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing prior to the Closing or have any obligation of the Company or any Company Subsidiary under any agreement, certificate, document or instrument be effective prior to the Closing; (iv) cause any director, officer or employee or stockholder of the Company or any Company Subsidiary to incur any personal liability; (v) conflict with any applicable Laws or the Company Charter, Company Bylaws or the organizational documents of any Company Subsidiary; (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract; (vii) prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice; or (viii) require the Company or any Company Subsidiary to enter into any instrument or agreement that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or Company Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Parent pursuant to this Section 6.03 and any information used in connection therewith, except to the extent such losses or liabilities arose out of or resulted from (i) information provided in writing by or on behalf of the Company or any Company Subsidiary or any of its or their respective Representatives or (ii) the gross negligence, fraud, bad faith or Willful Breach by the Company, any Company Subsidiary or any of its or their respective Representatives.

(e) If requested by Parent, the Company shall provide reasonable cooperation to Parent and Merger Sub in arranging for, at the Closing, the termination or redemption of (i) the Indebtedness of the Company set forth in Section 6.03(e) of the Company Disclosure Letter and (ii) any other Indebtedness of the Company and Company Subsidiaries, together with the procurement of customary payoff letters in connection therewith; provided that in no event shall this Section 6.03(e) require the Company to cause any such Indebtedness of the Company and its Subsidiaries to be terminated prior to the Effective Time.

(f) For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 6.03 represent the sole obligation of the Company, the Company Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing to be obtained by Parent or Merger Sub with respect to the Merger and the other transaction contemplated by this Agreement and no other provision of this Agreement (including the exhibits and schedules hereto) shall be deemed to expand or modify such obligations.

Section 6.04 Required Actions.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from third parties, including as required under any Material Contract or Material Lease and (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all reasonable best efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including making the Regulatory Filings and obtaining the HSR Antitrust Clearance and the CFIUS Approval.

(b) In connection with, and without limiting, the efforts referenced in Section 6.04(a), Parent or Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and the Company Subsidiaries, if applicable), on the other hand, shall (i) prepare and file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as reasonably practicable after the date of this Agreement (and in any event within 30 days following the date of this Agreement), (ii) jointly prepare and pre-file with CFIUS a draft joint voluntary notice pursuant to the DPA relating to this Agreement and the transactions contemplated hereby as soon as reasonably practicable after the date of this Agreement, and then as soon as reasonably practicable after CFIUS notification that the draft joint voluntary notice meets all requirements of 31 C.F.R. § 800.402 of the regulations, jointly file with CFIUS a joint voluntary notice pursuant to the DPA with respect to the transactions contemplated by this Agreement, and (iii) promptly determine whether any other filings are required to be made with, and whether any other consents, approvals, permits or authorizations are required to be obtained from, any Governmental Entity under any other applicable Law in connection with the transactions contemplated hereby, and if so, to prepare and file any such filings and to seek any such other consents, approvals, permits or authorizations (the filings described in the foregoing clauses (i) through (iii) collectively, “Regulatory Filings”).

(c) In connection with, and without limiting, the efforts referenced in Section 6.04(a) or the obligations of the Parties under Section 6.04(b), each of Parent and the Company shall, to the extent permitted by applicable Law and not prohibited by the applicable Governmental Entity, (i) cooperate and coordinate with the other Parties in the making of Regulatory Filings (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation, request or other inquiry of any Governmental Entity under any applicable Law with respect to any Regulatory Filing, (ii) supply the other Parties with any information and reasonable assistance that may be required or reasonably requested in connection with the making of any Regulatory Filing within a reasonable period, (iii) supply, within an allowed reasonable period, any additional or supplemental information or assistance that may be required or requested by the FTC, the DOJ, CFIUS and any other applicable Governmental Entity to which any such filing is made under any other applicable Law, and (iv) subject to Section 6.04(f), use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to obtain the HSR Antitrust Clearance and the CFIUS Approval, in each case as soon as practicable, and to avoid any impediment to the consummation of the Merger under any applicable Law, including using reasonable best efforts to take all such action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, CFIUS or any other Governmental Entity or Person may assert with respect to the Merger or the other transactions contemplated by this Agreement.

(d) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and the Company Subsidiaries, if applicable), on the other hand, shall, to the extent practicable and unless prohibited by applicable Law or by the applicable Governmental Entity, promptly inform the other Parties of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement in connection with any Regulatory Filings or investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any Actions initiated by a private party. If any Party or Subsidiary or other Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Entity with respect to a Regulatory Filing, then such Party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Entity, the Parties will (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to the Merger or any other transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other Parties apprised with respect to any material communications with any Governmental Entity regarding the Merger or any other transactions contemplated hereby, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Entity regarding the Merger or any other transactions contemplated hereby, and (vi) provide each other (or counsel of each Party, as appropriate) with copies of all material written communications to or from any Governmental Entity relating to the Merger or any other transactions contemplated hereby. Any such disclosures, rights to participate or provisions of information by one Party to the other may be made on a counsel-only basis if allowed or required under applicable Law.

(e) In connection with, and without limiting, the efforts referenced in Section 6.04(a) or the obligations of the Parties under Section 6.04(b), except as otherwise provided in this Agreement (including Section 6.04(f)), each of Parent, Merger Sub and the Company shall offer to take (and if such offer is accepted, to take or commit to take) all steps: (i) necessary to obtain all consents, approvals or nonactions required to be obtained in connection with the consummation of the Merger and the other transactions contemplated by this Agreement; and (ii) necessary to avoid or eliminate impediments under any Law that may be asserted by the FTC, the DOJ, CFIUS or any other Governmental Entity or other Person with respect to the Merger and any other transaction contemplated by this Agreement, in each case so as to enable the Closing to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Outside Date, and, if necessary, will participate in any Action in order to defend against any action by any Governmental Entity or private party to prevent or enjoin the consummation of the transactions contemplated by this Agreement.

(f) Notwithstanding anything to the contrary in this Agreement, none of the Company, Parent, Merger Sub or any of their respective Subsidiaries shall be required to (and the Company may not, without the prior written consent of Parent) become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger

Sub or any of their respective Subsidiaries or Affiliates, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries or Affiliates in any manner, (iii) agree to any Foreign Ownership, Control or Influence mitigation arrangement, including any Special Security Agreement, National Security Agreement or other mitigation arrangement, or (iv) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation or Parent or any of their respective Subsidiaries or Affiliates; provided, however, that to the extent necessary to obtain the HSR Antitrust Clearance or the CFIUS Approval, the Parties shall (and shall cause their respective Subsidiaries or Affiliates to) take or agree to take the actions set forth in Section 6.04(f) of the Company Disclosure Letter and take or agree to take other actions or accept other restrictions or conditions if, but only if, such actions, restrictions or conditions, considered collectively, would not reasonably be expected to (i) cause Parent’s control or ownership of the Surviving Corporation and the Company Subsidiaries to be passive or to otherwise restrict the ability of Parent to control and operate the Surviving Corporation and the Company Subsidiaries or their respective businesses, assets or operations by a requirement to enter into a Special Security Agreement or similar arrangement, appoint a proxy or elect one or more independent directors to the board of directors or governing body of Parent or the Surviving Corporation or any of their respective Subsidiaries, except through a requirement to relinquish ownership rights permitted pursuant to the following subsection; (ii) require Parent to divest, exclusively license, transfer, hold separate, cease operating or otherwise relinquish ownership rights with respect to one or more FPGA, CPLD or wireless business units, product lines, assets or technologies of the Surviving Corporation and the Company Subsidiaries whose total revenue (A) over the 12 month period ended the date of this Agreement has exceeded, in the aggregate, $10.0 million, or (B) is anticipated to exceed in the period ending 24 months after the date of this Agreement based on forecasts provided by the Company to Parent, in the aggregate, $10.0 million or (iii) adversely affect in a material manner the operation or management of the Surviving Corporation’s and the Company Subsidiaries’ businesses, as conducted as of the date hereof, except through a requirement to relinquish ownership rights permitted pursuant to the preceding subsection.

(g) Parent shall adopt this Agreement as the sole stockholder of Merger Sub and provide duly executed proof of such adoption to the Company immediately following the execution of this Agreement.

Section 6.05 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time until the expiration of the applicable statute of limitations, Parent will cause the Surviving Corporation to honor all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of the Company or any Company Subsidiary (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) as provided in the Company Charter or Company Bylaws (and comparable governing documents of the Company Subsidiaries) or in any Contract with the Company or any Company Subsidiary (which Contracts are set forth in Section 3.15(b)(vi) of the Company Disclosure Letter), in each case as in effect on the date of this Agreement, for acts or omissions occurring prior to the Effective Time.

(b) For a period of six years from the Effective Time, Parent will cause to be maintained in effect the coverage provided by the directors’ and officers’ liability insurance policies in effect as of the Effective Time by the Company and the Company Subsidiaries on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, except that in no event will Parent be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy in effect on July 1, 2016 (the “Maximum Amount”); provided, however, that if such insurance can only be obtained at an annual premium in excess of the Maximum Amount, Parent will obtain the most advantageous policy of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In lieu of the foregoing, the Company may in its discretion purchase, and Parent may in its discretion purchase if the Company declines to do so, a “tail” directors’ and officers’ liability insurance policy covering the six-year period from and after the Effective Time on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance currently maintained by the Company with respect to claims arising from facts, events, acts or omissions that occurred on or before the Effective Time, provided that without Parent’s consent, the cost of such “tail” policy will not exceed the Maximum Amount.

(c) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Corporation will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.05. The provisions of this Section 6.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.06 Fees and Expenses. Except as provided in Section 8.02(b) and Section 8.02(c), all fees and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement will be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 6.07 Transaction Litigation. The Company will as promptly as reasonably practicable, and in any event within two Business Days of being served, notify Parent in writing of and give Parent the opportunity to participate in the defense or settlement of, any Action against the Company or its Representatives by a holder of securities of the Company relating to the Merger or the other transactions contemplated hereby and no such settlement will be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the Company’s obligations under Section 6.04, the Company will cooperate, and will cause the Company Subsidiaries and its and their respective Representatives to cooperate, in the defense against such Action.

Section 6.08 Section 16 Matters. Prior to the Effective Time, the Company will take all such steps as may be required to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Merger and the other transactions contemplated hereby by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.09 Public Announcements. The Parties agree that the initial press release(s) to be issued with respect to the execution of this Agreement shall be in a form mutually agreed to by Parent and the Company. Thereafter, each of Parent and the Company agree that no public release, announcement, press conference, conference call with investors or analysts or other public statement concerning this Agreement or the transactions contemplated herein (or that could reasonably be expected to relate to this Agreement or the transactions contemplated herein) will be issued, held or made by any Party or its Subsidiaries without prior consultation with and the prior consent of the other Party, except as may be required by applicable Law, in which case the Party required to make the release or announcement will use its reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, and the relevant Party will consider such comments in good faith, provided, however, that the restrictions set forth in this Section 6.09 will not apply to any release or announcement made or proposed to be made by the Company in connection with any Takeover Proposal.

Section 6.10 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

Section 6.11 Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part pursuant to applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, provided the Company shall not be required to take any action that would be effective or irrevocable prior to the Effective Time.

Section 6.12 Company SEC Documents. From the date of this Agreement to the Effective Time, the Company will timely file with the SEC all Company SEC Documents required to be filed by it under the Exchange Act or the Securities Act, and should any error or omission in a previously filed Company SEC Document be identified, the Company will make any required filings or amendments necessary to ensure that such filings do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Document will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Document filed pursuant to the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after to the date of this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

Section 6.13 Employees.

(a) During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation or any Subsidiary of Parent to provide each Company Employee who continues to be employed by Parent, the Surviving Corporation or any Subsidiary of Parent as of the Effective Time (each, a “Continuing Employee”) with (i) at least the same level of base salary or hourly wage rate, as the case may be, that was provided to such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash performance bonus opportunities (but not equity or cash-settled equity based incentive opportunities) that are no less than the target annual cash performance bonus opportunities in effect with respect to such

Continuing Employee immediately prior to the Effective Time, (iii) severance pay and benefits to any Continuing Employee who incurs a “qualifying termination” at any time during the one-year period following the Effective Time at levels that are no less favorable than the levels of such severance pay and benefits as in effect under the applicable Company Benefit Plans immediately prior to the Effective Time (where, for such purpose, “qualifying termination” shall mean any termination of employment that would have resulted in severance pay and benefits under such Company Benefit Plan if such termination had occurred immediately prior to the Effective Time), and (iv) other employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time. In addition, without limiting the foregoing, Parent shall, or shall cause the Surviving Corporation or any Subsidiary of Parent to, pay the amount of any cash bonus or commission that becomes earned and payable to eligible employees of the Company or any Company Subsidiary pursuant to the terms of those Company Benefit Plans that are cash bonus or commission plans set forth in Section 6.13(a) of the Company Disclosure Letter and made available to Parent by the Company prior to the Effective Time, for the fiscal year in which the Effective Time occurs in accordance with their terms.

(b) Effective as of the Effective Time and thereafter, Parent will, or will cause the Surviving Corporation or any Subsidiary of Parent to, cause any employee benefit plans (but excluding any defined benefit pension, retiree welfare benefit or equity compensation plans) in which any Continuing Employee is eligible to participate following the Effective Time (collectively, the “Post-Closing Plans”) to recognize for purposes of eligibility, vesting and level of benefits thereunder, service with the Company and Company Subsidiaries and their respective predecessor entities, in each case, to the same extent such service was recognized under a comparable Company Benefit Plan prior to the Effective Time (except to the extent such service credit would result in a duplication of benefits with respect to the same period of service). With respect to any Post-Closing Plan that is a health or welfare benefit plan which replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, Parent will, and will cause its Affiliates to (i) waive all limitations as to preexisting condition exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee to the extent waived or satisfied under the comparable Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, (ii) provide that Continuing Employees will be immediately eligible to participate in any such Post-Closing Plan, without any waiting period, to the extent such Continuing Employee was eligible to participate in the comparable Company Benefit Plan immediately prior to the Effective Time, and (iii) credit each Continuing Employee for any applicable amounts paid or eligible expenses incurred (whether in the nature of co-payments or coinsurance amounts, amounts applied toward deductibles or other out-of-pocket expenses) by such Continuing Employee (and his or her covered dependents) under the terms of the Company Benefit Plan toward satisfying any applicable deductible, co-payment or out-of-pocket requirements under the applicable Post-Closing Plan that replaces such Company Benefit Plan for the plan year in which the Effective Time occurs.

(c) With respect to any accrued but unused vacation and paid time off to which any Continuing Employee is entitled pursuant to the vacation and paid time off policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation or any Subsidiary of Parent to, assume the liability for such accrued vacation and paid time off and allow such Continuing Employee to use such accrued vacation and paid time off in accordance with the practice and policies of Parent, the Surviving Corporation or any Subsidiary of Parent.

(d) The Company shall not implement any plant closing or layoff of employees that implicates the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable Law from the date of this Agreement until the Effective Time without advance notice to Parent.

(e) Nothing contained in this Section 6.13 or any other provision of this Agreement (i) will confer upon any Company Employee or other individual service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Subsidiary of Parent, (ii) will be construed to amend or modify, as of the date of this Agreement, any Company Benefit Plan or any benefit or compensation plan, program, agreement, contract, policy or arrangement sponsored by Parent or its Affiliates, (iii) limits the ability of Parent or its Affiliates to amend or modify any benefit or compensation plan, program, policy or Contract that is assumed, established, sponsored or maintained by Parent or its Affiliates, provided any such amendment or modification must comply with the terms thereof and applicable Law, (iv) creates any third-party beneficiary rights or obligations in any Person (including any Continuing Employee) other than the Parties, or (v) limits the right of Parent or its Affiliates to terminate, in accordance with applicable Law, the employment or service of any Company Employee or other individual service provider of the Company or any Company Subsidiary.

Section 6.14 Escrow Matters. Concurrently with the execution of this Agreement, Parent has caused to be deposited an amount equal to the Parent Termination Fee (the “Escrow Deposit”) with Citibank, National Association, as escrow agent (“Escrow Agent”), as collateral and security for the payment of the Parent Termination Fee or for any Action by the Company against Parent or Merger Sub pursuant to Section 8.02(a) or 8.02(f), which amount will be held in a segregated account (the “Escrow Account”) by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement. Parent and the Company will cause the Escrow Agent to hold the Escrow Deposit in the Escrow Account pursuant to the terms and conditions of the Escrow Agreement until the earlier of:

(a) the Effective Time, at which time all funds held in the Escrow Account will be released to the Paying Agent as part of the aggregate Merger Consideration pursuant to Section 2.02 (and Parent and the Company will take such action as may be necessary to cause the Escrow Agent to release such funds to the Paying Agent);

(b) two Business Days following the date on which the Escrow Agent is instructed jointly in writing by Parent and the Company to release such funds, at which time all funds held in the Escrow Account will be released as provided in such joint written notice;

(c) two Business Days following the date on which the Escrow Agent and the Company are each advised in writing by Parent that this Agreement has been validly terminated pursuant to Section 8.01(c)(ii), at which time all funds held in the Escrow Account will be released to Parent or its designees in accordance with the instructions set forth in such written notice from Parent;

(d) 10 days following the date on which the Escrow Agent and Parent are each advised in writing by the Company that this Agreement has been validly terminated pursuant to Sections 8.01(c)(i)(B) or 8.01(c)(iii), at which time the Escrow Agent will release (i) to the Company, an amount equal to the Parent Termination Fee in accordance with Section 8.02(c) and Section 8.02(d), and (ii) to Parent or its designees, all funds remaining in the Escrow Account following the release contemplated by the foregoing clause (d)(i), unless prior to the expiration of such 10 day period Parent has commenced an Action seeking to enjoin such release, in which case no funds from the Escrow Account will be released unless and until (A) such Action has been finally resolved and the Escrow Agent receives an Order setting forth the manner in which all funds held in the Escrow Account are to be released or (B) the Escrow Agent receives joint instructions from Parent and the Company with respect to the release of the funds held in the Escrow Account; and

(e) 30 days following the date on which the Escrow Agent and the Company are each advised in writing by Parent that this Agreement has been validly terminated pursuant to Section 8.01 (other than pursuant to Section 8.01(c)(i)(B), Section 8.01(c)(ii) or Section 8.01(c)(iii)), at which time all funds held in the Escrow Account will be released to Parent or its designees in accordance with the instructions set forth in such written notice from Parent unless prior to the expiration of such 30 day period (i) the Company has sent a notice pursuant to Section 6.14(d), in which case Section 6.14(d)

shall control any release of funds in the Escrow Account, or (ii) the Company has commenced an Action against Parent alleging a breach of this Agreement by Parent or Merger Sub as a result of which the Agreement was or could have been terminated pursuant to Section 8.01(c)(i)(A), in which case no funds from the Escrow Account will be released unless and until (A) such Action has been finally resolved and the Escrow Agent receives an Order setting forth the manner in which all funds held in the Escrow Account are to be released or (B) the Escrow Agent receives joint instructions from Parent and the Company with respect to the release of the funds held in the Escrow Account.

Section 6.15 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company of (a) any written notice received from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement, including the Merger, (b) any Actions commenced or, to such Party’s Knowledge, threatened against or involving such Party or any of its Subsidiaries that relate to the transactions contemplated by this Agreement, including the Merger, (d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, that would cause any representation or warranty made by such Party contained in this Agreement to be, with respect to the Company, untrue or inaccurate such that the condition set forth in Section 7.02(a) would not be satisfied, and with respect to Parent and Merger Sub, untrue or inaccurate such that the condition set forth in Section 7.03(a) would not be satisfied, and (e) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.15 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approval. (i) The HSR Antitrust Clearance shall have been obtained, (ii) any affirmative approval of a Governmental Entity required under the antitrust, anti-monopoly and competition Laws set forth in Section 3.05(b) of the Company Disclosure Letter shall have been obtained or deemed to have been obtained under such applicable Law or any applicable waiting period under any such Law shall have expired and (iii) the CFIUS Approval shall have been obtained.

(c) No Legal Restraints. No applicable Law and no Order, preliminary, temporary or permanent, will be in effect that prevents, makes illegal or prohibits the consummation of the Merger or the other transactions contemplated hereby.

(d) No Governmental Litigation. There will not be pending any Action brought by a Governmental Entity challenging or seeking to restrain, prohibit, rescind or unwind (i) the consummation of the Merger or the other transactions contemplated hereby or (ii) the ability of Parent to (A) acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Company or the Company Subsidiaries, including the right to vote, or (B) control the business or operations of the Company or any Company Subsidiary.

Section 7.02 Condition to Parent’s and Merger Sub’s Obligation to Effect the Merger. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The (i) representations and warranties of the Company contained in Section 3.03(a) and Section 3.03(b) will be true and correct in all respects (except where the failure to be true and correct in all respects would not reasonably be expected to result in additional Liability to the Company, Parent or their respective Affiliates in excess of $500,000 in the aggregate), (ii) the representations and warranties of the Company in Section 3.08(a) will be true and correct in all respects, (iii) representations and warranties of the Company contained in Section 3.01(a), Section 3.03 (other than Section 3.03(a) and Section 3.03(b)) Section 3.03(d), Section 3.04, Section 3.06(b), Section 3.20, Section 3.21, and Section 3.24 will be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iv) all other representations and warranties of the Company contained in this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(d) Officers’ Certificate. Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company certifying as to the matters set forth in Section 7.02(a),Section 7.02(b) and Section 7.02(c).

Section 7.03 Condition to the Company’s Obligation to Effect the Merger. The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement will be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer or chief financial officer of Parent certifying as to the matters set forth in Section 7.03(a) and Section 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval, as follows:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before August 1, 2017 (as such date may be extended pursuant to this Section 8.01(b)(i), the “Outside Date”); provided, however, that if the satisfaction of the last to be satisfied or waived (where permissible) of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing, but each of which at such time is capable of being satisfied) occurs less than five Business Days prior to the Outside Date, the Outside Date shall be deemed to be extended to the extent necessary to permit the Closing to occur in accordance with Section 1.02, but no later than 12:00 p.m., Pacific time on the date that is five Business Days after the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing, but each of which at such time is capable of being satisfied); provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any Party if such failure of the Merger to occur on or before the Outside Date is a result of a breach of this Agreement by such Party;

(ii) if any Governmental Entity having competent jurisdiction (other than a PRC Governmental Entity) shall have (A) enacted, issued, promulgated or enforced any Law that makes consummation of the Merger illegal or otherwise prohibited or (B) enacted, issued, promulgated, enforced or entered any final and nonappealable Order which has the effect of making the consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

(iii) if the Company Stockholder Approval is not obtained at the Company Stockholders Meeting duly convened (unless such Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by the Company:

(i) (A) if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained in Section 6.04 with respect to seeking the CFIUS Approval and satisfying the condition set forth in Section 7.01(b)(iii) or (B) if Parent or Merger Sub breaches or fails to perform any of its other covenants or agreements contained in this Agreement, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, in each case which breach or failure (1) would give rise to the failure of a condition set forth Section 7.03(a) or Section 7.03(b) and (2) is not cured or reasonably capable of being cured by the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that a condition set forth Section 7.02(a) or Section 7.02(b) would not be satisfied;

(ii) at any time prior to obtaining the Company Stockholder Approval, in order to accept a Superior Proposal in accordance with Section 5.02(f), provided that the Company (A) shall substantially concurrently with such termination entered into the associated Alternative Acquisition Agreement, (B) shall not have breached or failed to perform in any material respect any of its obligations under Section 5.02, and (C) shall substantially concurrently with such termination pay the Company Termination Fee pursuant to Section 8.02(b)(ii) and Section 8.02(d); or

(iii) if (A) the Merger shall not have been consummated on or before the date required by Section 1.02, (B) all of the conditions set forth in Section 7.01 (other than the conditions set forth in Sections 7.01(c) or 7.01(d) which have not been satisfied due to any Action of a PRC Governmental Entity or the impact of any Law or Order enacted or issued by a PRC Governmental Entity) and Section 7.02 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing, but each of which at such time is capable of being satisfied), (C) the Company has irrevocably confirmed in a written notice to Parent that (1) all conditions set forth in Section 7.01 (other than the conditions set forth in Sections 7.01(c) or 7.01(d) which have not been satisfied due to any Action of a PRC Governmental Entity or the impact of any Law or Order enacted or issued by a PRC Governmental Entity) and Section 7.02 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing, but each of which at such time is capable of being satisfied) and (2) the Company stands ready, willing and able to consummate the Merger, and (D) Parent and Merger Sub fail to consummate the Merger within five Business Days of such written notice; or

(d) by Parent:

(i) if the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is not cured or reasonably capable of being cured by the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that a condition set forth Section 7.03(a) or Section 7.03(b) would not be satisfied; or

(ii) if, prior to obtaining the Company Stockholder Approval, (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (C) the Company shall, within ten Business Days of a tender or exchange offer relating to the Shares having been commenced, fail to publicly recommend against such tender or exchange offer, (D) after the date of this Agreement an Takeover Proposal is publicly announced or publicly disclosed and the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within ten Business Days after receipt of a written request from Parent to do so, or (E) there is a Willful Breach of Section 5.02 by the Company (including pursuant to Section 5.02(i)).

The Party seeking to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to the other Party, which notice shall specify the subsections of this Section 8.01 pursuant to which such termination is being sought.

Section 8.02 Effects of Termination; Termination Fees.

(a) In the event of termination of this Agreement as provided in Section 8.01, this Agreement will forthwith become void and have no effect, without any Liability on the part of any Party, except that (i) the provisions of the last sentence of Section 6.02, Section 6.14, this Section 8.02 and Article IX will survive any such termination, and (ii) subject to Section 8.02(f), no such termination shall relieve Parent, Merger Sub or the Company from liability for fraud or a Willful Breach by such Party prior to such termination, provided, however, that notwithstanding anything to the contrary set forth herein, in no event shall any Specified Person be liable to the Company or any of its Affiliates for any damages relating to or arising out of this Agreement, the Equity Commitment Letter, the Escrow Agreement, the Financing or any of the other transactions contemplated hereby, whether for fraud, Willful Breach or otherwise, for an aggregate amount in excess of any amount then held in the Escrow Account.

(b) The Company will pay to Parent a fee of $34,180,000 (the “Company Termination Fee”) if this Agreement is terminated:

(i) pursuant to Section 8.01(d)(ii); provided that if this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) (solely in the event that such termination occurs prior to the receipt of the Company Stockholder Approval) or Section 8.01(b)(iii) at any time at which Parent would have been permitted to terminate this Agreement pursuant to Section 8.01(d)(ii), this Agreement will be deemed terminated pursuant to Section 8.01(d)(ii) for purposes of this Section 8.02(b)(i);

(ii) pursuant to Section 8.01(c)(ii); or

(iii) pursuant to Section 8.01(b)(i), Section 8.01(b)(iii) or Section 8.01(d)(i) and (A) prior to the date of the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.01(b)(iii)) or prior to the date this Agreement is terminated (in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(d)(i)), a Takeover Proposal or intention to make a Takeover Proposal is made directly to the Company’s stockholders or is otherwise publicly disclosed or, in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(d)(i), otherwise communicated to the Company Board, and (B) within 12 months of such termination, the Company enters into a definitive Contract to consummate any Takeover Proposal or any Takeover Proposal is consummated, which Takeover Proposal need not be the same Takeover Proposal that was made, disclosed or communicated prior to the date of the Company Stockholders Meeting or the termination of this Agreement as the case may be. For the purposes of this Section 8.02(b)(iii) only, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 9.03 except that all references to “15%” therein will be deemed to be references to “50%”.

(c) Parent will pay to the Company a fee of $58,750,000 (the “Parent Termination Fee”) if this Agreement is terminated pursuant to Section 8.01(c)(i)(B) or Section 8.01(c)(iii).

(d) Any Company Termination Fee or Parent Termination Fee due under Section 8.02(b) or Section 8.02(c) will be paid by wire transfer of same-day funds to the account or accounts designated by the Party to whom payment is to be made (i) in the case of Section 8.02(b)(i) or Section 8.02(c), by the second Business Day immediately following the date of termination of this Agreement; provided that any payment of the Parent Termination Fee pursuant to Section 8.02(c) may be paid directly by Parent or out of the Escrow Account; provided, further, that that if Parent has paid or caused to be paid to the Company the Parent Termination Fee directly, the funds in the Escrow Account will be simultaneously released and returned to Parent or its designee or designees, (ii) in the case of Section 8.02(b)(ii), on the Business Day on which this Agreement is terminated, and (iii) in the case of Section 8.02(b)(iii), on the date of the first to occur of the events referred to in Section 8.02(b)(iii)(B).

(e) Parent and the Company acknowledge and agree that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company would not have entered into this Agreement. In no event will a Party be obligated to pay more than one Company Termination Fee or Parent Termination Fee, as the case may be pursuant to this Section 8.02.

(f) Notwithstanding anything to the contrary in this Agreement, if Parent fails to effect the Closing when required by Section 1.02 for any or no reason or otherwise breaches this Agreement or fails to perform its obligations hereunder (whether willfully, intentionally, unintentionally or otherwise), then (i) (A) an Order of specific performance or other equitable relief if and to the extent permitted by Section 9.11, (B) the termination of this Agreement pursuant to Section 8.01(c)(i)(B) or Section 8.01(c)(iii) and receipt of payment of the Parent Termination Fee pursuant to Section 8.02(c) and (C) the commencement of an Action against Parent alleging a breach of this Agreement by Parent or Merger Sub as a result of which this Agreement was or could have been terminated pursuant to Section 8.01(c)(i)(A) as described in and otherwise in accordance with Section 6.14(e), shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Affiliates against any of Parent, Merger Sub, the Equity Investor and any of their respective former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives, or any of their respective successors or assigns or any of the former, current or future direct or indirect equityholders, controlling persons, stockholders, members, managers, general or limited partners or Affiliates or any of the Representative, successors or assignees of any of the foregoing (each a “Specified Person” and together, the “Specified Persons”) for any breach, cost, expense, loss or damage suffered as a result thereof, and (ii) except as provided in the immediately foregoing clause (i) and except for the obligations of Canyon Bridge Capital Partners, Inc. under the Confidentiality Agreement, none of the Specified Persons will have any Liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Equity Commitment Letter, the Escrow Agreement, the Financing or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Without limiting the right of the Parties to seek specific performance or other equitable relief if and to the extent permitted by Section 9.11, the Company acknowledges and agrees that neither the Equity Investor (and its successors and assigns) nor any other Person shall have any Liability to the Company or any of its Affiliates if the Equity Investor breaches or fails to perform (whether willfully, intentionally, unintentionally or otherwise) any of its obligations under the Equity Commitment Letter, other than the obligations of Parent pursuant to Section 8.02(c). Without limiting clause (ii) above and the immediately preceding sentence, upon payment of the Parent Termination Fee pursuant to Section 8.02(c), none of the Specified Parties shall have any further Liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Equity Commitment Letter, the Escrow Agreement, the Financing or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Specified Parties shall have any further Liability to the Company or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 8.03 Amendment. Prior to the Effective Time, this Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there will be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the Parties.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement, or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Parent will require the approval of the shareholders of Parent unless such approval is required by Law and no extension or waiver by the Company will require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.01 will not limit Section 8.02, and shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

Section 9.02 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered or sent if delivered in person, (b) on the next Business Day if transmitted by internationally recognized overnight courier (provided, that written proof of delivery is provided), or (c) on the date delivered if sent by email (provided, that confirmation of email receipt is obtained), in each case as follows:

(a)	if to the Company:

Lattice Semiconductor Corporation

111 SW Fifth Avenue Suite 700

Portland, OR 97204

Attention: Byron W. Milstead, Esq.

Email: Byron.Milstead@latticesemi.com

with a copy to (which will not constitute notice to the Company):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention: Thomas Ivey, Esq.

                  Michael Mies, Esq.

Email: thomas.ivey@skadden.com

            michael.mies@skadden.com

(b)	if to Parent or Merger Sub:

Canyon Bridge Acquisition Company, Inc.

c/o Canyon Bridge Management Corp.

228 Hamilton Avenue, 3rd Floor

Palo Alto, California 94301

Attention: Benjamin Chow, Ph.D.

Email: ben.chow@canyonbridge.com

with a copy to (which will not constitute notice to Parent or Merger Sub):

Jones Day

32nd Floor, China World Office 1

No.1 Jianguomenwai Avenue

Beijing 100004

China

Attention: H. John Kao

Email: hjkao@jonesday.com

and

Jones Day

Silicon Valley Office

1755 Embarcadero Road

Palo Alto, CA 94303

Attention: Daniel R. Mitz

                 Alain A. Dermarkar

Email: drmitz@jonesday.com;

            adermarkar@jonesday.com

Section 9.03 Definitions. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (including any standstill provisions), (b) expressly permits the Company to comply with the provisions of Section 5.02, and (c) does not include any provision (i) calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement or (ii) that has the effect of prohibiting the Company from satisfying any of its obligations under this Agreement.

“Action” means any claim, action, suit, arbitration, investigation, inquiry, grievance, audit, examination or other proceeding by or before a Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions in New York, New York or the Department of State of the State of Delaware are authorized or required by Law or executive order to be closed.

“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a CFIUS member agency.

“CFIUS Approval” means (a) Parent and the Company shall have received written notice from CFIUS stating that: (i) CFIUS has concluded that the transactions contemplated by this Agreement are not a “covered transaction” and not subject to review under applicable Law; or (ii) the review or investigation of the transactions contemplated by this Agreement under the DPA have been concluded, and there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; or (b) CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated by this Agreement and either (i) the fifteen (15)-day period under the DPA subsequent to the President’s receipt of the CFIUS report during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being taken or (ii) the President of the United States has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plan” means (a) each “employee benefit plan” (as defined in Section 3(3) of the ERISA), (b) each other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, salary continuation, retention, change in control, disability, vacation, paid time off, cafeteria, fringe benefit, supplemental termination pay, retiree medical, life insurance, provident fund, death benefit, hospitalization, medical or other plan, arrangement or understanding providing, or designed to provide, compensation or benefits to any current or former director, officer, employee or individual consultant of the Company or any Company Subsidiary, and (c) each employment, consulting, indemnification, severance, retention, change of control or termination agreement or arrangement between the Company or any Company Subsidiary and any current or former director, officer, employee or individual consultant of the Company or any Company Subsidiary, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Company Subsidiary, or as to which the Company or any Company Subsidiary has or is reasonably likely to have any material Liability, excluding, in each case, any compensation and benefit plans, programs and arrangements maintained by a Governmental Entity.

“Company Employees” means any current employee of the Company or any Company Subsidiary.

“Company Foreign Plan” means any Company Benefit Plan that is maintained outside of the United States or primarily for the benefit of any current or former employee, officer, director or individual independent contractor of the Company or any Company Subsidiary whose primary work location is outside the United States.

“Company Material Adverse Effect” means any circumstance, event, change, development, occurrence, state of facts, condition or effect (each, an “Effect”) that, individually or in combination with any other Effect, (a) is or would reasonably be expected to be materially adverse to the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents or materially impairs the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (a) only, no Effect shall constitute a Company Material Adverse Effect to the extent that such Effect arises out of or results from (i) changes or conditions generally affecting the industries in which the Company and the Company Subsidiaries operate, changes or conditions generally affecting the currencies or currency exchange rates of, or the economy or the financial, credit or securities markets in, the United States or any other country or region in the world where the Company or any Company Subsidiary does business, including effects on such industries, currencies, economies or markets resulting from any regulatory and political conditions or developments or any changes in interest rates or currency exchange rates, (ii) the outbreak or escalation of war (whether or not declared) or acts of terrorism, sabotage, military action or armed hostilities, or the occurrence of natural or manmade disasters, (iii) changes in Law, GAAP or accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, in each case after the date of this Agreement, (iv) the announcement, execution, performance or pendency of this Agreement or the consummation of the Merger or any of the other transactions contemplated by this Agreement (it being understood that this clause (iv) shall not apply with respect to any representation or warranty contained in this Agreement (including for purposes of Section 7.02(a)) to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement, execution or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby or the compliance with the terms of this Agreement), or (v) any failure, in and of itself, by the Company or any of the Company Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, or any changes in the price or trading volume of the Shares (it being understood that this clause (v) shall not prevent a Party from asserting that any underlying causes that may have contributed to such failure independently constitutes or contributes to a Company Material Adverse Effect); provided, further, that any Effect referred to in clause (i), (ii) or (iii) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect to the extent that such Effect has disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Owned IP” means any Intellectual Property that is owned by or purported to be owned, in whole or in part, by the Company or any Company Subsidiary that has not expired, been allowed to lapse or been abandoned as of the date of this Agreement.

“Company Products” means all product offerings, including all Software, of the Company or a Company Subsidiary (a) that have been sold, licensed, distributed or otherwise disposed of, as applicable, within the past three years or (b) that the Company or any Company Subsidiary is otherwise obligated to license, distribute, support or maintain.

“Company Stock Plans” means the Company’s 1996 Stock Incentive Plan (as amended), 2001 Outside Directors’ Stock Option Plan (as amended and restated), 2001 Stock Plan (as amended), Amended 2011 Non-Employee Director Equity Incentive Plan, 2013 Incentive Plan (as amended), the Silicon Image, Inc. 2008 Equity Incentive Plan and the Silicon Image, Inc. 1999 Equity Incentive Plan.

“Contract” means any legally binding agreement, contract, subcontract, settlement agreement, arrangement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking (in each case including all amendments thereto).

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA, (b) under Section 302 or 4068(a) of ERISA, (c) under Section 430(k) or 4971 of the Code, (d) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code and (e) any foreign Law similar to the foregoing clauses (a) through (d).

“Copyrights” means any and all U.S. and foreign copyrights, mask works and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral rights).

“DOJ” means the United States Department of Justice.

“Domain Names” means all Internet domain name registrations.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof codified at 31 C.F.R. Part 800.

“Environmental Laws” means applicable Laws governing pollution, natural resources or protection of endangered or threatened species, human health or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each trade or business (whether or not incorporated) under common control (within the meaning of Section 4001(b) of ERISA) with the Company, or which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles, as applied in the United States

“Governmental Entity” means (a) any federal, state, county, local, municipal or foreign government or administrative agency or political subdivision thereof, (b) any governmental agency,

authority, board, bureau, commission, committee, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Hazardous Materials” means (a) those substances, materials, contaminants or wastes regulated as “hazardous” or “toxic” under the following U.S. federal laws and their state counterparts: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, and (d) polychlorinated biphenyls, friable asbestos and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Antitrust Clearance” means, to the extent required under the HSR Act, the expiration or termination of the applicable waiting periods (and any extension thereof) under the HSR Act.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (d) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (e) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person (other than any guarantee by the Company or any wholly owned Company Subsidiary with respect to Indebtedness of the Company or any wholly owned Company Subsidiary), (f) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (h) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, or (i) all obligations of such Person under installment sale contracts.

“Intellectual Property” means the rights associated with or arising out of any of the following: (a) Patents; (b) Trade Secrets; (c) Copyrights; (d) Trademarks; (e) Domain Names; and (f) any similar, corresponding or equivalent intellectual property rights to any of the foregoing anywhere in the world.

“Intervening Event” means any Effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries occurring or arising after the date of this Agreement (other than and not related to a Takeover Proposal) that was not known (or if known, the material consequences of which were not known or reasonably foreseeable) to the Company Board (assuming, for such purpose, reasonable consultation with the executive officers of the Company) on or prior to the date of this Agreement and that is material to the Company and the Company Subsidiaries, taken as a whole; provided that any fluctuation in the market price or trading volume of the Shares shall, in any case not constitute an Intervening Event (it being understood that the underlying causes of such fluctuations that are not otherwise excluded from the definition of an “Intervening Event” may be taken into account).

“Knowledge” (a) when used in reference to the Company means the actual knowledge of those individuals listed in Section 9.03 of the Company Disclosure Letter and (b) when used in reference to Parent or Merger Sub means the actual knowledge of any executive officer of Parent or Merger Sub, in each case of clauses (a) and (b) assuming reasonable inquiry by such Person of those other employees of such Party who would reasonably be expected to have actual knowledge of the relevant matter based on their current and past duties and responsibilities to such Party or its Subsidiaries

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or Order of any Governmental Entity having applicable jurisdiction or other similar binding requirement of a Governmental Entity having applicable jurisdiction.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, whether or not required to be recorded or reflected on a balance sheet under GAAP, and whether arising in the past, present or future, and including those arising under any Contract, Action or Order.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), but excluding covenants not to assert under, licenses of or other grants of rights to exploit Intellectual Property.

“Made Available” means, with respect to any documents, lists or other materials relating to the Company or the Company Subsidiaries, that such documents, lists or other materials were (a) posted at least two days prior to the date of this Agreement in the electronic data room established by the Company in connection with the transactions contemplated by this Agreement or (b) available on the SEC’s Electronic Data Analysis and Retrieval System at least two days prior to the date of this Agreement.

“Most Recent Balance Sheet” means the consolidated balance sheet of the Company as of July 2, 2016 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the quarterly period ended July 2, 2016.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

“Open Source Materials” means any Software or other material that is distributed as “free software,” “open source software” or pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org).

“Order” means any decree, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity.

“Parent Material Adverse Effect” means any Effect that, individually or in combination with any other Effect, prevents or materially impairs the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement.

“Patents” means domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof.

“Permitted Liens” means any Lien (a) for Taxes or governmental assessments, charges or claims of payment (i) not yet due or (ii) being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar lien arising in the ordinary course of business, or (c) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto included in the Company SEC Documents filed prior to the date of this Agreement or securing Liabilities reflected on such balance sheet.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“PRC Governmental Entity” means a Governmental Entity of the People’s Republic of China.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means computer software, computer programs, data and databases in any form, together with all related documentation.

“Source Code” means, collectively, any human-readable Software source code, or any material portion or aspect of the Software source code, or any material proprietary information or algorithm contained, embedded or implemented in, in any manner, any Software source code, in each case in any Company Product.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Subsidiary” means, with respect to any Person, a corporation, limited liability company, partnership, joint venture or other organization of which (a) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries, or (c) at least 50% of the equity interests are controlled by such Person.

“Superior Proposal” means any written bona fide Takeover Proposal made by any Person that (a) if consummated, would result in such Person owning, directly or indirectly, all of the Company Capital Stock or all or substantially all of the consolidated assets of the Company and (b) the Board has determined in good faith, after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal as the Company Board deems appropriate in the exercise of its fiduciary duties, (i) is reasonably capable of being consummated and (ii) is on terms that are more favorable to the stockholders of the Company from a financial point of view to the transactions contemplated by this Agreement (including the terms of any proposal by Parent in accordance with Section 5.02(g) to modify the terms of the transactions contemplated by this Agreement).

“Takeover Proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) by any Person or group for or relating to (in one transaction or a series of related transactions) any of the following: (a) the direct or indirect acquisition (whether by purchase, transfer, license, lease or otherwise) by any Person or group of (i) assets (including equity interests of any Company Subsidiary) or businesses that constitute or generate 15% or more of the consolidated total assets, revenues or net income of the Company or (ii) 15% or more of any class of Company Capital Stock; (b) any tender or exchange offer that if consummated would result in any Person beneficially owning, directly or indirectly, 15% or more of any class of Company Capital Stock; (c) a merger, consolidation, exclusive license, business combination, joint venture, partnership, share exchange or other transaction involving the Company pursuant to which any Person or its direct or indirect equity holders would beneficially own, directly or indirectly, 15% or more of any class of outstanding Company Capital Stock or the surviving entity resulting, directly or indirectly, from any such transaction or series of related transactions; or (d) a recapitalization, liquidation, dissolution or any other similar transaction or series of related transactions involving the Company or any Company Subsidiary, other than a wholly owned Company Subsidiary.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Trade Secrets” means know-how and trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable).

“Trademarks” means trademarks, service marks, trade names, service names, industrial designs, brand names, brand marks, trade dress rights, symbols, logos, emblems, signs, insignia and other markers indicating the source of goods or services, and other indicia of commercial source or origin, whether registered or unregistered, and all goodwill associated with the foregoing.

“Willful Breach” means an action (or a failure to take action) or omission where the breaching Party knows such action (or a failure to take such action) or omission is, or would reasonably be expected to result in, a breach of the representations, warranties, agreements or covenants of such breaching Party set forth in this Agreement.

Section 9.04 Terms Defined Elsewhere. In addition to the terms defined in Section 9.03, the following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Alternative Acquisition Agreement Arbitration Action	Section 5.02(g)(i) Section 9.09(c)
Bankruptcy and Equity Exception	Section 3.04(a)
Book-Entry Shares	Section 2.01(b)
Certificates	Section 2.01(b)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company Board	Recital B
Company Board Recommendation	Section 3.04(b)
Company Bylaws	Section 3.01(b)
Company Capital Stock	Section 3.03(a)
Company Charter	Section 3.01(b)
Company Disclosure Letter	Article III
Company Financial Advisor	Section 3.20
Company Indemnified Party	Section 6.05(a)
Company Permits	Section 3.12(a)
Company Preferred Stock	Section 3.03(a)
Company Registered IP	Section 3.17(a)
Company RSU	Section 2.04(d)
Company SEC Documents	Section 3.06(a)
Company Stock Option	Section 2.04(a)
Company Stockholder Approval	Section 3.04(a)
Company Stockholders Meeting	Section 3.04(b)
Company Subsidiaries	Section 3.02(a)
Company Termination Fee	Section 8.02(b)

Term	Section
Company Voting Debt	Section 3.03(e)
Confidentiality Agreement	Section 6.02
Continuing Employee	Section 6.13(a)
DGCL	Recital A
Dissenting Shares	Section 2.03
Draft Financial Statements	Section 3.06(b)
Effective Time	Section 1.03
Equity Commitment Letter	Recital F
Equity Investor	Recital F
Escrow Account	Section 6.14
Escrow Agent	Section 6.14
Escrow Agreement	Recital G
Escrow Deposit	Section 6.14
ESPP	Section 2.05
Excluded Shares	Section 2.01(a)
Financing	Section 4.11(a)
In-the-Money Company Stock Option	Section 2.04(a)
Material Contract	Section 3.15(b)
Material Customer	Section 3.19(a)
Material Lease	Section 3.16(b)
Material Supplier	Section 3.19(b)
Maximum Amount	Section 6.05(b)
Merger	Recital A
Merger Consideration	Section 2.01(b)
Merger Sub	Preamble
NASDAQ	Section 3.05(a)
Notice Period	Section 5.02(g)(i)
Outside Date	Section 8.01(b)(i)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Termination Fee	Section 8.02(c)
Parties	Preamble
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.12(a)
Post-Closing Plans	Section 6.13(b)
Proxy Statement	Section 6.01(a)
Regulatory Filings	Section 6.04(b)
Representatives	Section 5.02(a)
Shares	Section 2.01(a)
SIAC Rules	Section 9.09(b)
Specified Person	Section 8.02(f)
SSOs	Section 3.17(i)
Surviving Corporation	Section 1.01
Unvested RSU	Section 2.04(d)
Vested Company Options	Section 2.04(a)
Vested RSU	Section 2.04(d)

Section 9.05 General Interpretation. The Parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In this

Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Exhibit, Article, Section or Schedule, such reference is to an Exhibit, Article or Section of, or a Schedule to, this Agreement; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;” (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section; (f) references to any Contract are to such Contract as amended, modified, supplemented or replaced from time to time; (g) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (h) references to a Person are also to its successors and permitted assigns; (i) the use of “or” is not intended to be exclusive; (j) references to monetary amounts are to the lawful currency of the United States; and (k) words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.06 with respect thereto. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.07 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile, or “.pdf” transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically or otherwise) to the other Parties.

Section 9.08 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Escrow Agreement, the documents and agreements contemplated hereby and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Merger and the transactions contemplated hereby and (b) is not intended to confer upon any Person other than the parties any rights, benefits, remedies, obligations or liabilities, except (i) from and after the Effective Time, the rights of the former holders of Shares to receive the Merger Consideration and the holders of Company Stock Options and Company RSUs to receive such other payments, in each case as provided and to the extent set forth in Article II, (ii) as provided in Section 6.05 (which is intended for the benefit of the Company Indemnified Parties) and (iii) as provided in Section 8.02(f) (which is intended for the benefit of the Equity Investor and the other Specified Persons). In addition and notwithstanding anything herein to the contrary, the Equity Investor and the other Specified Persons are intended third party beneficiaries under this Section 9.08 and Section 9.12.

Section 9.09 Governing Law; Consent to Jurisdiction; Dispute Resolution.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of Law (whether of the State of

Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Except with respect to an Arbitration Action, each of the Parties hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if such federal court declines to accept jurisdiction, any state court within the State of Delaware that has jurisdiction) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, including the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement, including the Merger, in any court other than such court, (iv) agrees that each of the other Parties will have the right to bring any Action for enforcement of a judgment entered by such court and (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated by this Agreement, including the Merger, in such court or that any such Action brought in such court has been brought in an inconvenient forum. Each Party agrees that a final judgment in any Action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Notwithstanding Section 9.09(b), any Action (i) taken pursuant to Section 9.11 seeking an Order of specific performance or other equitable relief of Parent’s obligations hereunder or (ii) taken by the Company against Parent or Merger Sub pursuant to Section 8.02 seeking damages for fraud or Willful Breach (any such Action referred to in subclauses (i) and (ii), an “Arbitration Action”), shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The Tribunal shall consist of 3 arbitrators. The language of the arbitration shall be English. The Parties agree that any arbitration commenced pursuant to this clause shall be conducted in accordance with the Expedited Procedure set out in Rule 5.2 of the SIAC Rules. Each of the Parties hereby expressly and irrevocably agrees that a final ruling in such arbitral Action will be conclusive and may be enforced in any jurisdiction by suit or in any other manner provided by Law.

(d) Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that Arbitration Actions will only be resolved in accordance with Section 9.09(c), and any other Action or dispute arising out of this Agreement or the transactions contemplated by this Agreement, including the Merger, will only be resolved in accordance with Section 9.09(b).

Section 9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties and any purported assignment without such consent will be void. Subject to the preceding sentences this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 9.11 Specific Performance.

(a) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to ARTICLE VIII, the Parties will, subject to Section 9.11(b), be entitled to an Order to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this

Agreement, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to the granting of an Order of specific performance or other equitable relief of Parent’s obligation to take the actions it is entitled to take to cause the full funding of the Financing under the Equity Commitment Letter and to consummate the Merger if and only in the event each of the following conditions has been satisfied: (i) all of the conditions in Section 7.01 (other than the conditions set forth in Sections 7.01(c) or 7.01(d) which have not been satisfied due to any Action of a PRC Governmental Entity or the impact of any Law or Order enacted or issued by a PRC Governmental Entity, and to the extent a non-worldwide closing is possible) and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing, but each of which at such time is capable of being satisfied) have been satisfied or waived; (ii) Parent and Merger Sub fail to consummate the Closing when required pursuant to Section 1.02; and (iii) the Company has irrevocably confirmed in a written notice to Parent that it is ready, willing and able to consummate the Closing and that if an Order of specific performance or other equitable relief is granted and the Financing is consummated, the Closing will occur. For the avoidance of doubt, while the Company may pursue both a grant of an Order of specific performance or other equitable relief as and only to the extent expressly permitted by this Section 9.11(b) and to consummate the Merger and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 8.02(c)), under no circumstances shall the Company be permitted or entitled to receive both (i) such grant of an Order of specific performance or other equitable relief to cause the funding of the Financing and to consummate the Merger and (ii) payment of the Parent Termination Fee.

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THE TRANSACTION AGREEMENTS OR ANY OF THE TRANSACTIONS. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.

LATTICE SEMICONDUCTOR CORPORATION

By:	/s/ Darin G. Billerbeck
Name: Darin G. Billerbeck
Title: President & CEO

CANYON BRIDGE ACQUISITION COMPANY, INC.

By:	/s/ Benjamin Bin Chow
Name: Benjamin Bin Chow
Title: President

CANYON BRIDGE MERGER SUB, INC.

By:	/s/ Benjamin Bin Chow
Name: Benjamin Bin Chow
Title: President

Exhibit A

Form of Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LATTICE SEMICONDUCTOR CORPORATION

FIRST. The name of the corporation (the “Corporation”) is Lattice Semiconductor Corporation.

SECOND. The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $0.01 per share, and are to be of one class.

FIFTH. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation.

SEVENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this article. Any amendment, modification or repeal of the foregoing sentences of this article shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of State of Delaware at the time in force may be added or inserted in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

Annex B

November 2, 2016

Board of Directors

Lattice Semiconductor Corporation

111 SW Fifth Ave, Suite 700

Portland, OR 97204

Members of the Board:

We understand that Lattice Semiconductor Corporation (the “Company”), Canyon Bridge Acquisition Company, Inc. (the “Buyer”) and Canyon Bridge Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 2, 2016 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares held in treasury or held by the Buyer, Acquisition Sub or any subsidiary of the Company or as to which appraisal rights have been perfected, will be converted into the right to receive $8.30 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and certain parties and their financial and legal advisors;

9)	Reviewed the Merger Agreement, the draft equity commitment letter from certain investors substantially in the form of the drafts dated November 1, 2016 (the “Commitment Letter”) and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letter and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may commit in the future to invest in private equity funds managed by the Buyer.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote in connection with the Merger.

B-2

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Erik Marth
Erik Marth
Executive Director

B-3

Annex C

APPRAISAL RIGHTS OF STOCKHOLDERS

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (3) of this subsection, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e), shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

LATTICE SEMICONDUCTOR CORPORATION
IMPORTANT SPECIAL MEETING INFORMATION 000004
ENDORSEMENT LINE SACKPACK
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6
C123456789
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on [•], 2017.
Vote by Internet
• Go to www.envisionreports.com/LSCC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Special Meeting Proxy Card 1234 5678 9012 345
❑ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ❑
A Proposals — The Board of Directors recommends a vote “FOR” Proposals 1 – 3. +
For Against Abstain For Against Abstain
1. To adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated November 3, 2016, by and between Lattice Semiconductor Corporation, Canyon Bridge Acquisition Company, Inc. and Canyon Bridge Merger Sub, Inc.
2. To approve any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
3. To approve, by non-binding, advisory vote, compensation that will or may become payable to Lattice’s named executive officers in connection with the Merger.
B Non-Voting Items
Change of Address — Please print new address below. Comments — Please print your comments below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T
MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +
1 U P X 2 9 9 2 0 0 1
02H34A

Attention Internet Users!
You can now access your stockholder information on the following secure Internet site: www.computershare.com/investor
Step 1: Register (1st time users only) Step 3: View your account details and perform multiple transactions, such as:
Click on “Create Login” in the purple box and follow the instructions. • View account balances • Change your address
• View transaction history • View electronic stockholder communications
Step 2: Log In (Returning users) • View payment history • Sell shares
Enter your User ID and Password and click the Login button. • View stock quotes • Check replacements
If you are not an Internet user, and wish to contact Lattice Semiconductor Corporation, you may: Call: 1-800-522-6645 or Write: Lattice Semiconductor Corp., c/o Computershare, P.O. Box 43006, Providence, RI 02940
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — LATTICE SEMICONDUCTOR CORPORATION
Special Meeting of Stockholders — [•], 2017
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Byron W. Milstead and Darin G. Billerbeck, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Lattice Semiconductor Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Stockholders of the company to be held [•], 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Notice and Proxy Statement are available at www.envisionreports.com/LSCC.
(Continued and to be marked, dated and signed, on the other side)